     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1994.


                                                       REGISTRATION NO. 33-54413

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   AMENDMENT


                                     NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ARROW ELECTRONICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           NEW YORK                         5065                        11-1806155
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
      OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
          ORGANIZATION)

             25 HUB DRIVE, MELVILLE, NEW YORK 11747, (516) 391-1300
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT E. KLATELL
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            ARROW ELECTRONICS, INC.
             25 HUB DRIVE, MELVILLE, NEW YORK 11747, (516) 391-1300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

           HOWARD S. KELBERG, ESQ.                         BRYAN E. DAVIS, ESQ.
     WINTHROP, STIMSON, PUTNAM & ROBERTS                      ALSTON & BIRD
            ONE BATTERY PARK PLAZA                         ONE ATLANTIC CENTER
        NEW YORK, NEW YORK 10004-1490                   1201 WEST PEACHTREE STREET
                (212) 858-1000                         ATLANTA, GEORGIA 30309-3424
                                                              (404) 881-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of AFG Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Arrow Electronics, Inc. ("Arrow"), with and into Gates/FA Distributing, Inc., a Delaware corporation (the "Company"), pursuant to the Merger Agreement described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            ARROW ELECTRONICS, INC.

     Cross Reference Sheet Pursuant to Rule 404(a) of the Securities Act of 1933 and Item 501(b) of Regulation S-K, showing the Location or Heading in the Proxy Statement/Prospectus of the Information Required by Part I of Form S-4.

                                                             LOCATION OR HEADING IN PROXY
                S-4 ITEM NUMBER AND CAPTION                      STATEMENT/PROSPECTUS
      -----------------------------------------------  -----------------------------------------
A.    INFORMATION ABOUT THE TRANSACTION
        1.  Forepart of Registration Statement
            and Outside Front Cover Page of
            Prospectus...............................  Facing page of Registration Statement;
                                                       Cross Reference Sheet; Cover Page of
                                                       Prospectus
        2.  Inside Front and Outside Back Cover Pages
            of Prospectus............................  Available Information; Incorporation of
                                                       Certain Documents by Reference; Table of
                                                       Contents
        3.  Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information............  Summary; Comparative Per Share Data;
                                                       Comparative Market Price Data
        4.  Terms of the Transaction.................  Summary; The Merger; The Merger
                                                       Agreement; The Stock Option Agreement;
                                                       Comparison of Rights of Holders of
                                                       Company Common Stock and Arrow Common
                                                       Stock; Exhibit A; Exhibit C
        5.  Pro Forma Financial Information..........  Pro Forma Financial Information
        6.  Material Contacts with the Company Being
            Acquired.................................  Summary; The Merger
        7.  Additional Information Required for
            Reoffering by Persons and Parties Deemed
            to be Underwriters.......................  Not Applicable
        8.  Interests of Named Experts and Counsel...  Not Applicable
        9.  Disclosure of Commission Position on
            Indemnification for Securities
            Act Liabilities..........................  Comparison of Rights of Holders of
                                                       Company Common Stock and Arrow Common
                                                       Stock
B.    INFORMATION ABOUT THE REGISTRANT
       10.  Information With Respect to S-3
            Registrants..............................  Available Information; Incorporation of
                                                       Certain Documents by Reference
       11.  Incorporation of Certain Information by
            Reference................................  Incorporation of Certain Documents by
                                                       Reference
       12.  Information With Respect to S-2 or S-3
            Registrants..............................  Not Applicable
       13.  Incorporation of Certain Information by
            Reference................................  Not Applicable
       14.  Information With Respect to Registrants
            Other Than S-3 or S-2 Registrants........  Not Applicable

                                                             LOCATION OR HEADING IN PROXY
                S-4 ITEM NUMBER AND CAPTION                      STATEMENT/PROSPECTUS
      -----------------------------------------------  -----------------------------------------
C.    INFORMATION ABOUT THE COMPANY BEING ACQUIRED
       15.  Information With Respect to S-3
            Companies................................  Available Information; Incorporation of
                                                       Certain Documents by Reference; Recent
                                                       Developments
       16.  Information With Respect to S-2 or S-3
            Companies................................  Not Applicable
       17.  Information With Respect to Companies
            Other Than S-2 or S-3 Companies..........  Not Applicable
D.    VOTING AND MANAGEMENT INFORMATION
       18.  Information if Proxies, Consents or
            Authorizations are to be Solicited.......  Incorporation of Certain Documents by
                                                       Reference; Summary; Special Meeting; The
                                                       Merger; The Merger Agreement;
                                                       The Stock Option Agreement
       19.  Information if Proxies, Consents or
            Authorizations are not to be Solicited,
            or in an Exchange Offer..................  Not Applicable

                             [GATES/FA LETTERHEAD]


                                                                   July 20, 1994


Dear Stockholder:


     You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Gates/FA Distributing, Inc. (the "Company") to be held at the Greenville -- Spartanburg Airport Marriott, 1 Parkway East, Greenville, South Carolina 29615, at 10:00 a.m., local time, on August 29, 1994.



     At this important meeting, you will be asked to consider and vote upon the approval and adoption of a merger agreement (the "Merger Agreement") which provides for the merger of the Company with AFG Acquisition Company ("Sub"), a wholly owned subsidiary of Arrow Electronics, Inc. ("Arrow"), with the result that the Company will become a wholly owned subsidiary of Arrow. If the proposed merger (the "Merger") is consummated, each outstanding share of the Company's common stock (other than shares, if any, owned by the Company as treasury stock and shares owned by Arrow, Sub or any wholly owned subsidiary of Arrow, which will be canceled) will be converted into the right to receive shares of Arrow common stock, including the corresponding number of Arrow Rights (as defined below), having a value equal to $22.50. The value of each share of Arrow common stock will equal the average closing price on the New York Stock Exchange, Inc. of one share of Arrow common stock over the twenty-day trading period ending two trading days before the closing date of the Merger. The "Arrow Rights" are rights to purchase shares of Participating Preferred Stock of Arrow pursuant to a Rights Agreement dated as of March 2, 1988, as amended, between Arrow and Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights Agent.


     The affirmative vote of the holders of a majority of the shares of the Company's common stock entitled to vote at the Special Meeting is required for the approval of the Merger Agreement.

     Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, and (iii) Proxy for the Special Meeting. The Proxy Statement/Prospectus describes in more detail the Merger Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of the Company's stockholders. It also describes other information pertaining to Arrow and the Company. Please give this information your careful attention.

     The Board of Directors has unanimously approved and adopted the Merger Agreement and consummation of the transactions contemplated therein, and unanimously recommends that you vote FOR approval of the Merger Agreement and consummation of the transactions contemplated therein.

     In view of the importance of the action to be taken, we urge you to complete, sign and date the enclosed Proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting (if you attend the Special Meeting, you may vote in person, even if you previously returned your Proxy).

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,
                                          /s/ Philip D. Ellett
                                          Philip D. Ellett
                                          President and Chief Executive Officer

                             [GATES/FA LETTERHEAD]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 29, 1994


Dear Stockholder:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Gates/FA Distributing, Inc. (the "Company") will be held at the Greenville -- Spartanburg Airport Marriott, 1 Parkway East, Greenville, South Carolina 29615, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof, for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger (the "Merger") into the Company of AFG Acquisition Company, a newly formed Delaware corporation that is wholly owned by Arrow Electronics, Inc., a New York corporation, on the terms and subject to the conditions set forth in the Merger Agreement, which is attached to and described in the enclosed Proxy Statement/Prospectus;


          2. To adjourn the Special Meeting if necessary to solicit additional proxies voting in favor of the Merger or if the conditions to the Merger have not been satisfied or waived; and

          3. To transact such other business incidental to the conduct of the Special Meeting as may properly come before the meeting.


     The Board of Directors has fixed the close of business on July 18, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournment thereof.


                                          BY ORDER OF THE BOARD OF DIRECTORS,
                                          /s/ Cynthia L. Armstrong
                                          CYNTHIA L. ARMSTRONG,
                                          Secretary


July 20, 1994


YOU ARE CORDIALLY INVITED TO ATTEND THIS MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO ITS EXERCISE.

     YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS.

                          GATES/FA DISTRIBUTING, INC.
                                      AND
                            ARROW ELECTRONICS, INC.

  ----------------------------------------------------------------------------

                  GATES/FA DISTRIBUTING, INC. PROXY STATEMENT

                       ARROW ELECTRONICS, INC. PROSPECTUS
  ----------------------------------------------------------------------------


     This Proxy Statement/Prospectus is being furnished to holders of common stock, par value $.01 per share ("Company Common Stock"), of Gates/FA Distributing, Inc., a Delaware corporation whose principal offices are 39 Pelham Ridge Drive, Greenville, South Carolina 29615 (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Special Meeting of Company stockholders (the "Special Meeting") to be held on August 29, 1994 at the Greenville -- Spartanburg Airport Marriott, 1 Parkway East, Greenville, South Carolina 29615, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.


     This Proxy Statement/Prospectus constitutes a prospectus of Arrow Electronics, Inc., a New York corporation ("Arrow"), with respect to the shares of common stock, $1.00 par value per share ("Arrow Common Stock"), to be issued pursuant to the Merger (as defined herein) in exchange for outstanding shares of Company Common Stock.

                            ------------------------

THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT
   BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
      OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

                            ------------------------


     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of the Company on or about July 21, 1994.


                            ------------------------


         The date of this Proxy Statement/Prospectus is July 20, 1994.

                                  INTRODUCTION

SPECIAL MEETING OF COMPANY STOCKHOLDERS


     At the Special Meeting, stockholders of record of the Company as of the close of business on July 18, 1994 will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 24, 1994 by and among Arrow, AFG Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Arrow ("Sub"), and the Company, pursuant to which, among other things, Sub will be merged with and into the Company (the "Merger"), which will be the surviving corporation (the "Surviving Corporation"), and the Company will become a wholly owned subsidiary of Arrow.


CONVERSION OF COMPANY COMMON STOCK
INTO ARROW COMMON STOCK

     Upon consummation of the Merger, each issued and outstanding share of Company Common Stock (other than shares, if any, owned by the Company as treasury stock and shares owned by Arrow, Sub or any wholly owned subsidiary of Arrow, which will be canceled), will be converted into the right to receive shares of Arrow Common Stock, including the corresponding number of Arrow Rights (as defined below), having a value equal to $22.50. The value of each share of Arrow Common Stock will equal the average closing price on the New York Stock Exchange, Inc. (the "NYSE") of one share of Arrow Common Stock over the twenty-day trading period ending two trading days before the closing date of the Merger (the "Arrow Stock Price").

     Upon consummation of the Merger, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Arrow Common Stock to be issued in consideration therefor upon the surrender of such certificate, without interest. Fractional shares of Arrow Common Stock will not be issuable in connection with the Merger. Company stockholders otherwise entitled to a fractional share will be paid the value of such fraction in cash, determined as described under "THE MERGER AGREEMENT -- No Fractional Shares."

     In this Proxy Statement/Prospectus, unless the context otherwise requires, all references to Arrow Common Stock include the associated rights (the "Arrow Rights") to purchase shares of Participating Preferred Stock of Arrow (the "Arrow Participating Preferred Stock") pursuant to a Rights Agreement dated as of March 2, 1988, as amended, between Arrow and Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights Agent (the "Rights Agreement").

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF ARROW OR THE COMPANY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. HOWEVER, IF ANY MATERIAL CHANGE OCCURS DURING THE PERIOD THAT THIS PROXY STATEMENT/PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS PROXY STATEMENT/PROSPECTUS WILL BE AMENDED AND SUPPLEMENTED ACCORDINGLY. IN THIS PROXY STATEMENT/PROSPECTUS, ALL INFORMATION CONCERNING THE COMPANY HAS BEEN SUPPLIED BY THE COMPANY, AND ALL INFORMATION CONCERNING ARROW HAS BEEN SUPPLIED BY ARROW.

                             AVAILABLE INFORMATION

     Each of Arrow and the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Copies of such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of the Regional Offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, Judiciary Square, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by Arrow can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which Arrow Common Stock and the Arrow Rights are listed. Material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

     Arrow has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the securities to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC, and to which portions reference is hereby made for further information with respect to Arrow and the Company and the securities offered hereby. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM, IN THE CASE OF THE COMPANY, OFFICE OF THE SECRETARY, GATES/FA DISTRIBUTING, INC., 39 PELHAM RIDGE DRIVE, GREENVILLE, SOUTH CAROLINA 29615, TELEPHONE NUMBER (803) 234-0736, AND IN THE CASE OF ARROW, OFFICE OF THE SECRETARY, ARROW ELECTRONICS, INC., 25 HUB DRIVE, MELVILLE, NEW YORK 11747, TELEPHONE NUMBER (516) 391-1300. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 22, 1994.


     Arrow and the Company hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this Proxy Statement/Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all the documents referred to below which have been or may be incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference. Requests for such documents should be directed to the offices indicated above.

     The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference herein:

          (1) Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 (the "Company's 1993 10-K");

          (2) Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993 (as amended by Form 10-Q/A dated January 12, 1994), December 31, 1993 and March 31, 1994 (the "Company's 1994 Third Quarter 10-Q");


          (3) Company's Current Report on Form 8-K dated May 12, 1994;

          (4) Arrow's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 ("Arrow's 1993 10-K"); and

          (5) Arrow's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 ("Arrow's 1994 First Quarter 10-Q").

     The information with regard to Arrow's capital stock contained in Arrow's Registration Statement pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such information, is hereby incorporated by reference herein.

     The information relating to Arrow and the Company contained in this Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference.

     All documents filed by the Company and Arrow pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................    2
AVAILABLE INFORMATION.................................................................    3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    3
SUMMARY...............................................................................    7
CERTAIN SIGNIFICANT CONSIDERATIONS....................................................   12
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA.......................................   13
PRO FORMA FINANCIAL INFORMATION.......................................................   15
COMPARATIVE PER SHARE DATA............................................................   22
COMPARATIVE MARKET PRICE DATA.........................................................   23
SPECIAL MEETING.......................................................................   23
  General.............................................................................   23
  Purpose of Meeting..................................................................   24
  Date, Place and Time; Record Date...................................................   24
  Voting Rights.......................................................................   24
  Proxies.............................................................................   24
THE MERGER............................................................................   25
  Background; Recommendations of the Company Board of Directors and Reasons for
     the Merger.......................................................................   25
  Opinion of Financial Advisor........................................................   28
  Interests of Certain Persons in the Merger..........................................   31
  Certain Federal Income Tax Consequences of the Merger...............................   31
  Accounting Treatment................................................................   32
  Regulatory Filings and Approvals....................................................   32
  Restrictions on Sales by Affiliates.................................................   32
  Listing on Stock Exchange...........................................................   33
  No Dissenters' Rights...............................................................   33
THE MERGER AGREEMENT..................................................................   33
  The Merger..........................................................................   33
  Closing; Effective Time.............................................................   34
  Exchange of Stock Certificates......................................................   34
  No Fractional Shares................................................................   35
  Representations and Warranties......................................................   35
  Covenants...........................................................................   37
  No Solicitation of Transactions.....................................................   37
  Indemnification.....................................................................   38
  Company Stock Options...............................................................   38
  Conditions..........................................................................   38
  Amendments, Termination and Waivers.................................................   39
  Expenses............................................................................   40
THE STOCK OPTION AGREEMENT............................................................   41
  General.............................................................................   41
  Certain Repurchases.................................................................   41
  Registration Rights.................................................................   42
COMPARISON OF RIGHTS OF HOLDERS OF COMPANY COMMON STOCK AND
  ARROW COMMON STOCK..................................................................   43
  General.............................................................................   43

                                                                                        PAGE
                                                                                        ----
  Business Combinations...............................................................   43
  Appraisal Rights....................................................................   43
  State Takeover Legislation..........................................................   44
  Stockholder Rights Plans............................................................   45
  Amendments to Certificate of Incorporation..........................................   45
  Amendments to By-laws...............................................................   45
  Preemptive Rights...................................................................   46
  Dividend Sources....................................................................   46
  Duration of Proxies.................................................................   46
  Stockholder Action..................................................................   46
  Special Stockholder Meetings........................................................   47
  Cumulative Voting...................................................................   47
  Removal of Directors................................................................   47
  Vacancies on the Board..............................................................   48
  Indemnification of Directors........................................................   48
  Limitation of Personal Liability of Directors.......................................   50
RECENT DEVELOPMENTS...................................................................   50
LEGAL OPINION.........................................................................   51
EXPERTS...............................................................................   51
SOLICITATION OF PROXIES...............................................................   51
PROPOSALS BY COMPANY STOCKHOLDERS.....................................................   52
EXHIBIT A -- AGREEMENT AND PLAN OF MERGER.............................................  A-1
EXHIBIT B -- OPINION OF THE ROBINSON-HUMPHREY COMPANY, INC............................  B-1
EXHIBIT C -- STOCK OPTION AGREEMENT...................................................  C-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement/Prospectus and the Exhibits hereto or incorporated by reference herein. Capitalized terms used and not otherwise defined in this summary have the meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Stockholders are urged to read this Proxy Statement/Prospectus and the Exhibits hereto in their entirety.

THE PARTIES

     The Company. The Company is a leading national wholesale distributor of microcomputers, networking products, mass storage products, Unix products and computer peripheral equipment. The Company emphasizes sales to value added resellers ("VARs"), provides toll-free technical support and customer service and offers customized system integration services to its customers. The Company distributes over 8,500 products from more than 135 microcomputer hardware and software manufacturers.

     The principal executive office of the Company is located at 39 Pelham Ridge Drive, Greenville, South Carolina 29615, and the telephone number is (803) 234-0736.

     Arrow. Arrow is the world's largest distributor of electronic components and computer products to industrial and commercial customers.

     The principal executive office of Arrow is located at 25 Hub Drive, Melville, New York 11747, and the telephone number is (516) 391-1300.

SPECIAL MEETING

     Purpose. At the Special Meeting and any adjournment or postponement thereof, the stockholders of the Company will be asked to consider and vote upon
(i) a proposal to approve and adopt the Merger Agreement providing for, among other things, the Merger and (ii) such other business incidental to the conduct of the Special Meeting as may properly be brought before the Special Meeting.


     Time, Date and Place. The Special Meeting is scheduled to be held at 10:00 a.m., local time, on August 29, 1994 at the Greenville -- Spartanburg Airport Marriott, 1 Parkway East, Greenville, South Carolina 29615, and at any adjournment or postponement thereof.



     Record Date; Shares Entitled to Vote. The Board of Directors of the Company (the "Company Board") has fixed the close of business on July 18, 1994 as the record date (the "Record Date") for the determination of holders of Company Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 6,316,151 shares of Company Common Stock outstanding and entitled to vote.



     Required Vote. Under Delaware law and the Company's Amended and Restated Certificate of Incorporation, as amended, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (with each share entitled to one vote) is required to approve and adopt the Merger Agreement and the terms of the Merger. Each of Cheyenne Software, Inc. ("Cheyenne") and Dennis Gates ("Gates"), which collectively are the beneficial owners of approximately 29% of the outstanding shares of the Company Common Stock, has granted to Arrow an irrevocable proxy with respect to the vote to approve and adopt the Merger Agreement. Arrow intends to vote such proxies in favor of approval and adoption of the Merger Agreement. See "SPECIAL MEETING -- Voting Rights."

THE MERGER


     General. At the Effective Time (as defined below) of the Merger, Sub will be merged with and into the Company, which will be the Surviving Corporation, and the Company will become a wholly owned subsidiary of Arrow.


     Effective Time. After all the conditions set forth in the Merger Agreement have been fulfilled or waived, the Merger will become effective at such time (the "Effective Time") as a copy of the Certificate of Merger is delivered to the Delaware Secretary of State for filing and is filed by the Delaware Secretary of State, or at such later time as is provided in the Certificate of Merger. Delivery of the Certificate of Merger to the Delaware Secretary of State for filing thereby will be made as soon as practicable after the closing. See "THE MERGER AGREEMENT -- Closing; Effective Time."

     Conversion of Shares. At the Effective Time, each then outstanding share of Company Common Stock (other than shares owned by the Company as treasury stock and shares held by Arrow, Sub or any wholly owned subsidiary of Arrow, which will be canceled) will be converted into the right to receive the number of shares of Arrow Common Stock equal to a fraction, the numerator of which is $22.50 and the denominator of which is the average closing price on the NYSE of one share of Arrow Common Stock over the twenty-day trading period ending two trading days before the closing date (the "Conversion Ratio"). See "THE MERGER AGREEMENT -- The Merger."

     No fractional shares of Arrow Common Stock will be issued pursuant to the Merger, and holders of Company Common Stock will receive a cash payment in lieu of fractional shares of Arrow Common Stock. See "THE MERGER AGREEMENT -- No Fractional Shares."

     The shares of Arrow Common Stock to be issued pursuant to the Merger will have been registered under the Securities Act and, as such, will be freely transferable except for shares issued to any person who may be deemed to be an affiliate of the Company. See "THE MERGER -- Restrictions on Sales by Affiliates."

     Operations After the Merger. At the Effective Time of the Merger, Sub will be merged with and into the Company, and the Company will thereafter continue its business operations as a wholly owned subsidiary of Arrow.

     Recommendations of the Company Board of Directors; Reasons for the Merger. The Company Board unanimously approved the Merger Agreement and the terms of the Merger and determined to recommend that Company stockholders vote FOR approval and adoption of the Merger Agreement and the terms of the Merger. See "THE MERGER -- Background; Recommendations of the Company Board of Directors and Reasons for the Merger" for additional information with respect to the Company Board's recommendation and the reasons therefor.


     Security Ownership of Management and Certain Other Persons. As of June 24, 1994, the Company's directors (excluding Gates), executive officers and their affiliates as a group held shares representing less than 1% of the votes entitled to be cast by the Company Common Stock. Each of the directors and executive officers of the Company has advised the Company that he intends to vote or direct the vote of all the outstanding shares of Company Common Stock over which he has voting control in favor of approval and adoption of the Merger Agreement. Additionally, each of Cheyenne and Gates, which collectively are the beneficial owners of approximately 29% of the outstanding shares of the Company Common Stock, has granted to Arrow an irrevocable proxy with respect to the vote to approve and adopt the Merger Agreement. Arrow intends to vote such proxies in favor of approval and adoption of the Merger Agreement. See "SPECIAL MEETING -- Voting Rights."



     Opinion of Financial Advisor. The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") has delivered to the Company Board a written opinion dated July 20, 1994 to the effect that, as of the date of such opinion, the consideration in the Merger was fair, from a financial point of view, to the holders of Company Common Stock. The written opinion of Robinson-Humphrey dated July 20, 1994 is attached to this Proxy
Statement/Prospectus as Exhibit B and should be read in its entirety.


     For additional information concerning the matters considered and assumptions made by Robinson-Humphrey in reaching its opinion and the fee received by it, see "THE MERGER -- Opinion of Financial Advisor" and Exhibit B hereto.

     Conditions to the Merger. In addition to the approval and adoption of the Merger Agreement and the terms of the Merger by the stockholders of the Company, the obligations of the parties to effect the Merger are subject to the fulfillment or waiver, at or prior to the Effective Time, of certain conditions specified in the Merger Agreement, including, among others, (i) the receipt of approval for listing on the NYSE, upon official notice of issuance, of the Arrow Common Stock to be issued pursuant to the Merger; (ii) the absence of any injunction prohibiting consummation of the Merger; (iii) the absence of any governmental investigation, action or proceeding seeking to restrain, prevent or change the Merger or questioning the legality thereof or seeking damages in connection therewith; (iv) the receipt by the respective parties and confirmation at the Effective Time of accountants' letters with respect to the qualification of the Merger as a pooling-of-interests; (v) the receipt by the respective parties of certain certificates from each beneficial owner of 5% or more of the outstanding shares of Company Common Stock; (vi) the receipt by the respective parties of certain satisfactory opinions of tax counsel; and (vii) the receipt of the consents required to permit Arrow and the Company to consummate the transaction. See "THE MERGER AGREEMENT -- Conditions."

     The obligation of Arrow to effect the Merger is subject to additional conditions, including (i) the absence of any action or proceeding (other than those referred to in (iii) of the preceding paragraph) seeking to restrain the Merger or questioning the legality thereof or seeking damages in connection therewith; (ii) the receipt of certain letters from persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act (the "Affiliate Agreements"); and (iii) the absence of any events, changes or occurrences since June 24, 1994 which have, or are reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or business prospects of the Company taken as a whole ("Material Adverse Effect"). Notwithstanding the foregoing, as used herein, Material Adverse Effect shall not include a material adverse effect
(i) which results from the proposed acquisition of the Company by Arrow and the impact thereof on the operating performance of the Company pursuant to the terms of the Merger Agreement; or (ii) is disclosed either in certain documents filed by the Company with the SEC or in the disclosure memorandum furnished by the Company to Arrow pursuant to the Merger Agreement.

     The consummation of the Merger is also conditioned upon the receipt of all required governmental authorizations, consents, orders and approvals, including expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company and Arrow have filed the requisite notices under the HSR Act. Neither Arrow nor the Company is aware of any additional regulatory approvals required to consummate the Merger.

     Rights to Terminate, Amend or Waive Conditions. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of Arrow and the Company and by either Arrow or the Company if, without fault of the terminating party, the Merger has not been consummated on or before November 15, 1994 (or such later date as the parties may agree to in writing), or in certain other situations, including (i) the failure to obtain the requisite stockholder vote; (ii) the withdrawal or modification of the Company Board's approval of the Merger Agreement and the terms of the Merger after the occurrence of certain events and the Company Board's determination that to proceed with the Merger would violate the Company Board's fiduciary duties;

or (iii) the issuance of a final and nonappealable order, judgment or decree preventing the consummation of the Merger.

     The Merger Agreement may be terminated by Arrow prior to the Effective Time if (i) the Company breaches any of its representations, warranties or obligations under the Merger Agreement and such breach is not cured or waived and the Company fails to provide reasonable assurance that such breach will be cured by the Closing Date; or (ii) the Arrow Stock Price is less than $30 or greater than $42. The Merger Agreement may be terminated by the Company prior to the Effective Time if (i) Arrow or Sub breaches any of their respective representations, warranties or obligations under the Merger Agreement and such breach is not cured or waived and Arrow fails to provide reasonable assurance that such breach will be cured by the Closing Date; (ii) the Arrow Stock Price is less than $25 or greater than $42; or (iii) any person or group of persons (excluding certain specified persons or groups of persons) acquires 30% of the outstanding shares of Arrow Common Stock or Arrow's Board of Directors accepts an offer to acquire 50% or more of the outstanding shares of Arrow Common Stock or of Arrow's consolidated assets.

     In certain events, if Arrow or the Company terminates the Merger Agreement, the Company must pay Arrow liquidated damages of $4,000,000, plus out-of-pocket fees and expenses incurred by Arrow in connection with the Merger Agreement and the transactions contemplated thereby (including without limitation, the fees and expenses of its advisors, accountants and legal counsel) up to a maximum amount of $1,000,000. See "THE MERGER AGREEMENT -- Amendments, Termination and Waivers."

     The Merger Agreement may be amended at any time before or after its approval by the stockholders of the Company by written agreement executed by Arrow, Sub and the Company, except that after approval of the Merger Agreement by the stockholders of the Company, no such amendment, modification or supplement may be made which by law requires the further approval of the Company's stockholders without such further approval. See "THE MERGER
AGREEMENT -- Conditions," and "-- Amendments, Termination and Waivers." Any amendment to the Merger Agreement must be authorized by the Boards of Directors of the respective parties. Such directors will exercise their fiduciary duties in determining whether any such amendment is in the best interests of the stockholders and, in the case of the Company, exercise their business judgment in determining whether stockholder approval of such amendment is required or desirable in light of the nature of the amendment.

     The conditions to each of the parties' obligations to consummate the Merger, other than the obtaining of stockholder approval, may be waived by such party. Neither Arrow, Sub nor the Company presently intends to waive any condition to its obligations to consummate the Merger. However, each of the parties reserves the right to waive any condition in the future. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by such party's Board of Directors, exercising its fiduciary duties to such party and its stockholders. The Merger Agreement does not require that any waiver be approved by the stockholders, even if such waiver may be deemed by some stockholders to be adverse to their interests. In the event the Merger is approved by Company stockholders, the Company stockholders may not independently determine not to exchange their shares upon the occurrence of an event some stockholders may deem adverse to their interests, including, without limitation, in the event of a material decline in Arrow's earnings or stock price. However, Arrow has the right to determine not to effect the Merger if there occurs after June 24, 1994 any events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     For additional information concerning the rights to terminate, amend or waive conditions, see "THE MERGER -- Amendments, Termination and Waivers."

     No Dissenters' Rights. Holders of Company Common Stock are not entitled to dissenters' rights under the Delaware General Corporation Law in connection with the Merger. See "THE MERGER -- No Dissenters' Rights."

     Certain Federal Income Tax Consequences. The Merger is intended to qualify, for Federal income tax purposes, as a tax-free "reorganization" under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and, accordingly, no taxable gain or loss will be recognized by the stockholders of the Company in the Merger, except that cash received by holders of Company Common Stock in lieu of fractional shares may give rise to taxable income. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger." Each Company stockholder is urged to consult such holder's own tax adviser to determine the specific tax consequences of the Merger to such holder.

     Accounting Treatment. Arrow and the Company believe that the Merger will qualify as a "pooling-of-interests" for accounting purposes. It is a condition precedent to consummation of the Merger that Ernst & Young, independent auditors for Arrow, and KPMG Peat Marwick, independent auditors for the Company, issue opinions to each of Arrow and the Company, respectively, that the Merger qualifies as a "pooling-of-interests" for accounting purposes. See "THE
MERGER -- Accounting Treatment."

     Exchange of Stock Certificates. As of the Effective Time, the certificates, which prior to the Merger represented shares of Company Common Stock, will be deemed, for all corporate purposes, to evidence the number of shares of Arrow Common Stock into which they have been converted pursuant to the Merger Agreement. Holders of certificates, which prior to the Effective Time represented shares of Company Common Stock, will not be entitled to receive any payment of dividends on, or other distributions with respect to, their shares unless such certificates have been exchanged for certificates representing shares of Arrow Common Stock. As soon as practicable after the Merger is effective, the Exchange Agent will send transmittal instructions to each Company stockholder of record at the Effective Time, advising the stockholder of the procedure for exchanging certificates for Arrow certificates. Cash will be paid to Company stockholders in lieu of fractional shares. See "THE MERGER
AGREEMENT -- No Fractional Shares." Certificates should not be surrendered until the letter of transmittal and such instructions are received. See "THE MERGER AGREEMENT -- Exchange of Stock Certificates."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Company Stock Options. At the Effective Time, each unexpired and unexercised option to purchase shares of Company Common Stock (each a "Company Stock Option") will be assumed by Arrow and thereafter will be deemed to constitute an option (each an "Arrow Option") to acquire such number of shares of Arrow Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option immediately prior to the Effective Time.

     Indemnification. From and after the Effective Time, Arrow and the Surviving Corporation shall indemnify the present and former officers and directors of the Company against certain liabilities including, without limitation, liabilities arising out of or pertaining to the transactions contemplated by the Merger Agreement.

     Severance Agreement with Chief Financial Officer. The Company expects to enter into an agreement with William T. Mauldin, the Company's Chief Financial Officer, pursuant to which Mr. Mauldin would receive a termination payment from the Company if the Company terminates his employment in certain circumstances following the Effective Time.

     Affiliate Registration Rights. The shares of Arrow Common Stock received in connection with the Merger by Cheyenne and Gates, affiliates of the Company, will be subject to resale restrictions imposed by Rule 145 under the Securities Act. To eliminate certain of these restrictions, pursuant to the Merger Agreement Arrow has prepared and filed with the SEC a registration statement on Form S-3 with respect to the sale of such shares of Arrow Common Stock to be received by Cheyenne and Gates.


     For a detailed description of these arrangements, see "THE
MERGER -- Interests of Certain Persons in the Merger."

CERTAIN OTHER TRANSACTIONS

     Stock Option Agreement. Arrow and the Company have entered into a Stock Option Agreement dated as of June 24, 1994 (the "Stock Option Agreement"), pursuant to which Arrow has the right, under certain circumstances, to acquire up to 1,257,063 shares of authorized and unissued Company Common Stock (or approximately 19.9% of the outstanding Company Common Stock prior to such issuance) at a price per share of $22.50. See "THE STOCK OPTION AGREEMENT."

     Proxies. Each of Cheyenne and Gates has granted to Arrow an irrevocable proxy to vote the shares of Company Common Stock held by them in connection with adoption of the Merger Agreement. Arrow intends to vote such proxies in favor of adoption of the Merger Agreement. See "SPECIAL MEETING -- Voting Rights."

     Comparison of Stockholder Rights. See "COMPARISON OF RIGHTS OF HOLDERS OF COMPANY COMMON STOCK AND ARROW COMMON STOCK" for a summary of the material differences between the rights of holders of Arrow Common Stock and Company Common Stock.

                       CERTAIN SIGNIFICANT CONSIDERATIONS


     In connection with a determination to approve and adopt the Merger Agreement and the terms of the Merger, stockholders of the Company should consider that the relative stock prices of Arrow Common Stock and Company Common Stock may vary from the prices as of the date on which the stockholders vote on the Merger or the date hereof due to changes in the business, operations or prospects of Arrow or the Company, market assessments of the likelihood that the Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed or proposed by regulatory agencies on the combined companies following consummation of the Merger, general market and economic conditions or other factors.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The tables below present selected consolidated historical data of Arrow and the Company.

ARROW SUMMARY FINANCIAL INFORMATION

     The summary financial information of Arrow set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information contained in Arrow's 1993 10-K and with the unaudited financial statements contained in Arrow's 1994 First Quarter 10-Q, which are incorporated by reference in this Proxy Statement/Prospectus.

                                                                                                   THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                           MARCH 31,
                                     ----------------------------------------------------------   ---------------------
                                       1989       1990      1991(B)        1992       1993(A)       1993        1994
                                     --------   --------   ----------   ----------   ----------   --------   ----------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Sales..............................  $925,207   $970,944   $1,043,654   $1,621,535   $2,535,584   $551,391   $  820,783
Operating income...................    27,557     32,682       34,399(c)   103,781      181,542     42,592       58,415
Equity in earnings of affiliated
  companies........................     5,466      6,395        5,657        6,550        1,673        300           --
Interest expense...................    29,809     28,972       29,145       30,061       24,987      6,928        9,021
Earnings before extraordinary
  charges..........................     3,214     10,105        8,685       50,244       81,559     17,982       25,261
Extraordinary charges, net of
  income taxes.....................        --         --           --        5,424           --         --           --
                                     --------   --------   ----------   ----------   ----------   --------   ----------
Net income.........................  $  3,214   $ 10,105   $    8,685   $   44,820   $   81,559   $ 17,982   $   25,261
                                     =========  =========  ==========   ==========   ==========   =========  ==========
Per common share
  Earnings (loss) before
    extraordinary charges(d).......  $   (.19)  $    .44   $      .28   $     1.81   $     2.62   $    .59   $      .79
  Extraordinary charges............        --         --           --         (.21)          --         --           --
                                     --------   --------   ----------   ----------   ----------   --------   ----------
Net income (loss)(d)...............  $   (.19)  $    .44   $      .28   $     1.60   $     2.62   $    .59   $      .79
                                     =========  =========  ==========   ==========   ==========   =========  ==========

                                                          AT DECEMBER 31,                             AT MARCH 31,
                                     ----------------------------------------------------------   ---------------------
                                       1989       1990        1991         1992         1993        1993        1994
                                     --------   --------   ----------   ----------   ----------   --------   ----------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Accounts receivable and
  inventories......................  $333,578   $322,916   $  506,496   $  539,476   $  798,037   $640,381   $  948,887
Total assets.......................   483,528    478,045      745,379      780,893    1,191,304    957,550    1,369,090
Long-term debt, including current
  portion..........................   109,017    104,937      218,787      101,146      159,024    150,881      178,785
Subordinated debentures, including
  current portion..................   108,326    107,300      105,965      125,000      125,000    125,000      125,000
Total long-term debt and
  subordinated debentures..........   217,343    212,237      324,752      226,146      284,024    275,881      303,785
Shareholders' equity...............   149,977    151,172      225,836      351,220      457,015    375,544      484,799

- ---------------
(a) Includes results of Spoerle Electronic, which was accounted for under the equity method prior to January 1993 when Arrow increased its holdings to a majority interest.

(b) Reflects the acquisition in September 1991 of the North American electronics distribution businesses of Lex Service PLC.

(c) Includes special charges of $9.8 million reflecting expenses associated with the integration of the business acquired from Lex Service PLC.

(d) After preferred stock dividends of $5.4 million in 1989, $4.9 million in 1990, $4.6 million in 1991, $3.9 million in 1992, and $.9 million in 1993.

COMPANY SUMMARY FINANCIAL INFORMATION

     The summary financial information of the Company set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information contained in the Company's 1993 10-K and with the unaudited financial statements contained in the Company's 1994 Third Quarter 10-Q, which are incorporated by reference in this Proxy Statement/Prospectus.


                                                                                                    NINE MONTHS ENDED
                                                         FISCAL YEARS ENDED JUNE 30,                    MARCH 31,
                                             ---------------------------------------------------   -------------------
                                             1989(A)     1990       1991       1992       1993       1993       1994
                                             -------   --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Sales......................................  $98,625   $166,490   $170,392   $231,556   $307,348   $220,278   $306,361
Operating income...........................    1,457      2,927      4,116      6,921     11,386      7,660     11,684
Interest expense...........................    1,450      2,840      2,425      2,136      1,785      1,227      2,145
Other income (expense).....................       (6)        23          1        (35)        67         --         --
                                             -------   --------   --------   --------   --------   --------   --------
Income before income taxes, extraordinary
  credit, and cumulative effect of change
  in accounting principle..................        1        110      1,692      4,750      9,668      6,433      9,539
Income (loss) before extraordinary credit
  and cumulative effect of change in
  accounting principles....................      (82)      (194)       933      2,770      5,770      3,829      5,685
Extraordinary credit(b)....................       83        132        101         --         --         --         --
Cumulative effect of change in accounting
  principle(d).............................       --         --         --         --        400        400         --
                                             -------   --------   --------   --------   --------   --------   --------
Net income (loss)..........................  $     1   $    (62)  $  1,034   $  2,770   $  6,170   $  4,229   $  5,685
                                             ========  =========  =========  =========  =========  =========  =========
Per common share:
Income (loss) per share before
  extraordinary credit and cumulative
  effect of change in accounting
  principle................................  $  (.02)  $   (.04)  $    .20   $    .57   $    .92   $    .62   $    .88
Extraordinary credit(b)....................      .02        .03        .02         --         --         --         --
Cumulative effect of change in accounting
  principle(d).............................       --         --         --         --        .07        .07         --
                                             -------   --------   --------   --------   --------   --------   --------
Net income (loss) per share(c).............  $    --   $   (.01)  $    .22   $    .57   $    .99   $    .69   $    .88
                                             ========  =========  =========  =========  =========  =========  =========


                                                                 AT JUNE 30,                          AT MARCH 31,
                                             ---------------------------------------------------   -------------------
                                              1989       1990       1991       1992       1993       1993       1994
                                             -------   --------   --------   --------   --------   --------   --------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Accounts receivable and inventories........  $37,320   $ 36,239   $ 40,391   $ 55,125   $ 88,421   $ 83,868   $107,734
Total assets...............................   51,407     49,397     53,157     67,930    100,413     92,738    123,212
Long-term debt and note payable to a
  bank(e)..................................   18,365     18,786     20,215     16,481     25,697     21,578     36,335
Shareholders' equity.......................   15,157     15,120     16,154     27,148     34,871     32,520     40,710

- ---------------
(a) Effective March 1, 1989, the Company acquired Gates Distributing, Inc.

(b) The extraordinary credit represents utilization of financial statement net operating loss carryforwards.

(c) Net income per share for the fiscal year ended June 30, 1989 was less than $.01.

(d) Effective July 1, 1992, the Company adopted FASB Statement 109, "Accounting for Income Taxes."

(e) Note payable to a bank was classified as a current liability at June 30, 1989 and 1990 in the amounts of $17,956,000 and $18,714,000, respectively.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements give effect to the Merger of the Company and Arrow pursuant to the Merger Agreement. These pro forma combined financial statements have been prepared utilizing the historical financial statements of Arrow and the Company and should be read in conjunction with such historical financial statements and accompanying notes. Arrow's fiscal year ends December 31 and the Company's fiscal year ends June 30. In the pro forma combined statements of operations, the Company's financial data for all periods presented is consistent with the fiscal year end of Arrow and, therefore, all of the information concerning the Company included in the pro forma combined financial statements is unaudited. The Arrow balance sheet at March 31,1994 and related statement of operations for the three months ended March 31, 1994 and 1993 included in the pro forma combined financial statements are unaudited.

     The pro forma combined financial statements do not reflect any sales attrition which may result from the Merger, the substantial cost savings Arrow expects to achieve from the Merger, and integration expenses to be incurred in connection with the Merger which relate to facilities and personnel and, therefore, will be charged to current operations. Accordingly, the pro forma combined financial statements do not purport to be indicative of the results which actually would have been obtained if the Merger had been effected on the date or dates indicated or the results which may be obtained in the future.

     The pro forma combined financial statements are based on the pooling-of-interests method of accounting. The pro forma combined balance sheet assumes a March 31, 1994 merger date. The pro forma combined statement of operations assumes that the Merger had occurred on January 1 for each of the years ended December 31, 1993, 1992 and 1991, and for the three months ended March 31, 1994 and 1993.

                            ARROW ELECTRONICS, INC.
                                      WITH
                          GATES/FA DISTRIBUTING, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1994

                                     ASSETS

                                                                                    HISTORICAL            PRO FORMA
                                                                              -----------------------      COMBINED
                                                                                ARROW        COMPANY      COMPANIES
                                                                              ----------     --------     ----------
                                                                                          (IN THOUSANDS)
Current assets:
  Cash......................................................................  $   54,748     $      2     $   54,750
  Accounts receivable, net..................................................     478,635       53,850        532,485
  Inventories...............................................................     470,252       53,884        524,136
  Prepaid expenses and other current assets.................................      14,603        1,070         15,673
                                                                              ----------     --------     ----------
        Total current assets................................................   1,018,238      108,806      1,127,044
Property and Equipment:
  Land......................................................................       5,700           --          5,700
  Buildings and improvements................................................      35,251        1,862         37,113
  Machinery and equipment...................................................      59,261        4,566         63,827
                                                                              ----------     --------     ----------
                                                                                 100,212        6,428        106,640
  Less accumulated depreciation.............................................      41,216        2,512         43,728
                                                                              ----------     --------     ----------
                                                                                  58,996        3,916         62,912
Investment in net assets of acquired businesses.............................      19,180           --         19,180
Costs in excess of net assets acquired, less amortization...................     229,622       10,059        239,681
Other assets................................................................      43,054          431         43,485
                                                                              ----------     --------     ----------
                                                                              $1,369,090     $123,212     $1,492,302
                                                                              ==========     =========    ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................................  $  253,986     $ 42,117     $  296,103
  Accrued expenses..........................................................     133,772        4,004        137,776
  Accrued interest..........................................................       6,820           --          6,820
  Short-term borrowings, including current
    maturities of long-term debt............................................      62,881          110         62,991
                                                                              ----------     --------     ----------
        Total current liabilities...........................................     457,459       46,231        503,690
                                                                              ----------     --------     ----------
Long-term debt..............................................................     172,272       36,225        208,497
Deferred income taxes.......................................................      14,011           46         14,057
Other long-term liabilities.................................................      35,099           --         35,099
Minority interest...........................................................      80,450           --         80,450
Subordinated debentures.....................................................     125,000           --        125,000
Shareholders' equity:
  Preferred stock...........................................................          --           --             --
  Common stock..............................................................      31,477           63         31,540
  Additional paid-in capital................................................     315,145       26,195        341,340
  Retained earnings.........................................................     149,950       14,452        164,402
  Foreign currency translation adjustment...................................      (8,623)          --         (8,623)
                                                                              ----------     --------     ----------
                                                                                 487,949       40,710        528,659
  Less: Treasury shares, at cost............................................          12           --             12
        Unamortized employee stock awards...................................       3,138           --          3,138
                                                                              ----------     --------     ----------
                                                                                   3,150           --          3,150
                                                                              ----------     --------     ----------
        Total shareholders' equity..........................................     484,799       40,710        525,509
                                                                              ----------     --------     ----------
                                                                              $1,369,090     $123,212     $1,492,302
                                                                              ==========     =========    ==========

                            ARROW ELECTRONICS, INC.
                                      WITH
                          GATES/FA DISTRIBUTING, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1994


                                                               HISTORICAL           PRO FORMA
                                                          ---------------------     COMBINED
                                                            ARROW      COMPANY      COMPANIES
                                                          ---------    --------     ---------
                                                            (IN THOUSANDS EXCEPT PER SHARE
                                                                         DATA)
Sales...................................................  $ 820,783    $113,229     $934,012
                                                          ---------    --------     ---------
Costs and expenses:
  Cost of products sold.................................    660,420    103,495       763,915
  Selling, general and administrative expenses..........     96,482      4,825       101,307
  Depreciation and amortization.........................      5,466        291         5,757
                                                          ---------    --------     ---------
                                                            762,368    108,611       870,979
                                                          ---------    --------     ---------
Operating income........................................     58,415      4,618        63,033
Equity in earnings of affiliated companies..............         --         --            --
Interest expense........................................      9,021        777         9,798
                                                          ---------    --------     ---------
Earnings before income taxes and minority interest......     49,394      3,841        53,235
Provision for income taxes..............................     19,890      1,549        21,439
                                                          ---------    --------     ---------
Earnings before minority interest.......................     29,504      2,292        31,796
Minority interest.......................................      4,243         --         4,243
                                                          ---------    --------     ---------
Net income..............................................  $  25,261    $ 2,292      $ 27,553
                                                          =========    =========    =========
Per common share:
  Primary...............................................  $     .79    $   .36      $    .77
                                                          =========    =========    =========
  Fully diluted.........................................  $     .74    $   .36      $    .71
                                                          =========    =========    =========
Average number of common shares and common share
  equivalents outstanding:
  Primary...............................................     31,898      6,442        35,887
                                                          =========    =========    =========
  Fully diluted.........................................     35,672      6,444        39,661
                                                          =========    =========    =========

                            ARROW ELECTRONICS, INC.
                                      WITH
                          GATES/FA DISTRIBUTING, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1993


                                                               HISTORICAL          PRO FORMA
                                                          --------------------     COMBINED
                                                           ARROW       COMPANY     COMPANIES
                                                          --------     -------     ---------
                                                            (IN THOUSANDS EXCEPT PER SHARE
                                                                        DATA)
Sales...................................................  $551,391     $81,879     $633,270
                                                          --------     -------     ---------
Costs and expenses:
  Cost of products sold.................................   431,300     74,344       505,644
  Selling, general and administrative expenses..........    74,171      4,054        78,225
  Depreciation and amortization.........................     3,328        250         3,578
                                                          --------     -------     ---------
                                                           508,799     78,648       587,447
                                                          --------     -------     ---------
Operating income........................................    42,592      3,231        45,823
Equity in earnings of affiliated companies..............       300         --           300
Interest expense........................................     6,928        466         7,394
                                                          --------     -------     ---------
Earnings before income taxes and minority interest......    35,964      2,765        38,729
Provision for income taxes..............................    14,036      1,111        15,147
                                                          --------     -------     ---------
Earnings before minority interest.......................    21,928      1,654        23,582
Minority interest.......................................     3,946         --         3,946
                                                          --------     -------     ---------
Net income..............................................  $ 17,982     $1,654      $ 19,636
                                                          =========    =========   =========
Net income used in per common share calculation
  (reflecting deduction of preferred stock dividends)...  $ 17,661     $1,654      $ 19,315
                                                          =========    =========   =========
Per common share:
  Primary...............................................  $    .59     $  .26      $    .57
                                                          =========    =========   =========
  Fully diluted.........................................  $    .55     $  .26      $    .54
                                                          =========    =========   =========
Average number of common shares and common share
  equivalents outstanding:
  Primary...............................................    29,995      6,334        33,984
                                                          =========    =========   =========
  Fully diluted.........................................    34,778      6,345        38,767
                                                          =========    =========   =========

                            ARROW ELECTRONICS, INC.
                                      WITH
                          GATES/FA DISTRIBUTING, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993


                                                             HISTORICAL            PRO FORMA
                                                       -----------------------      COMBINED
                                                         ARROW        COMPANY      COMPANIES
                                                       ----------     --------     ----------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales................................................  $2,535,584     $362,079     $2,897,663
                                                       ----------     --------     ----------
Costs and expenses:
  Cost of products sold..............................   2,022,253      329,197      2,351,450
  Selling, general and administrative expenses.......     314,323       17,553        331,876
  Depreciation and amortization......................      17,466          841         18,307
                                                       ----------     --------     ----------
                                                        2,354,042      347,591      2,701,633
                                                       ----------     --------     ----------
Operating income.....................................     181,542       14,488        196,030
Equity in earnings of affiliated companies...........       1,673           --          1,673
Interest expense.....................................      24,987        2,792         27,779
                                                       ----------     --------     ----------
Earnings before income taxes and minority interest...     158,228       11,696        169,924
Provision for income taxes...........................      64,448        4,709         69,157
                                                       ----------     --------     ----------
Earnings before minority interest....................      93,780        6,987        100,767
Minority interest....................................      12,221           --         12,221
                                                       ----------     --------     ----------
Net income...........................................  $   81,559     $  6,987     $   88,546
                                                       ==========     =========    ==========
Net income used in per common share calculation
  (reflecting deduction of preferred stock
  dividends).........................................  $   80,679     $  6,987     $   87,666
                                                       ==========     =========    ==========
Per common share:
  Primary............................................  $     2.62     $   1.10     $     2.52
                                                       ==========     =========    ==========
  Fully diluted......................................  $     2.43     $   1.09     $     2.37
                                                       ==========     =========    ==========
Average number of common shares and common share
  equivalents outstanding:
     Primary.........................................      30,766        6,375         34,755
                                                       ==========     =========    ==========
     Fully diluted...................................      35,305        6,390         39,294
                                                       ==========     =========    ==========

                            ARROW ELECTRONICS, INC.
                                      WITH
                          GATES/FA DISTRIBUTING, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1992


                                                             HISTORICAL            PRO FORMA
                                                       -----------------------      COMBINED
                                                         ARROW        COMPANY      COMPANIES
                                                       ----------     --------     ----------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales................................................  $1,621,535     $263,136     $1,884,671
                                                       ----------     --------     ----------
Costs and expenses:
  Cost of products sold..............................   1,279,646      238,075      1,517,721
  Selling, general and administrative expenses.......     225,835       15,944        241,779
  Depreciation and amortization......................      12,273          826         13,099
                                                       ----------     --------     ----------
                                                        1,517,754      254,845      1,772,599
                                                       ----------     --------     ----------
Operating income.....................................     103,781        8,291        112,072
Equity in earnings of affiliated companies...........       6,550           --          6,550
Interest expense.....................................      30,061        1,812         31,873
                                                       ----------     --------     ----------
Earnings before income taxes, extraordinary charges
  and cumulative effect of change in accounting
  principle..........................................      80,270        6,479         86,749
Provision for income taxes...........................      30,026        2,671         32,697
                                                       ----------     --------     ----------
Earnings before extraordinary charges and cumulative
  effect of change in accounting principle...........      50,244        3,808         54,052
Extraordinary charges................................       5,424           --          5,424
Cumulative effect of change in accounting
  principle..........................................          --          400            400
                                                       ----------     --------     ----------
Net income...........................................  $   44,820     $  4,208     $   49,028
                                                       ==========     =========    ==========
Net income used in per common share calculation
  (reflecting deduction of preferred stock
  dividends).........................................  $   40,917     $  4,208     $   45,125
                                                       ==========     =========    ==========
Per common share:
  Primary:
     Earnings before extraordinary charges and
       cumulative effect of change in accounting
       principle.....................................  $     1.81     $    .68     $     1.70
     Extraordinary charges...........................        (.21)          --           (.18)
     Cumulative effect of change in accounting
       principle.....................................          --          .07            .01
                                                       ----------     --------     ----------
     Net income......................................  $     1.60     $    .75     $     1.53
                                                       ==========     =========    ==========
  Fully diluted:
     Earnings before extraordinary charges and
       cumulative effect of change in accounting
       principle.....................................  $     1.73     $    .68     $     1.64
     Extraordinary charges...........................        (.19)          --           (.16)
     Cumulative effect of change in accounting
       principle.....................................          --          .07            .01
                                                       ----------     --------     ----------
     Net income......................................  $     1.54     $    .75     $     1.49
                                                       ==========     =========    ==========
Average number of common shares and common share
  equivalents outstanding:
  Primary............................................      25,547        5,572         29,536
                                                       ==========     =========    ==========
  Fully diluted......................................      29,378        5,578         33,367
                                                       ==========     =========    ==========

                            ARROW ELECTRONICS, INC.
                                      WITH
                          GATES/FA DISTRIBUTING, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1991


                                                             HISTORICAL            PRO FORMA
                                                       -----------------------      COMBINED
                                                         ARROW        COMPANY      COMPANIES
                                                       ----------     --------     ----------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales................................................  $1,043,654     $194,875     $1,238,529
                                                       ----------     --------     ----------
Costs and expenses:
  Cost of products sold..............................     825,709      175,000      1,000,709
  Selling, general and administrative expenses.......     174,094       13,623        187,717
  Depreciation and amortization......................       9,452          801         10,253
                                                       ----------     --------     ----------
                                                        1,009,255      189,424      1,198,679
                                                       ----------     --------     ----------
Operating income.....................................      34,399        5,451         39,850
Equity in earnings of affiliated companies...........       5,657           --          5,657
Interest expense.....................................      29,145        2,286         31,431
                                                       ----------     --------     ----------
Earnings before income taxes and extraordinary
  credit.............................................      10,911        3,165         14,076
Provision for income taxes...........................       2,226        1,367          3,593
                                                       ----------     --------     ----------
Earnings before extraordinary credit.................       8,685        1,798         10,483
Extraordinary credit.................................          --          101            101
                                                       ----------     --------     ----------
Net income...........................................  $    8,685     $  1,899     $   10,584
                                                       ==========     =========    ==========
Net income used in per common share calculation
  (reflecting deduction of preferred stock
  dividends).........................................  $    4,089     $  1,899     $    5,988
                                                       ==========     =========    ==========
Per common share:
  Primary:
     Earnings before extraordinary credit............  $      .28     $    .39     $      .31
     Extraordinary credit............................          --          .02            .01
                                                       ----------     --------     ----------
     Net income......................................  $      .28     $    .41     $      .32
                                                       ==========     =========    ==========
  Fully diluted:
     Earnings before extraordinary credit............  $      .28     $    .38     $      .31
     Extraordinary credit............................          --          .02            .01
                                                       ----------     --------     ----------
     Net income......................................  $      .28     $    .40     $      .32
                                                       ==========     =========    ==========
Average number of common shares and common share
  equivalents outstanding:
  Primary............................................      14,484        4,667         18,473
                                                       ==========     =========    ==========
  Fully diluted......................................      14,484        4,690         18,473
                                                       ==========     =========    ==========

                           COMPARATIVE PER SHARE DATA


     Set forth below are net income, cash dividends declared and book value per common share data of Arrow and the Company on an historical basis, and on a pro forma per share basis for Arrow, and an equivalent pro forma per share basis for the Company. The Arrow pro forma combined data was derived by combining historical financial information of Arrow and the Company after giving effect to the Merger under the pooling-of-interests method of accounting. The per share equivalent pro forma data for the Company was calculated by multiplying the Arrow pro forma combined data by the conversion ratio of the Company Common Stock pursuant to the Merger, assuming an Arrow Stock Price of $35 5/8 (the closing price of one share of Arrow Common Stock on the NYSE on the last trading day prior to the date of this Proxy Statement/Prospectus). Arrow's fiscal year ends December 31 and the Company's fiscal year ends June 30. In the Company Historical Per Common Share data set forth below, the Company's financial data for all periods presented is consistent with the fiscal year end of Arrow and, therefore, all of the information concerning the Company included in the Company Historical Per Common Share data set forth below is unaudited.


     The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Arrow and the Company incorporated by reference in this Proxy Statement/Prospectus.


                                                                              THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,          MARCH 31,
                                              ----------------------------    ------------------
                                               1991      1992       1993       1993       1994
                                              ------    -------    -------    -------    -------
                                                                              (UNAUDITED)
ARROW HISTORICAL PER COMMON SHARE:
Primary earnings before
  extraordinary charges.....................  $  .28    $  1.81    $  2.62    $   .59    $   .79
Cash dividends declared.....................      --         --         --         --         --
Book value (end of period)..................  $ 8.50    $ 11.45    $ 14.60    $ 12.23    $ 15.40
ARROW PRO FORMA (UNAUDITED) COMBINED PER PRO
  FORMA ARROW COMMON SHARE:
Earnings....................................  $  .32    $  1.53    $  2.52    $   .57    $   .77
Cash dividends declared.....................      --         --         --         --         --
Book value (end of period)..................  $ 7.81    $ 10.98    $ 14.06    $ 11.75    $ 14.82



                                                     TWELVE MONTHS            THREE MONTHS ENDED
                                                   ENDED DECEMBER 31,             MARCH 31,
                                              ----------------------------    ------------------
                                               1991      1992       1993       1993       1994
                                              ------    -------    -------    -------    -------
                                              (UNAUDITED)
COMPANY HISTORICAL PER COMMON SHARE:
Primary earnings before extraordinary credit
  and cumulative effect of change in
  accounting principle......................  $  .39    $   .68    $  1.10    $   .26    $   .36
Cash dividends declared.....................      --         --         --         --         --
Book value (end of period)..................  $ 3.74    $  4.84    $  6.08    $  5.19    $  6.45
EQUIVALENT COMPANY PRO FORMA PER SHARE DATA:
Earnings....................................  $  .20    $   .96    $  1.59    $   .36    $   .49
Cash dividends declared.....................      --         --         --         --         --
Book value (end of period)..................  $ 4.92    $  6.92    $  8.86    $  7.40    $  9.34

                         COMPARATIVE MARKET PRICE DATA


     The Arrow Common Stock is traded on the NYSE and the Company Common Stock is quoted on the NASDAQ National Market System ("NASDAQ"). The following table sets forth, for the calendar periods indicated, the high and low sales prices of Arrow Common Stock as reported on the NYSE Composite Tape and the high and low sales prices of Company Common Stock as reported on NASDAQ.



                                                              ARROW              COMPANY
                                                          COMMON STOCK        COMMON STOCK
                                                          -------------       -------------
                                                          HIGH     LOW        HIGH     LOW
                                                          ----     ----       ----     ----
1992:
  First Quarter.........................................  18 1/2   14 3/8     11 1/4      6
  Second Quarter........................................  19 1/2   15 1/8     10 3/4   6 1/8
  Third Quarter.........................................  22 3/4   18 1/2     8 1/2    6 1/2
  Fourth Quarter........................................  30 1/2   22 1/8     10 1/8      7
1993:
  First Quarter.........................................  34 3/8   26 1/2     13 1/2   8 3/4
  Second Quarter........................................  36 1/4   29 3/4     15 3/4   11 5/8
  Third Quarter.........................................  43 1/8   34 5/8     21 1/2     13
  Fourth Quarter........................................  42 1/4   33 5/8     22 3/8   15 7/8
1994:
  First Quarter.........................................  43 5/8   36 1/8       23     18 5/8
  Second Quarter........................................  41 1/8   33 5/8       21       14
  Third Quarter (through July 19).......................  37 1/8   35 1/2     21 5/8   20 3/4



     On February 7, 1994, the last full trading day prior to public announcement by the Company that it was considering strategic alternatives which could result in the sale of the Company, the last sale price of Company Common Stock, as reported by NASDAQ, was $19 3/4. On June 24, 1994, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the last reported sale price of Arrow Common Stock, as reported on the NYSE Composite Tape, was $34 7/8 and the last sale price of Company Common Stock, as reported by NASDAQ, was $18.00. On July 19, 1994, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last reported sale price of Arrow Common Stock was $35 5/8, and the last sale price of Company Common Stock was $21 1/2.



     Each issued and outstanding share of Company Common Stock (other than shares, if any, owned by the Company as treasury stock and shares owned by Arrow, Sub or any wholly owned subsidiary of Arrow) will be converted pursuant to the Merger into the right to receive shares of Arrow Common Stock having a value, based on the Arrow Stock Price, equal to $22.50.


                                SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is provided to the stockholders of the Company in connection with the Special Meeting to be held on the date, at the time, in the location, and to consider the matters, set forth below under "SPECIAL MEETING". The Company Board is soliciting proxies hereby for use at the Special Meeting and forms of proxy are being provided with this Proxy Statement/Prospectus. Information about executing or revoking a proxy is provided below under "Proxies."


     This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to the stockholders of the Company on or about July 21, 1994.

PURPOSE OF MEETING

     At the Special Meeting, the stockholders of the Company will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the terms of the Merger contemplated thereby; and (ii) such other business incidental to the conduct of the Special Meeting as may properly be brought before the Special Meeting. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A.

     The Company Board unanimously approved the Merger Agreement and the terms of the Merger and recommends that the Company stockholders vote FOR approval and adoption of the Merger Agreement and the terms of the Merger.

DATE, PLACE AND TIME; RECORD DATE


     The Special Meeting is scheduled to be held at 10:00 a.m., local time, on August 29, 1994 at the Greenville -- Spartanburg Airport Marriott, 1 Parkway East, Greenville, South Carolina 29615, and at any adjournment or postponement thereof.



     The Company Board has fixed the close of business on July 18, 1994 as the Record Date for the determination of holders of Company Common Stock entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were 6,316,151 shares of Company Common Stock outstanding and entitled to vote (held by approximately 297 holders of record).


VOTING RIGHTS


     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. Under the Company's Amended and Restated Certificate of Incorporation, as amended (the "Company Certificate of Incorporation") and the Delaware General Corporation Law (the "DGCL"), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (with each share entitled to one vote) is required to adopt and approve the Merger Agreement and the terms of the Merger. Abstentions will be counted, but "broker non-votes" will not be so counted, as shares present for purposes of determining a quorum. Both an "abstention" and a "broker non-vote" will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and the terms of the Merger contemplated thereby.



     As of June 24, 1994, the Company's directors (excluding Gates), executive officers and their affiliates as a group held shares representing less than 1% of the votes entitled to be cast by the Company Common Stock. Each of the directors and executive officers of the Company has advised the Company that he intends to vote or direct the vote of all the outstanding shares of Company Common Stock over which he has voting control in favor of approval and adoption of the Merger Agreement.



     Each of Cheyenne and Gates, which collectively are the beneficial owners of approximately 29% of the outstanding shares of Company Common Stock, has granted to Arrow an irrevocable proxy with respect to the vote to approve and adopt the Merger Agreement. Arrow intends to vote such proxies in favor of approval and adoption of the Merger Agreement.


     Upon the occurrence of certain events, Arrow has the right to purchase from the Company pursuant to the Stock Option Agreement 1,257,063 shares of Company Common Stock. See "THE STOCK OPTION AGREEMENT."

PROXIES

     Shares of Company Common Stock represented by properly executed proxies received by the Company prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions specified in the proxies. If no instructions are specified in such proxies, shares will be voted FOR approval and adoption of the Merger Agreement and the terms of the Merger.

     If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or because the conditions to the Merger have not been satisfied or waived), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. In this regard, an adjournment will require the affirmative vote of a majority of the shares present at the session of the Special Meeting to be adjourned. A proxy granting authority to vote upon such business incidental to the conduct of the Special Meeting as may properly come before the Special Meeting will constitute authority to vote in favor of one or more adjournments of the Special Meeting.

     Any Company stockholder who executes and returns a proxy has the power to revoke such proxy at any time before it is voted by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending and voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Gates/FA Distributing, Inc., 39 Pelham Ridge Drive, Greenville, South Carolina 29615, Attention: Secretary, or hand delivered to the Secretary of the Company, at or before the taking of the vote at the Special Meeting.

                 COMPANY STOCKHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

BACKGROUND; RECOMMENDATIONS OF THE COMPANY BOARD OF DIRECTORS AND
REASONS FOR THE MERGER

     Background. In mid-December 1993, Philip D. Ellett, the Company's President and Chief Executive Officer, received a telephone call from the Chief Executive Officer of another company (the "Original Interested Party") in the Company's industry regarding the level of interest the Company had in considering a possible business combination. On December 22, 1993, Mr. Ellett convened a meeting of the Company's Board of Directors to discuss the expression of interest. After discussion of the expression of interest, the Board concluded that in order to properly inform itself as to the expression of interest and other possibilities that might exist for the Company, it would be advisable to retain a financial advisor and gave Mr. Ellett authority to retain The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey").

     On December 30, 1993, the Board of Directors met to discuss the expression of interest and to hear a report from Robinson-Humphrey with respect to the expression of interest, industry trends and valuations in general of companies in the Company's industry. At this meeting, the Board of Directors appointed a committee comprised of Mr. Ellett, Charles A. Luther and Eli Oxenhorn (the "Special Committee") to discuss further with the Original Interested Party a possible business combination and consider other alternatives that might be available to the Company with other companies.

     On February 3, 1994, at a regularly scheduled Board of Directors meeting, Mr. Ellett and a representative of Robinson-Humphrey discussed the preliminary and informal discussions that had taken place in January with the Original Interested Party. A representative of Robinson-Humphrey also gave a report concerning other companies that Robinson-Humphrey believed might be interested in engaging in a business combination transaction with the Company. At this meeting, the Board of Directors authorized the Special Committee and Robinson-Humphrey to contact a limited group of companies that might be candidates for a possible business combination transaction with the Company.

     On February 8, 1994, the Company issued a press release which stated that it was in the process of considering a variety of strategic alternatives, the purpose of which was to enhance the Company's business. The press release noted that the Company had retained Robinson-Humphrey as its financial advisor to assist it in the analysis of such alternatives. The press release also noted that although the Board of Directors had not made a decision to sell the Company, one of the alternatives under consideration was a possible sale of the Company.

     During February and into mid-March 1994, Robinson-Humphrey contacted 11 companies and Mr. Ellett and a representative of Robinson-Humphrey had informal and preliminary discussions with five companies, including Arrow. The meeting with Arrow took place on February 22, 1994 at Arrow's headquarters in New York and involved Mr. Ellett and a representative of Robinson-Humphrey and Steven P. Kaufman, the Chairman and Chief Executive Officer of Arrow, and Robert E. Klatell, Arrow's Senior Vice President and Chief Financial Officer. During this period, representatives of Robinson-Humphrey learned that the Original Interested Party might not be interested any longer in acquiring the Company in its entirety, but might be interested in acquiring a minority interest in the Company.

     On March 5, 1994, Stephen P. Kaufman and Paul J. Reilly, the Controller of Arrow, met at the Company's headquarters in Greenville with Mr. Ellett and several officers of the Company. The purpose of the meeting was to provide the Arrow executives with an overview of the Company from operational and financial perspectives.

     On March 14, 1994, the Special Committee met to discuss the situation concerning interest by possible acquirers of the Company. A representative of Robinson-Humphrey reported on the status of the various contacts that had been made and the results of discussions that had taken place involving Robinson-Humphrey and Mr. Ellett and various parties.

     During March and into mid-April 1994, the Company and Robinson-Humphrey had informal discussions with Arrow and certain other interested parties. On March 22 and 23, 1994, the Original Interested Party conducted due diligence at the Company's headquarters. On April 11, 1994, the Original Interested Party orally communicated to the Company that it was not interested in continuing a dialogue regarding a possible business combination.

     During the week of April 11, 1994, discussions between Robinson-Humphrey and Mr. Ellett and representatives of Arrow became more focused and the parties discussed the preparation of documents and the conduct of due diligence. On April 18, 1994, the Company agreed with Arrow to limit, until May 18, 1994, its discussions with interested parties other than up to three parties with whom the Company had already had discussions concerning a possible business combination transaction. During the week of April 18, 1994, Winthrop, Stimson, Putnam & Roberts ("Winthrop Stimson"), legal counsel for Arrow, produced draft documents relating to a proposed transaction. During the week of April 25, 1994, representatives of Winthrop Stimson conducted legal due diligence at the Company's headquarters.


     On May 3, 1994, the Special Committee met with Stephen P. Kaufman and Robert E. Klatell in New York to discuss a possible business combination between Arrow and the Company. Messrs. Kaufman and Klatell stated that Arrow might be interested in acquiring the Company in a stock transaction and also noted that if such a transaction were to occur that various transaction protection devices would be required by Arrow. On May 4, 1994, representatives of Alston & Bird, legal counsel for the Company, met at Winthrop Stimson's offices in New York to discuss drafts of documents that had been previously produced.


     On May 24, 1994, the Company held a regularly scheduled Board of Directors meeting at which the situation with Arrow was discussed. Mr. Ellett also reviewed the discussions that were taking place concerning the possible termination of the Company's relationship with ScanSource, Inc.

("ScanSource"), an entity in which the Company has an investment and to which it provides certain warehousing and other services, and the possible modification of the non-competition provisions with ScanSource. Mr. Ellett also reviewed the discussions that had taken place with Arrow regarding ScanSource. See "RECENT DEVELOPMENTS."

     On June 15, 1994, representatives from Alston & Bird and Morrison, Cohen, Singer & Weinstein ("Morrison Cohen"), counsel for Cheyenne and Gates, met at Winthrop Stimson's offices in New York to discuss documents that had been produced in connection with a proposed merger involving the Company and Arrow.

     On June 16, 1994, the Special Committee met in New York with Robert Klatell. Also present were representatives of Winthrop Stimson, Alston & Bird and Morrison Cohen. The purpose of the meeting was to discuss business issues, including transaction protection devices, contained in the documents relating to the proposed transaction.

     On June 22, 1994, the Special Committee met by telephone with Robert Klatell to discuss the economic terms of the proposed transaction. The parties noted the significant decline in the Company's stock price, along with the stock prices of other companies in the computer products distribution industry, during the last several trading days. During this meeting, the parties agreed, subject to approval of their respective Boards of Directors and final negotiation of the terms of the transaction documents, on the financial terms of the transaction protection devices and a purchase price of $22.50 per share.

     On June 23, 1994, in response to unusual trading activity in the Company Common Stock, the Company issued a press release stating that it was engaged in discussions regarding a possible sale of the Company to a third party.


     The Company's Board of Directors met on the morning of June 24, 1994 and approved the proposed Merger in principle and delegated to the Special Committee authority to discuss with Mr. Klatell any possible improvements that could be made to the agreement. During the meeting, the Special Committee reported to the Board that the Original Interested Party had expressed interest during the last few business days in acquiring the Company, but that the proposed purchase prices ranged from $18.25 to $19.50 per share in cash. At the meeting, the Board of Directors received a written fairness opinion dated June 24, 1994 from Robinson-Humphrey with respect to the Merger. The June 24, 1994 opinion was substantially identical to the opinion attached as Exhibit B to this Proxy Statement/Prospectus and which is incorporated by reference herein.


     Following the meeting, the Special Committee held a telephone meeting with Robert Klatell at which the price of $22.50 was accepted. The Merger Agreement was executed late in the afternoon on June 24, 1994 and a public announcement of the execution and delivery of the Merger Agreement was made prior to opening of business on June 27, 1994.

     Recommendation of the Company Board of Directors and Reasons for the Merger. On June 24, 1994, the Company Board approved unanimously the Merger Agreement and determined unanimously that the Merger is advisable and fair and in the best interests of the Company and the Company's stockholders. Accordingly, the Company Board has recommended that the holders of Company Common Stock vote FOR approval of the Merger and the Merger Agreement. In reaching its decision to approve the Merger Agreement, the Company Board considered the following material factors:

          1. The financial terms of the Merger. In this regard, the Company Board was of the view that the price offered by Arrow represented a premium over the then current stock price and the Company's stock price unaffected by acquisition speculation;

          2. The Company Board's knowledge of the business, operations, properties, assets, financial condition and operating results of the Company;

          3. The Company Board's judgments as to the Company's future prospects which the Company Board thought would be improved by the combination with Arrow;

          4. Information concerning the business, financial condition and prospects of Arrow, based on public information concerning Arrow and based on the Company Board's discussions with and information provided by members of the Special Committee and Robinson-Humphrey. In this regard, and because Company stockholders will receive Arrow Common Stock in the Merger, the Company Board was of the view that Company stockholders will have the opportunity to participate in the growth and the appreciation of the combined companies yet retain the liquidity of holding public company securities;

          5. The non-financial terms of the Merger, including the terms and conditions of the Merger Agreement and the Stock Option Agreement, and the treatment of the Merger as a pooling-of-interests for accounting purposes and as a tax-free reorganization for federal income tax purposes;

          6. The legal advice provided by the Company's legal counsel concerning the terms of the Merger Agreement and the Stock Option Agreement; and

          7. The opinion rendered by Robinson-Humphrey as to the fairness, from a financial point of view, of the consideration to be received by holders of Company Common Stock.

     In view of the variety of factors considered in connection with its evaluation of the Merger, the Company Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination or give prominence to any specific factor or group of factors. In addition, individual members of the Company Board may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR


     Robinson-Humphrey has acted as financial advisor to the Company in connection with the Merger and assisted the Company in negotiations with respect to the Merger. Robinson-Humphrey is a nationally recognized investment banking firm with extensive knowledge of the wholesale microcomputer distribution industry, and has extensive experience in evaluating transactions such as those contemplated by the Merger Agreement. As part of its investment banking business, Robinson-Humphrey is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. At the meeting of the Company Board held on June 24, 1994, Robinson-Humphrey orally and in writing advised the Company Board that as of such date, the consideration in the Merger was fair, from a financial point of view, to the holders of Company Common Stock. Robinson-Humphrey's June 24, 1994 opinion was substantially identical to the opinion set forth as Exhibit B hereto and which is incorporated by reference herein.



     In arriving at its opinion dated the date of this Proxy Statement/Prospectus, Robinson-Humphrey reviewed certain publicly available financial and other information concerning the Company and Arrow and Arrow's subsidiaries. Robinson-Humphrey also reviewed material prepared in connection with the Merger, including, among other things, the following: the Merger Agreement; this Proxy Statement/Prospectus and the Registration Statement of which it is a part; stock ownership profiles of the Company and Arrow; trading histories, operating results, and valuation multiples of the Company, Arrow and other companies that Robinson-Humphrey deemed comparable to the Company and/or Arrow; and recent merger transactions that Robinson-Humphrey deemed relevant. Robinson-Humphrey also met with the management of each of Arrow and the Company to discuss the foregoing as well as other matters Robinson-Humphrey believed relevant to its inquiry, including current and future business prospects of Arrow and the Company.

     In arriving at such opinion, Robinson-Humphrey also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the wholesale microcomputer distribution industry generally.


     In conducting its review and in arriving at such opinion, Robinson-Humphrey relied upon and assumed the accuracy and completeness of the financial and other information provided to it or that was publicly available and did not attempt independently to verify the same. Robinson-Humphrey did not make or obtain any evaluation or appraisals of the properties or assets of the Company or Arrow. Robinson-Humphrey assumed that the financial forecasts of the Company which Robinson-Humphrey examined were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Company management. With respect to the financial forecasts of Arrow, Robinson-Humphrey assumed that they were reasonably prepared by independent research analysts with guidance from Arrow management on bases reflecting the best currently available estimates and judgments as to the future financial performances of Arrow. Robinson-Humphrey's opinion is limited to the fairness, from a financial point of view, to the stockholders of the Company of the consideration in the Merger and does not address the Company's underlying business decision to merge with Arrow.



     In rendering such opinion, Robinson-Humphrey has noted that the Merger is conditioned upon receipt of letters from Ernst & Young and KPMG Peat Marwick to the effect that the Merger will qualify for pooling-of-interests accounting treatment, and opinions of counsel to the effect that the Merger constitutes a tax-free reorganization under the Code. Robinson-Humphrey's opinions were necessarily based upon conditions as they existed and could be evaluated on the dates of such opinions.



     In connection with rendering its fairness opinions to the Company Board, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such opinions are not readily susceptible to summary description. The foregoing is a summary of certain portions of Robinson-Humphrey's opinion dated the date of this Proxy Statement/Prospectus and is subject to, and qualified in its entirety by, the full text thereof set forth in Exhibit B hereto, which should be read in its entirety by the Company's stockholders.


Valuation Methodologies


     In connection with its opinion on the transaction and delivery of that opinion to the Company Board on June 24, 1994, Robinson-Humphrey performed a number of detailed valuation analyses with respect to the Company, which included principally the three following analyses: (i) a comparable company trading and valuation analysis; (ii) an analysis of comparable prices, premiums, and terms of recent transactions involving distribution companies; and (iii) a discounted cash flow analysis. The valuation methods discussed in this summary are substantially the same as those Robinson-Humphrey used in connection with its written opinion dated the date of this Proxy Statement/Prospectus.



     Comparable Company Analysis. In performing its comparable company analysis, Robinson-Humphrey analyzed the trading of the Company Common Stock relating to a peer group of 23 other publicly traded electronics and microcomputer distributors. The information that was considered and compared included market price to latest twelve months ("LTM") earnings, market price to estimated calendar 1994 earnings and market price to estimated calendar 1995 earnings. The peer group multiples for LTM, 1994 and 1995 earnings were approximately 13.3x, 11.1x, and 9.0x, respectively. The Company's earnings multiples at the Merger price of $22.50 for those same time periods equal 17.9x, 17.2x and 13.2x, respectively.

     Comparable Transaction Analysis. Robinson-Humphrey performed an analysis of various multiples and premiums paid for selected distribution company transactions in the most recent four years for which financial information was available. The nine comparable transactions considered yielded median firm value (defined as market capitalization of equity plus debt minus cash) multiples to latest twelve months revenues and EBITDA (earnings before interest, tax, depreciation and amortization) of .30x and 7.9x versus firm value multiples implied in the Merger of .46x revenues and 10.7x EBITDA. Median premiums paid over stock prices prior to transaction announcements ranged from 26% to 43% for comparable transactions versus a range of 22% to 51% for selected time periods examined for the Company's Common Stock.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that the Company could produce through 2004, under various circumstances, assuming that the Company performed in accordance with earnings projections of management for that time period. Robinson-Humphrey estimated the terminal value for the Company at the end of the forecast period by applying operating earnings multiples ranging from 6.0x to 8.0x and then discounting the cash flow streams and terminal value using discount rates from 12% to 14%. These discount rates were chosen to reflect different assumptions regarding the required rates of return of the Company and the inherent risk surrounding long-term forecasts. This discounted cash flow analysis indicated a midpoint equity value of approximately $21.00 per share.


     In connection with its opinion dated the date of this Proxy
Statement/Prospectus, Robinson-Humphrey confirmed the appropriateness of its reliance on the analyses used to render its opinion as of June 24, 1994 by reviewing the assumptions on which such analyses were based and the factors considered therewith.


     No company or transaction used in the comparable transaction or comparable company analyses is identical to the Company. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the transaction value or trading value of any enterprise to which the Company is being compared.

Compensation of Robinson-Humphrey

     The Company retained Robinson-Humphrey pursuant to an agreement dated December 31, 1993. Robinson-Humphrey, which acted as managing underwriter in the Company's public offering of equity in June 1992, was chosen as the Company's financial advisor because of its knowledge of the Company and the wholesale microcomputer distribution industry. Pursuant to such engagement, the Company will pay to Robinson-Humphrey a fee equal to 0.875% of the principal amount of any consideration paid to the Company's stockholders (as defined in the Merger Agreement). Based on an approximate transaction size of $145 million (which assumes consideration for and exercise of outstanding Company Stock Options), Robinson-Humphrey will be entitled to a fee at closing of approximately $1,270,000. Of such fee, $175,000 was due upon delivery of the June 24, 1994 opinion to the Company Board regardless of stockholder approval. The remainder of the approximately $1,095,000 fee is conditioned upon closing of the Merger. The Company has also agreed to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under this engagement, except for liabilities resulting from gross negligence of Robinson-Humphrey.

     In the ordinary course of business, Robinson-Humphrey and its affiliates may actively trade in the equity securities of the Company for its account and the account of its customers and, therefore, may from time to time hold long or short positions in such securities. Except as set forth above, Robinson-Humphrey has not received any other fees from the Company in the last two years.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Company Stock Options. The Company Board has granted Company Stock Options pursuant to the Company's 1985 Amended and Restated Incentive Stock Option Plan, the Company's 1987 Stock Option Plan, the Company's 1993 Stock Option Plan for Outside Directors and certain stock options dated December 17, 1992 granted to certain directors of the Company (such plans, collectively, the "Company Stock Plans"). The Company Stock Options will continue in effect in accordance with their terms until the Effective Time.

     At the Effective Time, each outstanding Company Stock Option to purchase shares of Company Common Stock issued under the Company Stock Plans will be assumed by Arrow and thereafter will be deemed to constitute an Arrow Option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, such number of shares of Arrow Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time (whether or not then exercisable), at a price per share equal to (x) the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (y) the Conversion Ratio.

     Indemnification. From and after the Effective Time, Arrow and the Surviving Corporation shall indemnify the present and former officers and directors of the Company against certain liabilities arising out of or pertaining to the transactions contemplated by the Merger Agreement. See "THE MERGER AGREEMENT -- Indemnification."

     Severance Agreement with Chief Financial Officer. The Company expects to enter into an agreement with William T. Mauldin, the Company's Chief Financial Officer, pursuant to which Mr. Mauldin would receive a termination payment from the Company if the Company terminates his employment in certain circumstances following the Effective Time. The termination payment would be equal to Mr. Mauldin's base salary and bonus for the fiscal year ended June 30, 1994, which the Company expects to be approximately $225,000.


     Affiliate Registration Rights. The shares of Arrow Common Stock received in connection with the Merger by Cheyenne and Gates, affiliates of the Company, will be subject to resale restrictions imposed by Rule 145 under the Securities Act. See "THE MERGER -- Restrictions on Resales by Affiliates." To eliminate certain of these restrictions, pursuant to the Merger Agreement Arrow has prepared and filed with the SEC a registration statement on Form S-3 with respect to the sale of such shares of Arrow Common Stock to be received by Cheyenne and Gates.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     It is the opinion of Winthrop, Stimson, Putnam & Roberts, counsel to Arrow, and Alston & Bird, counsel to the Company, that for federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement:

          (i) the Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code, and Arrow, the Company and Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by Arrow, the Company or Sub in the Merger;

          (iii) no gain or loss will be recognized by the stockholders of the Company upon their receipt of Arrow Common Stock in exchange for their Company Common Stock, except that stockholders who receive cash in lieu of fractional interests in Arrow Common Stock will recognize gain or loss equal to the difference between such cash proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Company Common Stock is held as a capital asset at the Effective Time;

          (iv) the tax basis of the shares of Arrow Common Stock (including fractional share interests) received by the stockholders of the Company will be the same as the tax basis of their Company Common Stock exchanged therefor; and

          (v) the holding period of Arrow Common Stock in the hands of the Company stockholders will include the holding period of their Company Common Stock exchanged therefor, provided such Company Common Stock is held as a capital asset at the Effective Time.

     In rendering the foregoing opinions, such counsel have relied upon representations by Arrow, the Company and certain stockholders of the Company that own more than 5% of the Company Common Stock set forth in their respective representation letters to such counsel dated on or about the date of this Proxy Statement/Prospectus, and upon the validity, as of the Effective Time, of such representations.

     Consummation of the Merger is conditioned upon the opinions described above by Winthrop, Stimson, Putnam & Roberts to Arrow and by Alston & Bird to the Company not being withdrawn or modified in any material respect prior to the Effective Time.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINIONS OF COUNSEL DESCRIBED ABOVE ARE NOT BINDING UPON THE INTERNAL REVENUE SERVICE, AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE OPINIONS DESCRIBED ABOVE. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THIS DISCUSSION DOES NOT APPLY TO STOCKHOLDERS WHO ACQUIRED THEIR SHARES AS COMPENSATION. EACH COMPANY STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     The Merger is designed to qualify as a "pooling-of-interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Arrow and the Company will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of Arrow and the Company for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the receipt from Ernst & Young, the independent auditors for Arrow, and from KPMG Peat Marwick, the independent auditors for the Company, of their respective opinions that the Merger qualifies as a "pooling-of-interests." See "THE MERGER AGREEMENT -- Conditions."

REGULATORY FILINGS AND APPROVALS

     The Merger is subject to the requirements of the HSR Act and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. Arrow and the Company filed the required information and material with the Antitrust Division and FTC on June 29, 1994. The requirements of the HSR Act are satisfied for one year following expiration of the waiting period. If the Merger is not consummated by the end of this one year-period, Arrow and the Company will be required to refile under the HSR Act.

The expiration of the waiting period does not preclude the Antitrust Division or FTC from challenging the Merger on antitrust grounds.

     Neither Arrow nor the Company is aware of any other regulatory approvals required to consummate the Merger.

RESTRICTIONS ON SALES BY AFFILIATES

     The shares of Arrow Common Stock to be issued in the Merger will have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate") of the Company. Affiliates may not sell their shares of Arrow Common Stock acquired in connection with the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares; (ii) paragraph (d) of Rule 145; or (iii) any other applicable exemption under the Securities Act. SEC guidelines indicate further that the "pooling-of-interests" method of accounting will generally not be challenged on the basis of sales by Affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published. The Company has agreed to use its best efforts to procure written agreements ("Affiliate Agreements") from directors and other Affiliates of the Company containing appropriate representations and commitments intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a "pooling-of-interests."

LISTING ON STOCK EXCHANGE

     Arrow has agreed to use its best efforts to list the shares of Arrow Common Stock to be issued in the Merger on the NYSE. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the approval of such listing by the NYSE. See "THE MERGER AGREEMENT -- Conditions".

NO DISSENTERS' RIGHTS

     Holders of Company Common Stock are not entitled to dissenters' rights under the DGCL in connection with the Merger.

                              THE MERGER AGREEMENT

     Set forth below is a description of certain of the terms and conditions of the Merger Agreement. The descriptions of the terms and conditions of the Merger Agreement set forth in this Proxy Statement/Prospectus are qualified in their entirety by the complete texts thereof set forth in Exhibit A hereto (and the exhibits thereto) and the texts thereof are incorporated by reference herein.

THE MERGER

     At the Effective Time of the Merger, Sub will be merged with and into the Company, which will be the Surviving Corporation, and the Company will thereby become a wholly owned subsidiary of Arrow.

     At the Effective Time of the Merger,

          (i) each then outstanding share of Company Common Stock (other than shares held in the treasury of the Company and shares held by Arrow, Sub, or any subsidiary of Arrow, which shares will be canceled) will be converted into the right to receive the number of shares of Arrow Common Stock equal to $22.50 divided by the Arrow Stock Price; and

          (ii) each then outstanding share of Sub common stock will be converted into one share of common stock of the Surviving Corporation.

     Notwithstanding the foregoing, no fractional shares of Arrow Common Stock will be issued to the holders of Company Common Stock in the Merger and holders of Company Common Stock will be entitled to a cash payment in lieu of fractional shares of Arrow Common Stock as described below under "-- No Fractional Shares."

     A description of the relative rights, privileges and preferences of the Arrow Common Stock to be issued to Company stockholders in the Merger is set forth below under "COMPARISON OF RIGHTS OF HOLDERS OF COMPANY COMMON STOCK AND ARROW COMMON STOCK."

CLOSING; EFFECTIVE TIME

     The closing (the "Closing", and the date of which is the "Closing Date") of the transactions contemplated by the Merger Agreement will take place no later than the second business day following the satisfaction or waiver of the conditions provided by the Merger Agreement, or at such other time as Arrow and the Company shall mutually agree.

     The Effective Time will occur at such time as a copy of the Certificate of Merger as required under the DGCL is filed by the Secretary of State of Delaware, or at such later time as is provided in the Certificate of Merger. Delivery for such filing will be made as soon as practicable after the Closing.

EXCHANGE OF STOCK CERTIFICATES

     From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Company Common Stock (each such Company stock certificate is hereinafter referred to as a "Certificate" and collectively as "Certificates") will be entitled to receive in exchange therefor, upon surrender thereof to Chemical Bank (or such other exchange agent selected by Arrow and reasonably acceptable to the Company) (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Arrow Common Stock into which such holder's shares were converted pursuant to the Merger Agreement and, in respect of any fractional share of Arrow Common Stock to which such holder would otherwise be entitled, a cash payment in accordance with the Merger Agreement as described below under "-- No Fractional Shares."

     No holder of a Certificate will be entitled to receive any dividend or payment for any fractional share from Arrow until surrender of such holder's Certificate for a certificate or certificates representing shares of Arrow Common Stock in accordance with the Merger Agreement. Upon surrender of their Certificates, holders of such Certificates will be paid the amount of any dividends or distributions (without interest) which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Arrow Common Stock represented by the certificate or certificates issued upon such surrender.

     After the Effective Time, each Certificate, until surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of Arrow Common Stock which the holder of such Certificate is entitled to receive pursuant to the Merger and the right to receive any cash payment in lieu of fractional shares of Arrow Common Stock. All shares of Arrow Common Stock issued upon the surrender for exchange of shares of Company Common Stock (and cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject to the payment of any dividends or distributions which were payable with respect to such shares but were not paid prior to surrender of Certificates.

     If any certificate for shares of Arrow Common Stock is to be issued in a name other than that in which the Certificate for shares surrendered in exchange therefor is registered, it will be a condition of such exchange that the person requesting such exchange provide to the Exchange Agent all documents required to evidence and effect such transfer and to evidence that any transfer or other taxes required by reason of the issuance of certificates in a name other than that of the registered holder of the Certificate surrendered have been paid or are not applicable.

     As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Arrow Common Stock. Stockholders of the Company should not submit their Certificates for exchange until such letter of transmittal and instructions are received. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificates will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Arrow Common Stock into which the shares represented by the Certificates surrendered have been converted pursuant to the Merger Agreement, plus cash in lieu of fractional shares as described below under "-- No Fractional Shares," and the Certificates so surrendered will be canceled. COMPANY STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     Neither the Exchange Agent nor any party to the Merger Agreement will be liable to any holder of Company Common Stock for any shares of Arrow Common Stock, or dividends or distributions thereon, or proceeds from the sale of fractional interests, delivered to a public official pursuant to applicable escheat laws.

NO FRACTIONAL SHARES

     No certificates or scrip for fractional shares of Arrow Common Stock will be issued upon the surrender for exchange of Certificates in the Merger, and such fractional interests will not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Arrow Common Stock upon surrender of Certificates for exchange will be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Arrow Stock Price.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto, including, among others, representations and warranties of the Company that (i) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and that it has the power and authority to own, lease and operate its assets and to carry on its business as currently being conducted; (ii) it is authorized to enter into the Merger Agreement and, subject to required stockholder approval, to consummate the transactions contemplated thereby; (iii) the Merger Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy; (iv) the Company has no subsidiaries or, except as disclosed to Arrow, any other interests in any person; (v) the capital stock of the Company is validly issued, fully paid and non-assessable and free of pre-emptive rights; (vi) except as disclosed to Arrow, the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby will neither violate any debt instrument or certain other contracts or agreements by which it is bound, nor violate its Certificate of Incorporation or bylaws, any applicable law or regulation or any judgment or order; (vii) except as disclosed to Arrow, no governmental or third party consents or approvals are required to consummate the transactions contemplated by the Merger Agreement; (viii) except as disclosed to Arrow, its financial statements and filings with the SEC, as required, have been made and, as of their respective dates, were materially accurate; (ix) since March 31, 1994, it has neither incurred, nor had at such date, certain undisclosed liabilities; (x) its inventory conforms to certain specifications and satisfies certain other requirements; (xi) its accounts receivable, as disclosed to Arrow, represent valid obligations owing to the Company and are fully collectible, subject to specified reserves; (xii) its real and personal property (including intellectual property) conforms to certain specifications; (xiii) it has made all requisite tax filings and payments with respect to certain taxes and certain other tax matters; (xiv) it has met its obligations under existing employee benefit plans and has complied with certain provisions of ERISA in all material respects; (xv) it has not, since March 31, 1994, experienced any events, changes or occurrences which have had or are likely to have a Material Adverse Effect on the Company; (xvi) it has, since March 31, 1994, conducted its business only in the ordinary course and has not taken or experienced certain specified actions or events (including, among other things, the incurrence of certain indebtedness, the creation of certain liens, the acquisition or disposition of certain assets, the redemption or reclassification of its capital stock or the payment of any dividend thereon, the increase of certain compensation and the change of certain tax matters);
(xvii) it is not subject to any litigation, except as disclosed to Arrow; (xviii) except as disclosed to Arrow, it has complied with applicable laws, including environmental laws, is not in default of its Certificate of Incorporation, bylaws or any contracts or agreements, and has obtained all permits and licenses required for its business; (xix) its insurance conforms to certain specifications; (xx) its dealings with affiliates have been disclosed to Arrow and were commercially reasonable and fair to the Company; (xxi) its customers and suppliers have not taken certain actions; (xxii) it has not made certain specified payments; (xxiii) its information provided for the Registration Statement and this Proxy Statement/Prospectus is accurate and complete; (xxiv) Robinson-Humphrey has delivered its opinion as to the fairness of the Merger; (xxv) no vote by the holders of the Company's capital stock is required to approve the Merger other than a vote of a majority of the outstanding shares of the Company Common Stock; (xxvi) it has not taken any actions which would prevent the Merger from being accounted for as a pooling-of-interests; (xxvii) it does not have a certain status as a stockholder of Arrow; and (xxviii) Section 203 of the DGCL is not applicable to the Merger.

     The Merger Agreement includes representations and warranties of Arrow and Sub that (i) each of Arrow and Sub is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) each of Arrow and Sub is authorized to enter into the Merger Agreement and, subject to required stockholder approval of Sub, to consummate the transactions contemplated thereby; (iii) the Merger Agreement has been duly executed and delivered by each of Arrow and Sub and constitutes a valid and binding obligation of Arrow and Sub enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy; (iv) the capital stock of Arrow is validly issued, fully paid and non-assessable and free of pre-emptive rights; (v) except as disclosed to the Company, the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby will neither violate certain debt instruments or other contracts or agreements by which Arrow or Sub is bound, nor violate their articles or certificates of incorporation or by-laws, any applicable law or regulation or any judgment or order; (vi) except as disclosed to the Company, no governmental or third party consents or approvals are required to consummate the transactions contemplated by the Merger Agreement; (vii) Arrow's financial statements and filings with the SEC, as required, have been made and, as of their respective dates, were materially accurate; and (viii) the information provided by Arrow for the Registration Statement is accurate and complete.

COVENANTS

     The Merger Agreement contains various agreements and covenants of the parties thereto, including covenants of Arrow and the Company to (i) cooperate with respect to the preparation of the Registration Statement and this Proxy Statement/Prospectus; (ii) take all actions necessary to satisfy any legal requirements with respect to the Merger and to obtain any consents or approvals required to consummate the transactions contemplated by the Merger Agreement;
(iii) cooperate with each other with respect to the investigation by each of the other's interest in the Merger; (iv) maintain the confidentiality of any information obtained from the other; (v) cooperate with each other as to the form and substance of any press release or public disclosure regarding the Merger; and (vi) use its best efforts to do all things necessary to consummate the transactions contemplated by the Merger Agreement.

     Pursuant to the Merger Agreement, the Company has agreed that, until the Closing Date, it (except with the written consent of Arrow) will: (i) conduct its business in the ordinary and usual course of business and consistent with prior practice; (ii) not take certain specified actions (including, among other things, the incurrence of certain indebtedness, the creation of certain liens, the acquisition or disposition of certain assets, the redemption or reclassification of its capital stock or the payment of any dividend thereon, the increase of certain compensation and the change of certain tax matters);
(iii) not issue any capital stock (with certain exceptions), any rights to acquire any capital stock or any securities convertible or exchangeable for capital stock; (iv) not amend its Certificate of Incorporation or bylaws; (v) not take any action which would result in any of the Company's representations and warranties not to be true or in any of the conditions to the Merger not being satisfied; (vi) preserve intact its business organization, and use its best efforts to keep available the services of its present officers and employees and preserve its business relationships with suppliers, distributors, customers and others; (vii) maintain its insurance policies in effect; (viii) pursue its rights with respect to certain claims and proceedings; (ix) not take certain actions with respect to its employee benefit plans; (x) cause to be delivered to Arrow certain letters of the Company's accountants; (xi) use its best efforts to cause to be delivered to Arrow certain letters of persons deemed to be affiliates of the Company under Rule 145 of the Securities Act; and (xii) call the Special Meeting to be held as soon as practicable after the Registration Statement becomes effective and recommend through the Company Board, subject to the Company Board's fiduciary duties, that the Merger Agreement be adopted by the Company stockholders.

     Arrow has agreed pursuant to the Merger Agreement that, until the Closing Date, except with the written consent of the Company, it will (i) conduct its business and that of its subsidiaries on a consolidated basis in a manner designed in its reasonable judgment to enhance the long-term value of the Arrow Common Stock and, to the extent consistent therewith, use its best efforts to preserve the goodwill of Arrow's and its subsidiaries' suppliers, customers and others having business relations with Arrow and its subsidiaries and (ii) not take any action which would result in Arrow's or Sub's representations and warranties in the Merger Agreement not to be true or in any of the conditions to the Merger not being satisfied. Arrow has also agreed pursuant to the Merger Agreement to use its best efforts to cause the shares of Arrow Common Stock to be issued pursuant to the Merger and such other shares to be issued pursuant to the Arrow Options, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

NO SOLICITATION OF TRANSACTIONS

     The Merger Agreement provides that the Company may not solicit or encourage, and will cause its officers, directors and employees and investment bankers, attorneys, accountants and other agents retained by it not to, solicit or encourage, any Takeover Proposal (as defined in "THE MERGER -- Amendments, Termination and Waivers" below) except that, if the Company does not breach the foregoing covenant, the Company may furnish information to an entity to facilitate any Takeover Proposal received and take such other actions, if counsel to the Company or the Company Board advises the Company Board that furnishing such information or taking such actions is necessary so as to not subject the directors of the Company to liability for breach of their fiduciary duties.

INDEMNIFICATION

     The Merger Agreement provides that the Company and Sub will, and from and after the Effective Time, the Surviving Corporation and Arrow will, indemnify, defend and hold harmless each person who was as of the date of the Merger Agreement or has been at any time prior to the date thereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or Sub against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of the Company or Sub, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors, officers or employees, as the case may be.

COMPANY STOCK OPTIONS

     The treatment under the Merger Agreement of the Company Stock Options is described under "THE MERGER -- Interests of Certain Persons in the Merger."

CONDITIONS

     In addition to the approval and adoption of the Merger Agreement and the terms of the Merger by the stockholders of the Company, the obligations of the parties to effect the Merger are subject to the fulfillment or waiver on or prior to the Closing Date of certain conditions specified in the Merger Agreement including, among others, (i) the continuing accuracy on the Closing Date of the representations and warranties of the respective parties contained in the Merger Agreement; (ii) the performance by the respective parties of all obligations under the Merger Agreement required to be performed on or prior to the Closing Date; (iii) the approval for listing on the NYSE of the shares of Arrow Common Stock to be issued in the Merger, subject to official notice of issuance; (iv) the absence of any injunction prohibiting consummation of the Merger; (v) the absence of any governmental investigation, action or proceeding seeking to restrain, prevent or change the Merger or questioning the legality thereof or seeking damages in connection therewith; (vi) the receipt by Arrow and the Company, and confirmation at the Effective Time, of letters from the respective accountants with respect to the qualification of the Merger as a pooling-of-interests; (vii) the receipt by the respective parties of certain certificates from each beneficial owner of 5% or more of the outstanding shares of Company Common Stock; (viii) the receipt by the respective parties of certain satisfactory opinions of tax counsel; and (ix) the receipt of the consents required to permit Arrow and the Company to consummate the transaction.

     The obligation of each of Arrow and Sub to effect the Merger is subject to additional conditions, including (i) the absence of any action or proceeding (other than those referred to in (v) of the preceding paragraph) seeking to restrain, prevent or change the Merger or questioning the legality thereof or seeking damages in connection therewith; (ii) the receipt of the Affiliate Agreements; and (iii) the absence of, since June 24, 1994, any events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     The consummation of the Merger is also conditioned upon the receipt of all required governmental authorizations, consents, orders and approvals, including expiration or termination of the relevant waiting period under the HSR Act. The Company and Arrow filed on June 29, 1994 the requisite notices under the HSR Act. Neither Arrow nor the Company is aware of any additional regulatory approvals required to consummate the Merger.

AMENDMENTS, TERMINATION AND WAIVERS


     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, (i) by the mutual consent of Arrow and the Company; (ii) by either Arrow or the Company if, without fault of the terminating party, the Merger is not consummated on or before November 15, 1994 (or such later date that the parties may agree to in writing); (iii) by Arrow, if the Company breaches any of its representations, warranties or obligations under the Merger Agreement and such breach is not cured or waived and the Company fails to provide reasonable assurance that such breach will be cured by the Closing Date; (iv) by the Company, if Arrow or Sub breaches any of their respective representations, warranties or obligations under the Merger Agreement and such breach is not cured or waived and Arrow fails to provide reasonable assurance that such breach will be cured by the Closing Date; (v) by either Arrow or the Company if a Trigger Event or Takeover Proposal occurs and the Company Board in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of the Merger Agreement and the transactions contemplated thereby after determining that to cause the Company to proceed with the transactions contemplated by the Merger Agreement would violate the Company Board's fiduciary duty to the stockholders of the Company; (vi) by either Arrow or the Company if (a) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger becomes final and nonappealable or (b) any required approval of the stockholders of the Company is not obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; (vii) by the Company, in the event (a) of the acquisition, by any person or group of persons (other than persons or groups of persons who (1) acquired shares of Arrow Common Stock pursuant to any merger of Arrow in which Arrow was the surviving corporation or any acquisition by Arrow of all or substantially all of the capital stock or assets of another person or (2) disclose their beneficial ownership of shares of Arrow Common Stock on Schedule 13G under the Exchange Act), of beneficial ownership of 30% or more of the outstanding shares of Arrow Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (b) the Board of Directors of Arrow accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Arrow Common Stock or of Arrow's consolidated assets; (viii) by Arrow, if the Arrow Stock Price is less than $30 or greater than $42; or (ix) by the Company, if the Arrow Stock Price is less than $25 or greater than $42.


     For purposes of the Merger Agreement, a "Trigger Event" shall occur if any person acquires securities representing 10% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 25% or more, of the voting power of the Company, and a "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and made by a person other than Arrow or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company other than the transactions contemplated by the Merger Agreement or the Stock Option Agreement.

     The Merger Agreement may be amended by the parties at any time before or after approval thereof by the stockholders of the Company by written agreement executed by the parties thereto. After any such approval, however, no amendment may be made which by law requires the further approval of the Company's stockholders without such further approval. Any amendment to the Merger Agreement must be authorized by the Boards of Directors of the respective parties. Such directors will exercise their fiduciary duties in determining whether any such amendment is in the best interests of the stockholders and, in the case of the Company, exercise their business judgment in determining whether stockholder approval of such amendment is required or desirable in light of the nature of the amendment.

     The conditions to each of the parties' obligations to consummate the Merger, other than the obtaining of stockholder approval, may be waived by such party. Neither Arrow, Sub nor the Company presently intends to waive any condition to its obligations to consummate the Merger. However, each of the parties reserves the right to waive any condition in the future. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by such party's Board of Directors, exercising its fiduciary duties to such party and its stockholders. The Merger Agreement does not require that any waiver be approved by the stockholders, even if such waiver may be deemed by some stockholders to be adverse to their interests. In the event the Merger is approved by the Company stockholders, the Company stockholders may not thereafter independently determine not to exchange their shares upon the occurrence of an event some stockholders may deem adverse to their interests, including, without limitation, a material decline in Arrow's earnings or stock price. However, Arrow would have the right to determine not to effect the Merger if there had been, since June 24, 1994, any events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     In the event that (i) either Arrow or the Company terminates the Merger Agreement following the occurrence of a Trigger Event or a Takeover Proposal and either (1) the Company Board's withdrawal or modification of its approval of the Merger Agreement or (2) the failure of the Company to obtain the requisite Company stockholder vote to approve the Merger Agreement, or (ii) Arrow terminates the Merger Agreement due to the Company's failure to perform and comply with all agreements and conditions required to be performed or complied with by the Company prior to or on the Closing Date or any failure by the Company's affiliates to take any actions required to be taken pursuant to the Merger Agreement and prior thereto there shall have occurred a Trigger Event or a Takeover Proposal, the Company will be required to pay to Arrow liquidated damages of $4,000,000 plus reimbursement of out-of-pocket fees and expenses incurred by Arrow in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) up to a maximum amount of $1,000,000.

EXPENSES

     The Merger Agreement provides that, whether or not the Merger is consummated, all expenses (other than the liquidated damages and out-of-pocket expenses described in the section entitled "-- Amendments, Termination and Waivers" above) incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that expenses incurred in connection with printing of the Registration Statement and this Proxy Statement/Prospectus, as well as the filing fee payable to the SEC in connection therewith, will be shared equally by Arrow and the Company.

     For a description of the liquidated damages and certain expenses that may become payable by the Company under certain circumstances pursuant to the terms of the Merger Agreement, see "-- Amendments, Termination and Waivers" above.

                           THE STOCK OPTION AGREEMENT

     The following is a brief summary of the terms of the Stock Option Agreement, a copy of which is attached as Exhibit C to this Proxy
Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Stock Option Agreement.

GENERAL

     Pursuant to the Stock Option Agreement, Arrow has the right (the "Company Option"), under certain circumstances, to acquire up to 1,257,063 shares of authorized but unissued shares of Company Common Stock (the "Company Shares") (constituting approximately 19.9% of the outstanding shares of Company Common Stock prior to giving effect to such issuance and approximately 16.6% after giving effect to such issuance) at a price, payable in cash, of $22.50 per share (the "Exercise Price"). Pursuant to the terms of the Stock Option Agreement, the type and number of securities subject to the Company Option, and the price per share, shall be adjusted in the event of any change in the Company Common Stock by reason of certain events, including recapitalizations, combinations, exchange of shares or the like. Furthermore, in the event the Company enters into certain types of agreements involving the merger of the Company, or sale of substantially all its assets, such agreements must provide Arrow with consideration for each share of Company Common Stock with respect to which the Company Option has not been exercised, equal to the amount of consideration a holder of Company Common Stock would receive less the Exercise Price. The Stock Option Agreement could have the effect of making an acquisition of the Company by a third party more costly because of the need to acquire the Company Shares in any such transaction.

     The Stock Option Agreement is exercisable by Arrow, in whole or in part, at any time or from time to time after any event occurs which would permit Arrow to terminate the Merger Agreement and recover the liquidated damages and out-of-pocket expenses described in "THE MERGER AGREEMENT -- Amendments, Termination and Waivers" (regardless of whether the Merger Agreement has actually terminated as a result thereof). The Company Option will terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to its terms (other than a termination in connection with which Arrow is entitled to the payment of the liquidated damages and out-of-pocket expenses); or (iii) 180 days following any termination of the Merger Agreement in connection with which Arrow is entitled to the payment of the liquidated damages and out-of-pocket expenses (or, if at the expiration of such 180-day period the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event later than June 24, 1996). Notwithstanding the foregoing, the Company Option may not be exercised if Arrow is in material breach of any of its representations, warranties, covenants or agreements contained in the Stock Option Agreement or in the Merger Agreement.

CERTAIN REPURCHASES

     Under the terms of the Stock Option Agreement, at any time during which the Company Option is exercisable (the "Repurchase Period"), Arrow has the right to require the Company (or any successor entity thereof) to repurchase from Arrow the Company Option, and the Company (or any successor entity thereof) has the right, if the Market/Tender Offer Price (as defined below) exceeds the Exercise Price by more than $8.00, to require Arrow to sell to the Company (or such successor entity) the Company Option, at the price set forth in subparagraph (i) below. Also, at any time prior to June 24, 1996, Arrow has the right to require the Company (or any successor entity thereof) to repurchase from Arrow, and the Company (or any successor entity thereof) has the right, if the Market/Tender Offer Price exceeds the Exercise Price by more than $8.00, to require

Arrow to sell to the Company (or such successor entity), the Company Shares purchased by Arrow pursuant to the Company Option at the price set forth in subparagraph (ii) below:

          (i) The difference between the Market/Tender Offer Price for shares of Company Common Stock as of the date the requesting party gives notice of its intent to exercise its rights and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option, or portion thereof, but only if the Market/Tender Offer Price exceeds the Exercise Price. The "Market/Tender Offer Price" means the higher of (A) the price per share offered as of such date pursuant to any tender or exchange offer or other Takeover Proposal (as defined above in "THE MERGER
     AGREEMENT -- Amendments, Termination and Waivers") which was made prior to such date and not terminated or withdrawn as of such date (the "Tender Price") or (B) the average of the high and low bid prices of shares of Company Common Stock on NASDAQ for the ten trading days immediately preceding such date, or if on any of such ten trading days Company Common Stock shall not be quoted in the NASDAQ System, the average of the high and low bid prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization (the "Market Price").

          (ii) The Exercise Price paid by Arrow for Company Shares acquired pursuant to the Company Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Company Shares so purchased. For purposes of this clause
     (ii), the Tender Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

     The maximum amount payable to Arrow in the event Arrow or the Company elects for the Company to repurchase the Option and/or the Company Shares from Arrow, shall not exceed $10,056,064 plus the amount of the aggregate Exercise Price paid by Arrow for any shares of the Company Common Stock acquired pursuant to the Company Option.

REGISTRATION RIGHTS

     Subsequent to the termination of the Merger Agreement, Arrow may by written notice ("Registration Notice") request the Company to register under the Securities Act all or any part of the Restricted Shares (as defined in Section 8 of the Stock Option Agreement). The Company may, at its option, purchase these shares ("Registrable Shares") within ten business days after the receipt of the Registration Notice. If the Company does not elect to exercise its option to purchase the Registrable Shares, it shall use its best efforts to register the unpurchased Registrable Shares; provided, however, (i) Arrow shall not be entitled to more than an aggregate of two effective registration statements and
(ii) the Company will not be required to file any such registration statement for a certain period of time when (A) the Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to the Company, such information would have to be disclosed if a registration statement were filed at such time; (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Company or any of its affiliates.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                  COMPANY COMMON STOCK AND ARROW COMMON STOCK

GENERAL

     Arrow is incorporated in the State of New York. The Company is incorporated in the State of Delaware. The rights of stockholders of the Company are currently governed by the DGCL and by the Company Certificate of Incorporation and Bylaws. Stockholders of the Company who receive Arrow Common Stock pursuant to the Merger will become shareholders of Arrow and their rights as such will be governed by the New York Business Corporation Law (the "BCL") and Arrow's Restated Certificate of Incorporation (the "Arrow Certificate of Incorporation") and By-laws, as amended from time to time in accordance with the BCL.

     Certain differences between the rights of Arrow shareholders and Company stockholders are summarized below. This summary is qualified in its entirety by reference to the full text of such documents. For information as to how such documents may be obtained, see "AVAILABLE INFORMATION."

BUSINESS COMBINATIONS

     Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter is required to approve mergers, consolidations, and any sales, leases or exchanges of all or substantially all of the assets of a corporation.

     The Company Certificate of Incorporation does not contain any provisions relating to business combinations.

     Under the BCL, the affirmative vote of the holders of two-thirds of all outstanding shares of stock of a New York corporation entitled to vote thereon is required to approve mergers and consolidations, and for sales, leases, exchanges or other dispositions of all or substantially all the assets of a corporation, if not made in the usual or regular course of the business actually conducted by such corporation.

     In addition, the Arrow Certificate of Incorporation requires the affirmative vote of 90% of the outstanding shares of Arrow Common Stock to authorize certain mergers into, sales of assets to, and other transactions with any person or entity that acquires directly or indirectly 30% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. A 90% vote of such shares is also required to approve corporate reorganizations which materially reduce the percentage of outstanding shares entitled to vote.

APPRAISAL RIGHTS

     Under Section 262 of the DGCL, except as otherwise provided by the DGCL, stockholders who continuously hold their shares through the effective date of a merger or consolidation, who perfect their appraisal rights under Section 262(d) of the DGCL, and who neither vote in favor of the merger or consolidation nor otherwise consent thereto in writing are entitled upon petition to receive payment of the fair value of their stock, as determined by the Delaware Court of Chancery, in the event the merger or consolidation is consummated.

     Under certain Sections of the BCL, including Sections 806(b)(6) and 910, shareholders of a New York corporation have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by the BCL, in the event of certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain mergers or consolidations, certain sales, exchanges or other dispositions of all or substantially all of the corporation's assets and certain share exchanges. A shareholder intending to enforce such right must comply with the procedures set forth in Section 623 of the BCL.

STATE TAKEOVER LEGISLATION

     Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date such person became an interested stockholder, unless (i) prior to such date, the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors of the corporation and by the affirmative vote, not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, consolidations, asset transfers (including any sale, lease, exchange, mortgage, pledge or other disposition of assets) and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who (i) owns 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock within the past three years.

     On June 24, 1994, prior to the execution of the Merger Agreement, the Company Board duly adopted irrevocable resolutions that approved the Merger and provide that, for as long as the Merger Agreement remains in full force and effect, the transactions contemplated by the Merger Agreement are exempt from
Section 203 of the DGCL to the extent that the statute is applicable thereto.

     Section 912 of the BCL (the "New York Business Combination Law") prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and the receipt of certain benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person who, (i) directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a resident domestic New York corporation or (ii) is an affiliate or associate of such resident domestic corporation and at any time within the past five years was a beneficial owner of 20% or more of such stock) for a period of five years after the date on which the interested shareholder became such. After such five-year period a business combination between a resident domestic New York corporation and such interested shareholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested shareholder or its affiliates or associates. The New York Business Combination Law exempts from its prohibitions any business combination with an interested shareholder if such business combination, or the purchase of stock by the interested shareholder that caused such shareholder to become such, is approved by the board of directors of the resident domestic New York corporation prior to the date on which the interested shareholder becomes such. Provided that at least ten percent of the voting stock of Arrow is owned beneficially by residents of (or organizations having their principal offices in) the State of New York, Arrow is a resident domestic New York corporation. The New York Business Combination Law also excludes resident domestic corporations having no class of voting stock registered with the SEC, unless the certificate of incorporation provides otherwise.

     A resident domestic New York corporation may adopt an amendment to its by-laws, approved by the affirmative vote of the holders, other than interested shareholders and their affiliates and associates, of a majority of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by the New York Business Combination Law. However, such amendment will not be effective until 18 months after such shareholder vote and will not apply to any business combination with an interested shareholder who was such on or prior to the effective date of such amendment. Arrow has not amended the Arrow By-laws to elect not to be governed by the New York Business Combination Law.

STOCKHOLDER RIGHTS PLANS

     The Company does not have a stockholder rights plan.

     In March 1988, Arrow paid a dividend of one Arrow Right on each outstanding share of Arrow Common Stock pursuant to the Rights Agreement. Each Arrow Right entitles the registered holder to purchase from Arrow one one-hundredth of a share of Arrow Participating Preferred Stock for a price of $50, subject to adjustment. Although the Arrow Rights are not intended to prevent a takeover of Arrow at a full and fair price, they may have certain anti-takeover effects. They may deter an attempt to acquire Arrow in a manner which seeks to deprive Arrow's shareholders of the full and fair value of their investment and may deter attempts by significant shareholders to take advantage of Arrow and its shareholders through certain self-dealing transactions. The Arrow Rights may cause substantial dilution to a person or group that acquires or attempts to acquire Arrow without the Arrow Rights being redeemed by the Arrow Board of Directors. Accordingly, the Arrow Rights should encourage any potential acquiror to seek to negotiate with the Arrow Board of Directors. Unless the approval is first obtained from the Arrow Board of Directors, the Arrow Rights may deter transactions, including tender offers, which the majority of shareholders may believe are beneficial to them. Under the Rights Agreement, one Arrow Right will also be issued with each share of Arrow Common Stock issued pursuant to the Merger.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under Section 242 of the DGCL, a charter amendment proposed by the board requires an affirmative vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon. Whether or not entitled by the charter, the holders of the outstanding shares of a class are entitled to vote on a charter amendment if the amendment would increase or decrease the aggregate number of authorized shares of such class or adversely affect the powers, preferences or special rights of such class.

     Under Section 803 of the BCL, amendments of the certificate of incorporation may be authorized by vote of the board, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. Certain categories of amendments which adversely affect the rights of any holders of shares of a class or series of stock require the affirmative vote of the holders of a majority of all outstanding shares of such class or series, voting separately.

AMENDMENTS TO BY-LAWS

     Under Section 109 of the DGCL, the by-laws of a corporation generally may be amended or repealed by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. As permitted by the DGCL, the Company Certificate of Incorporation provides that the Company By-laws may be made, altered or repealed by the Company Board.

     Under Section 601 of the BCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by the holders of shares entitled to vote in the election of any director. When so provided in the certificate of incorporation or a by-law adopted by the shareholders, by-laws may also be amended, repealed or adopted by the board by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by law, but any by-law adopted by the board may be amended or repealed by the shareholders entitled to vote thereon as provided by the BCL.

     The Arrow By-laws may be amended, repealed or adopted by the holders of voting shares or the Board of Arrow, except that any amendment changing the number of directors requires a vote of the majority of the entire Board. Any by-law adopted by the Arrow Board may be amended or repealed by the shareholders in accordance with the BCL.

PREEMPTIVE RIGHTS

     Under Section 102(b)(3) of the DGCL, unless the certificate of incorporation provides otherwise, a stockholder is granted no preemptive rights. The Company Certificate of Incorporation does not provide for preemptive rights.

     Under Section 622 of the BCL, except as otherwise provided in the BCL or in the certificate of incorporation, the holders of equity shares are granted certain preemptive rights. The Arrow Certificate of Incorporation provides that no holder of shares of Arrow Common Stock has any preemptive rights to purchase any shares or other securities of Arrow.

DIVIDEND SOURCES

     Section 170 of the DGCL permits the payment of dividends on capital stock, subject to any restrictions contained in the certificate of incorporation, out of a corporation's surplus (the excess of net assets over capital) or, in case there is no surplus, out of net profits for the current and/or preceding fiscal year. If the capital of the corporation is diminished to an amount less than the aggregate amount of capital represented by the outstanding stock having a preference on the distribution of assets, then dividends may not be declared and paid out of such net profits until the deficiency in the amount of capital represented by the preferred shares shall have been repaired. The Company Certificate of Incorporation and Bylaws do not restrict the payment of dividends on the Company Common Stock. Section 9.1 of the Bylaws allows the directors, in their absolute discretion, to set aside reserves out of any funds available for dividends for any purpose the directors shall think conducive to the Company's interests. The Company, however, is a party to certain agreements which currently limit the amount of dividends that can be paid by the Company.

     Under Section 510 of the BCL, except as otherwise provided in the BCL, dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution must at least equal the amount of its stated capital. When any dividend is paid or any other distribution is made from sources other than earned surplus, a written notice must accompany such payment or distribution as provided by the BCL. A corporation may declare and pay dividends or make other distributions except when currently the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the corporation's certificate of incorporation. Arrow is a party to certain agreements which currently limit the amount of dividends that can be paid by Arrow.

DURATION OF PROXIES

     Under Section 212 of the DGCL, no proxy is valid for more than three years after its date unless provided otherwise in the proxy.

     Under Section 609 of the BCL, no proxy is valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Irrevocable proxies may be created for (i) a pledgee, (ii) a person who has purchased or agreed to purchase the shares, (iii) a creditor of the corporation who extends or continues credit in consideration of the proxy, (iv) a person who has contracted to perform services as an officer of the corporation if the proxy is required by the employment contract and (v) a person designated under a voting agreement.

STOCKHOLDER ACTION

     Under Section 228 of the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any meeting of stockholders may instead be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action taken is signed by holders of outstanding stock having not less than the minimum number of votes that would be required to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voting and a prompt notice of the action so taken is provided to those stockholders who have not consented in writing. The Company Certificate of Incorporation does not prohibit or otherwise limit action by written consent.

     Under Section 615 of the BCL, any action required or permitted to be taken by vote may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon, provided that the certificate of incorporation may contain a provision requiring the written consent of the holders of less than all outstanding shares. The Arrow Certificate of Incorporation does not contain such a provision.

SPECIAL STOCKHOLDER MEETINGS

     Under Section 211 of the DGCL, a special meeting of stockholders may be called only by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by-laws. The Company Bylaws provide that a special meeting of stockholders may be called by the chief executive officer and shall be called by the chief executive officer or secretary at the request in writing of a majority of the Company Board or the holders of the issued and outstanding shares of capital stock entitled to cast not less than a majority of the vote at the meeting.

     Under Section 602 of the BCL, a special meeting of shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by-laws. The Arrow By-laws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board or by the Board of Directors. In addition, Section 603 of the BCL provides that if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of shareholders, or if no date has been so fixed, for a period of thirteen months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board shall call a special meeting for the election of directors. If such special meeting is not called by the board within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of ten percent of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors.

CUMULATIVE VOTING

     Under Section 214 of the DGCL, the certificate of incorporation may provide for cumulative voting of shares in all elections of directors. The Company Certificate of Incorporation does not provide for cumulative voting for the election of directors.

     Under Section 618 of the BCL, the certificate of incorporation may provide that in all elections of directors each shareholder is entitled to cumulate such shareholder's votes. The Arrow Certificate of Incorporation does not contain such a provision.

REMOVAL OF DIRECTORS

     Except as otherwise provided in the DGCL, under Section 141(k) of the DGCL, the entire board of directors or any individual director may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

     Section 706 of the BCL provides that any or all of the directors may be removed for cause by vote of the shareholders and, if the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide, directors may be removed by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders. The removal of directors, with or without cause, is subject to the following: (i) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively and (ii) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the attorney-general or by the holders of ten percent of the outstanding shares, whether or not entitled to vote.

     The Arrow Certificate of Incorporation provides that any or all of the directors may be removed without cause by action of the shareholders.

VACANCIES ON THE BOARD

     As permitted under Section 223 of the DGCL, the Company Bylaws provide that the Company Board may increase or decrease the number of directors and fill any vacancy on the Company Board, including vacancies resulting from an increase in the number of directors.

     Under Section 705 of the BCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason except the removal of directors without cause may be filled by vote of the board. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the shareholders. Unless the certificate of incorporation or the specific provision of a by-law adopted by the shareholders provide that the board may fill vacancies occurring in the board by reason of the removal of directors without cause, such vacancies may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

     The Arrow By-laws provide that any vacancy in the Arrow Board of Directors (other than removal without cause) may be filled by a majority vote of the remaining directors.

INDEMNIFICATION OF DIRECTORS

     Section 145 of the DGCL generally provides that a corporation may, and in certain circumstances, must, indemnify any person who is or was threatened with any action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation for expenses, judgments or settlements actually and reasonably incurred by such person in connection with suits and other legal action or proceedings if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The determination of whether a director, officer, employee or agent has met the applicable standard of conduct is made (i) by a majority vote of a quorum of directors not party to the action, suit or proceeding, or (ii) by an independent legal counsel in a written opinion if a quorum of disinterested directors is unobtainable or if the disinterested directors so direct or (iii) by the shareholders. In the case of shareholder derivative suits, the corporation may indemnify any person who is or was threatened with any action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action was brought determined upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as in the case of officers and directors they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The aforementioned provisions relating to indemnification and advancement of expenses are not exclusive and a corporation may provide additional rights to those seeking indemnification or advancement of expenses. The provisions of the DGCL relating to indemnification and advancement of expenses to directors, employees, officers and agents are incorporated into the Company Certificate of Incorporation and Bylaws.

     Under Section 722 of the BCL, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     The indemnification described above under the BCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws, or, when authorized by
(i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders, (iii) a resolution of directors, or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the BCL, any indemnification under the BCL pursuant to the above paragraphs may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the disinterested directors if a quorum is available, or (ii) in the event a quorum of disinterested directors is not available or so directs by either (A) the board upon the written opinion of independent legal counsel, or (B) by the shareholders.

     The Arrow Certificate of Incorporation provides that Arrow shall indemnify directors, officers and employees of Arrow with respect to proceedings by reason of the fact that he or she was a director, officer or employee of Arrow, except where such officer, director or employee is liable for negligence or misconduct in the performance of his or her duties. The Arrow Certificate of Incorporation also provides that such rights to indemnification are not exclusive.

     The Arrow By-laws provide that Arrow is authorized, by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with Arrow or at the request of Arrow in any capacity with any other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Arrow or the Company pursuant to the foregoing provisions, Arrow and the Company have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision that would eliminate a director's monetary liability for breaches of his fiduciary duty in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company Certificate of Incorporation contains such a provision.

     Section 402(b) of the BCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit (i) the liability of any director if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that the director's acts violated certain provisions of the BCL or (ii) the liability of any director for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     The Arrow Certificate of Incorporation provides that no director shall be personally liable to Arrow or any of its shareholders for damages for any breach of duty as a director, except for liability resulting from a judgment or other final adjudication adverse to the director (i) for acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of the law,
(ii) for any transaction from which the director derived a financial profit or other advantage to which the director was not legally entitled, or (iii) under
Section 719 of the BCL.

                              RECENT DEVELOPMENTS

     The Company has entered into an Agreement to Terminate Distribution Services, dated June 24, 1994 (the "Termination Agreement"), pursuant to which the Company will terminate the distribution services it currently provides for ScanSource. Currently, the Company provides warehousing, shipping and limited accounting services to ScanSource at cost, and the Company provides financing for ScanSource at the Company's cost of borrowed funds plus 1%. During the 1993 fiscal year, ScanSource was billed a total of $26,934 for services and the largest amount of financing outstanding at any time during that year was $1,314,851. For the 1994 fiscal year through May 31, 1994, ScanSource had incurred approximately $178,278 in warehouse charges and approximately $115,590 in finance charges with the Company. Under the current services agreement with ScanSource, the Company guarantees certain vendor lines of credit for ScanSource and the Company is subject to non-competition restrictions. In addition, pursuant to a stock option granted to the Company by ScanSource, on December 30, 1993 the Company purchased 250,000 shares of ScanSource common stock (the "ScanSource Stock") for $1.50 per share, representing an 11.6% interest in ScanSource.

     Pursuant to the Termination Agreement, not later than September 30, 1994 the Company will cease providing services, financing and guarantees to or on behalf of ScanSource. The Termination Agreement provides, among other things, that the Company will cease providing guarantees for vendor lines of credit for ScanSource ten business days after the date of the Termination Agreement, and that ScanSource will pay all amounts owed to the Company in cash within three days following the date of termination of services (the "Settlement Date"). The Company has agreed to pay to ScanSource $1.4 million in cash on the Settlement Date in consideration for the modification of certain terms of the non-competition restrictions. The Company has also granted to ScanSource an option (which may be transferred to a new distributor engaged by ScanSource) to purchase the ScanSource Stock at a price of $4.00 per share, payable in cash. This option, which is subject to the condition that the Company obtain certain required consents, will expire if not exercised within six months and two days after the date of the Termination Agreement. In the event that the option is not exercised, the Company has a right to require ScanSource to immediately purchase the ScanSource Stock, also subject to certain required consents, at a price of $3.00 per share, payable in cash.

     ScanSource was founded by Steven H. Owings, a director and former executive officer of the Company. Mr. Owings owns a 15.0% interest in ScanSource, and Dennis Gates, Irwin Lieber and Eli Oxenhorn, all of whom are directors of the Company, respectively own 7.0%, 2.5% and 6.0% interests in ScanSource. Mr. Owings is Chairman of the Board and Chief Executive Officer of ScanSource and each of Messrs. Lieber and Oxenhorn are directors of ScanSource. Additionally, at the Company's request, William T. Mauldin, the Company's Vice President of Finance and Chief Financial Officer, serves as a director of ScanSource.

                                 LEGAL OPINION

     The validity of the shares of Arrow Common Stock offered to the Company stockholders by this Proxy Statement/Prospectus will be passed upon for Arrow by Winthrop, Stimson, Putnam & Roberts.

                                    EXPERTS

     The historical consolidated financial statements and related schedules of Arrow Electronics, Inc. at December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993 incorporated by reference from Arrow's Annual Report on Form 10-K in this Proxy Statement/ Prospectus, have been audited by Ernst & Young, independent auditors, as set forth in their report appearing elsewhere therein, and are incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements and schedules of the Company as of June 30, 1993 and 1992 and for each of the years in the three-year period ended June 30, 1993, have been incorporated herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick, independent auditors, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick covering the June 30, 1993 financial statements refers to a change in the method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

                            SOLICITATION OF PROXIES


     Arrow and the Company will share equally the expenses in connection with printing this Proxy Statement/Prospectus. The costs of solicitations of proxies will be borne by the Company. Directors, officers and other employees of the Company may, without additional compensation (except for customary overtime pay, when applicable), solicit proxies by mail, in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement/Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company Common Stock. In addition, the Company has retained Corporate Investor Communications, Inc., a proxy solicitation firm, to assist in soliciting proxies from beneficial owners of Company Common Stock held by banks, brokerage houses, and other custodians, nominees and fiduciaries. The Company anticipates that the cost of such assistance will not exceed $10,000.


                       PROPOSALS BY COMPANY STOCKHOLDERS

     If the Merger is not consummated, management of the Company expects that its 1994 Annual Meeting of Stockholders will be held in December 1994. As stated in the Company's Proxy Statement for its 1993 Annual Meeting, proposals that Company stockholders desired to have included in the Company's proxy materials for its 1994 Annual Meeting must have been received by the Company on or prior to June 26, 1994. The Company has received no such stockholder proposals.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          OF GATES/FA DISTRIBUTING, INC.

                                                /s/ Cynthia L. Armstrong
                                          --------------------------------------
                                                    Cynthia L. Armstrong
                                                        Secretary

                                               EXHIBIT A






          ___________________________________________________________





                          AGREEMENT AND PLAN OF MERGER


                                  By and Among


                            Arrow Electronics, Inc.


                            AFG Acquisition Company


                                      and


                          Gates/FA Distributing, Inc.





                           Dated as of June 24, 1994




          ___________________________________________________________

                              TABLE OF CONTENTS


                                                                           Page
                                                                           ----
                                  ARTICLE 1

                                  THE MERGER

1.1  Effective Time of the Merger . . . . . . . . . . . . . . . . . . . .   A-7
1.2  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
1.3  Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . .   A-7

                                  ARTICLE 2

                           CONVERSION OF SECURITIES

2.1  Conversion of Capital Stock  . . . . . . . . . . . . . . . . . . . .   A-8
     (a)  Capital Stock of Sub  . . . . . . . . . . . . . . . . . . . . .   A-8
     (b)  Cancellation of Treasury Stock and Parent-Owned
          Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
     (c)  Conversion Ratio for the Company Common Stock . . . . . . . . .   A-8
2.2  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . .   A-9
     (a)  Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . .   A-9
     (b)  Exchange Procedures . . . . . . . . . . . . . . . . . . . . . .   A-9
     (c)  Distribution with Respect to Unexchanged Shares . . . . . . . .  A-10
     (d)  No Further Ownership Rights in the Company
          Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
     (e)  No Fractional Shares  . . . . . . . . . . . . . . . . . . . . .  A-11
     (f)  Termination of Exchange Fund  . . . . . . . . . . . . . . . . .  A-11
     (g)  No Liability. . . . . . . . . . . . . . . . . . . . . . . . . .  A-11

                                  ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1  Corporate Organization and Authority of the Company  . . . . . . . .  A-12
3.2  Subsidiaries and Equity Investments  . . . . . . . . . . . . . . . .  A-13
3.3  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-13
3.4  No Violation; Consents and Approvals . . . . . . . . . . . . . . . .  A-14
3.5  SEC Reports and Financial Statements of the Company  . . . . . . . .  A-15
3.6  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . .  A-15
3.7  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
3.8  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . .  A-16
3.9  Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . .  A-16

3.10  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . .  A-17
3.11  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
3.12  Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
3.13  No Material Change  . . . . . . . . . . . . . . . . . . . . . . . .  A-20
3.14  Absence of Change or Event  . . . . . . . . . . . . . . . . . . . .  A-20
3.15  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
3.16  Compliance With Law and Other Instruments . . . . . . . . . . . . .  A-22
3.17  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
3.18  Affiliate Interests . . . . . . . . . . . . . . . . . . . . . . . .  A-27
3.19  Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . .  A-28
3.20  Absence of Questionable Payments  . . . . . . . . . . . . . . . . .  A-28
3.21  Information Supplied  . . . . . . . . . . . . . . . . . . . . . . .  A-29
3.22  Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . .  A-29
3.23  Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
3.24  Accounting Matters  . . . . . . . . . . . . . . . . . . . . . . . .  A-29
3.25  Company Not an Interested Shareholder or a
      30% Shareholder   . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
3.26  Section 203 of the DGCL Not Applicable  . . . . . . . . . . . . . .  A-30
3.27  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30

                                  ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

4.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
4.2  Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . .  A-30
4.3  No Violation; Consents and Approvals . . . . . . . . . . . . . . . .  A-31
4.4  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
4.5  SEC Reports and Financial Statements of Parent . . . . . . . . . . .  A-32
4.6  Information Supplied . . . . . . . . . . . . . . . . . . . . . . . .  A-33

                                  ARTICLE 5

                       CERTAIN COVENANTS AND AGREEMENTS
                          OF THE COMPANY AND PARENT

5.1  Conduct of the Company's Business Prior to the
     Closing Date  . . . .  . . . . . . . . . . . . . . . . . . . . . . .  A-33
5.2  Conduct of Parent's Business Prior to the Closing
     Date  . . .  .  . . . . . .  . . . . . . . . . . . . . . . . . . . .  A-34
5.3  Preparation of S-4 and the Proxy Statement . . . . . . . . . . . . .  A-35
5.4  Letter of the Company's Accountants  . . . . . . . . . . . . . . . .  A-35
5.5  Legal Conditions to Merger . . . . . . . . . . . . . . . . . . . . .  A-35
5.6  Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
5.7  Stock Exchange Listing . . . . . . . . . . . . . . . . . . . . . . .  A-36
5.8  Stockholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . .  A-36
5.9  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
5.10  Broker's and Finder's Fees  . . . . . . . . . . . . . . . . . . . .  A-37
5.11  Access to Information and Confidentiality . . . . . . . . . . . . .  A-38
5.12  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .  A-38
5.13  Additional Agreements; Best Efforts . . . . . . . . . . . . . . . .  A-40
5.14  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . .  A-40

5.15  Advice of Changes; SEC Filings  . . . . . . . . . . . . . . . . . .  A-40
5.16  Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
5.17  Company Option Plans  . . . . . . . . . . . . . . . . . . . . . . .  A-41
5.18  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . .  A-42

                                  ARTICLE 6

                             CONDITIONS PRECEDENT

6.1  Conditions to Each Party's Obligation to Effect
     the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
     (a)  Stockholder Approval  . . . . . . . . . . . . . . . . . . . . .  A-42
     (b)  NYSE Listing  . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
     (c)  Other Approvals . . . . . . . . . . . . . . . . . . . . . . . .  A-42
     (d)  S-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-43
     (e)  No Injunctions or Restraints  . . . . . . . . . . . . . . . . .  A-43
     (f)  No Governmental Actions . . . . . . . . . . . . . . . . . . . .  A-43
     (g)  Pooling Letter  . . . . . . . . . . . . . . . . . . . . . . . .  A-43
     (h)  Tax Free Reorganization . . . . . . . . . . . . . . . . . . . .  A-43
6.2  Conditions to Obligations of Parent and Sub  . . . . . . . . . . . .  A-43
     (a)  Representations and Warranties; Performance of
          Obligations . . . . . . . . . . . . . . . . . . . . . . . . . .  A-43
     (b)  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . .  A-44
     (c)  No Actions  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-44
     (d)  Consents Under Agreements . . . . . . . . . . . . . . . . . . .  A-44
     (e)  Letter from Company Affiliates  . . . . . . . . . . . . . . . .  A-44
     (f)  Material Adverse Change . . . . . . . . . . . . . . . . . . . .  A-44
     (g)  No Amendments to Resolutions  . . . . . . . . . . . . . . . . .  A-44
6.3  Conditions to Obligations of the Company . . . . . . . . . . . . . .  A-45
     (a)  Representations and Warranties; Performance of
          Obligations . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45
     (b)  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45
     (c)  Consents Under Agreements . . . . . . . . . . . . . . . . . . .  A-45
     (d)  No Amendments to Resolutions  . . . . . . . . . . . . . . . . .  A-45

                                  ARTICLE 7

                          TERMINATION AND AMENDMENT

7.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-46
7.2  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . .  A-47
7.3  Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . .  A-47
7.4  Amendment and Modification . . . . . . . . . . . . . . . . . . . . .  A-48

                                  ARTICLE 8

                              GENERAL PROVISIONS

8.1  Nonsurvival of Representations, Warranties and
     Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-48
8.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-48

8.3  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
8.4  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
8.5  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
8.6  Entire Agreement; No Third Party Beneficiaries;
     Rights of Ownership  . . . . . . . . . . . . . . . . . . . . . . . .  A-49
8.7  No Remedy in Certain Circumstances . . . . . . . . . . . . . . . . .  A-50
8.8  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50
8.9  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50

Exhibit 5.6               Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of June 24, 1994, by and among Arrow Electronics, Inc., a New York corporation ("Parent"), AFG Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Gates/FA Distributing, Inc., a Delaware corporation (the "Company").


                 WHEREAS, the respective Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the "Merger");


                 WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");


                 WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;


                 WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent and Sub to enter into this Agreement, (i) the Company and Parent have entered into a stock option agreement dated the date hereof (the "Option Agreement") providing for the purchase by Parent of newly-issued shares of the Company's Common Stock, (ii) each of Cheyenne Software, Inc. and Dennis Gates has on the date hereof granted to Parent an irrevocable proxy to vote the shares of the Company's Common Stock owned by such stockholders, respectively, to approve the Merger; and


                 WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE 1

                                   THE MERGER

                 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the office of the Secretary of State of the State of Delaware, for filing and thereafter recorded, as provided in the Delaware General Corporation Law (the "DGCL"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

                 1.2 Closing. The closing of the Merger (the "Closing") will take place at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York, at 10:00 A.M. (local time) on a date to be specified by Parent and the Company, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article 6 (other than Sections 6.2(a)(i) and 6.3(a)(i) and the delivery of the officer's certificates referred to in Sections 6.2(a) and 6.3(a)) (the "Closing Date") or at such other place, time and date as may be agreed upon in writing by Parent and the Company.

                 1.3 Effects of the Merger. (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and (iii) the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

                 (b) The Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

                                   ARTICLE 2

                            CONVERSION OF SECURITIES

                 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") or capital stock of Sub:

                 (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                 (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of the Company Common Stock that are owned by the Company as treasury stock and any shares of the Company Common Stock owned by Parent, Sub or any wholly owned Subsidiary of the Company or Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Common Stock, par value $1.00 per share, of Parent (the "Parent Common Stock"), if any, owned by the Company shall remain unaffected by the Merger. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                 (c) Conversion Ratio for the Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of the Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive the number (the "Conversion Ratio") of shares of Parent Common Stock equal to a fraction the numerator of which is $22.50 and the denominator of which is the average closing price on the New York Stock Exchange, Inc. (the "NYSE") of one share of Parent Common Stock over the twenty-day trading period ending two trading days before the Closing Date (the "Parent Stock Price"). Each share of the Parent Common Stock issued pursuant to the Merger shall entitle the holder thereof to the corresponding number of rights (the "Parent Rights") to purchase shares of Participating Preferred Stock of Parent pursuant to the Rights Agreement dated as of March 2, 1988, as amended, between Parent and Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights Agent (the "Parent Rights Agreement"). All references in this Agreement to the Parent Common Stock to be received pursuant to the Merger shall be deemed to include the Parent Rights. All such shares of the Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of the Parent Common Stock and any cash in lieu of fractional shares of the Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

                 2.2  Exchange of Certificates.

                 (a) Exchange Agent. As of the Effective Time, Parent shall deposit with Chemical Bank or such other bank or trust company designated by Parent (and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of the Parent Common Stock (such shares of the Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of the Company Common Stock.

                 (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates") whose shares where converted pursuant to Section 2.1 into the right to receive shares of the Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of the Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of the Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article 2 (and the dividends or distributions and cash in lieu of fractional shares as contemplated by Sections 2.2(c) and 2.2(e), respectively), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of the Parent Common Stock may be issued to a transferee if the Certificate representing the Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of the Parent Common Stock and cash in lieu of any fractional shares of the Parent Common Stock as contemplated by this Section 2.2.

                 (c) Distribution with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of the Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of the Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount (to the extent such amount has been determined in accordance with Section 2.2(e)) of any cash payable in lieu of a fractional share of the Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of the Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of the Parent Common Stock.

                 (d)  No Further Ownership Rights in the Company Common
Stock. All shares of the Parent Common Stock issued upon the surrender for exchange of shares of the Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of the Company Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

                 (e) No Fractional Shares. No certificates or scrip representing fractional shares of the Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to enjoy any other rights of a stockholder of Parent. All fractional shares of the Parent Common Stock that a holder of the Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the Parent Stock Price by the fraction of a share of the Parent Common Stock to which such holder would otherwise have been entitled. The Surviving Corporation shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. Alternatively, Parent shall have the option of instructing the Exchange Agent to aggregate all fractional shares of the Parent Common Stock, sell such shares in the public market and distribute to holders of the Company Common Stock a pro rata portion of the proceeds of such sale. No such cash in lieu of fractional shares of the Parent Common Stock shall be paid to any holder of the Company Common Stock until Certificates representing such Company Common Stock are surrendered and exchanged in accordance with Section 2.2(b).

                 (f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of the Parent Common Stock made available to the Exchange Agent which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for the Parent Common Stock, any cash in lieu of fractional shares of the Parent Common Stock and any dividends or distributions with respect to the Parent Common Stock.

                 (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of the Company Common Stock or the Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of the Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


                 The Company represents and warrants to Parent and Sub as follows:

                 3.1  Corporate Organization and Authority of the Company.
The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, except as disclosed in the Company's Disclosure Memorandum furnished to Parent on the date hereof (the "Disclosure Memorandum") with specific reference to this Section, is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned, leased or operated by it requires it to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to any party, a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of such party and its Subsidiaries, if any, taken as a whole. For purposes of this Agreement, with respect to the Company, a Material Adverse Effect shall not include a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of the Company (i) as a result of the proposed acquisition of the Company by Parent and the impact thereof on the operating performance of the Company pursuant to the terms of this Agreement or (ii) that is disclosed in the Company SEC Documents (as defined in Section 3.5) or in the Disclosure Memorandum. The Company has heretofore delivered to Parent complete and correct copies of its Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, as currently in effect. The Company has full corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of the Company in accordance with the applicable provisions of the DGCL, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all requisite corporate action on the part of the Company, subject to such approval of this Agreement by the stockholders of the Company in accordance with the applicable provisions of the DGCL. This Agreement has been duly executed and delivered by the Company, and (assuming due execution and delivery by Parent and Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy.

                 3.2 Subsidiaries and Equity Investments. The Company has no direct or indirect Subsidiary. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business or entity.

                 3.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of the Company Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Company Preferred Stock"). As of the date hereof, (i) 6,316,901 shares of the Company Common Stock are issued and outstanding, and 129,665, 58,423, 25,000 and 18,300 shares of the Company Common Stock are reserved for issuance pursuant to the Company's 1985 Amended and Restated Incentive Stock Option Plan, the Company's 1987 Stock Option Plan, the Company's 1993 Stock Option Plan for Outside Directors and the three stock options dated December 17, 1992 granted to certain directors of the Company (collectively, the "Company Option Plans"), respectively, (ii) no shares of the Company Common Stock are reflected on the books and records of the Company as treasury shares, (iii) no shares of the Company Preferred Stock are issued or outstanding, and (iv) no notes, bonds, debentures or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) ("Voting Debt") of the Company are issued or outstanding. All such issued and outstanding shares of the Company Common Stock have been, and any shares of the Company Common Stock which may be issued pursuant to the Company Option Plans will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for (a) the rights created pursuant to this Agreement and the Option Agreement, (b) the rights outstanding on the date hereof created pursuant to the Company Option Plans to purchase in the aggregate 231,388 shares of the Company Common Stock and (c) the issued and outstanding shares of the Company Common Stock set forth herein, as of the date hereof, there are no (i) outstanding shares of capital stock or Voting Debt of the Company, (ii) outstanding options, warrants, calls, subscriptions or other rights of any kind to acquire, or agreements or commitments in effect to which the Company is a party or by which the Company is bound obligating the Company to issue or sell, or cause to be issued or sold, any additional shares of capital stock or any Voting Debt of the Company, or (iii) outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or Voting Debt. The Company is not committed to issue any such option, warrant, call, subscription, right or security, and after the Effective Time, there will be no such option, warrant, call, subscription, right, agreement, commitment or security. There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company's capital stock or Voting Debt (including, without limitation, any redemption by the Company thereof) (i) between or among the Company and any of its stockholders and (ii) to the best of the Company's knowledge, between or among any of the Company's stockholders.

                 3.4 No Violation; Consents and Approvals. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, neither the Company nor any of its properties or assets is subject to or bound by any provision of:

                 (a) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

                 (b) its Amended and Restated Certificate of Incorporation, as amended, Amended and Restated Bylaws, as amended, or similar organizational document;

                 (c) any (i) credit or loan agreement, mortgage, deed of trust, note, bond, indenture, license, concession, franchise, permit, trust, custodianship or other restriction, (ii) instrument, obligation, contract or agreement (including, without limitation, any lease or any plan, fund or arrangement contemplated by Section 3.12(a)), other than those contemplated by clause (i), which, in the case of this clause (ii), individually involves the payment or receipt by the Company of in excess of $15,000 or (iii) instruments, obligations, contracts or agreements (including, without limitation, leases or plans, funds or arrangements contemplated by Section 3.12(a)), other than those contemplated by clause (i), which, in the case of this clause (iii), collectively involve the payment or receipt by the Company of in excess of $150,000; or

                 (d)  any judgment, order, writ, injunction or decree;

that would restrict, prohibit or prevent, or would be violated or breached by, or would result in the creation of any Encumbrance (as defined in Section 3.9) as a result of, or under which there would be a material default (with or without notice or lapse of time, or both) or right of termination, cancellation or acceleration of any obligation or the loss of a material benefit as a result of, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, no consent, order, approval or authorization of, or declaration, notice, registration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each a unincorporated organization (together with Governmental Entities, each a "Person") is required by or with respect to the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

                 3.5 SEC Reports and Financial Statements of the Company. The Company has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore provided to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1989 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"), except, with respect to any period prior to January 1, 1992, for failures to file which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the financial position of the Company as at the dates thereof and the results of its operations and cash flows.

                 3.6 Absence of Undisclosed Liabilities. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the year ended June 30, 1993, or as disclosed in the Form 10-Q for the nine month period ended March 31, 1994, or as disclosed in the Disclosure Memorandum with specific reference to this Section, as of March 31, 1994, the Company had no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on the balance sheet of the Company (including the notes thereto) as of such date. Since March 31, 1994, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, not in the ordinary course of business or which would have, individually or in the aggregate, a Material Adverse Effect on the Company.

                 3.7 Inventory. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the inventories of the Company are in good condition, conform in all respects with applicable specifications and warranties of the manufacturer thereof, are not obsolete and are saleable in the ordinary course of business and at values not less than the book value amounts thereof. The value of all items of slow-moving (which for purposes hereof shall mean items where the quantity on hand exceeds the actual sales thereof by the Company during the preceding twelve months), excessive, redundant, or obsolete inventory and of inventory of below standard quality or which cannot be returned to the manufacturer thereof under the applicable distribution agreement has been written down to net realizable value or adequate reserves have been provided therefor, and since March 31, 1994, has been accrued on the books of the Company in the ordinary course of business consistent with past practices in accordance with GAAP.

                 3.8 Accounts Receivable. The accounts receivable disclosed in the Company SEC Documents as of March 31, 1994, and all accounts receivable created since that date through the Closing Date, represent and will represent valid obligations owing to the Company and are fully collectible by the Company, subject to the reserve for doubtful accounts disclosed in such Company SEC Documents and, with respect to accounts receivable created since such date, any subsequently filed Company SEC Documents, or as accrued on the books of the Company in the ordinary course of business consistent with past practices in accordance with GAAP since the last filed Company SEC Documents.

                 3.9  Title to Property.

                 (a) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of the business of, the Company.

                 (b) The machinery, tools, equipment and other tangible physical assets of the Company (other than items of inventory) are in good working order, normal wear and tear excepted, are being used or are useful in the business of the Company at its present level of activity and are in an operating condition sufficient to conduct the business of the Company as now being conducted.

                 (c) The Disclosure Memorandum sets forth with specific reference to this Section each and every parcel of real property or interest in real estate owned, held under a lease or used by, or necessary for the conduct of the business of, the Company (the "Real Property").

                 (d) Except as disclosed in the Disclosure Memorandum with specific reference to Section 3.9(c), the Company:

                     (i) owns and has good and marketable title in fee simple to the Real Property designated as "owned property" in the Disclosure Memorandum free and clear of all pledges, liens, charges, encumbrances, easements, defects, security interests, claims, options and restrictions of every kind ("Encumbrances"), except (A) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operations of the Company and (B) liens for current taxes not yet due and payable;

                     (ii) with respect to the Real Property designated as "leased property" in the Disclosure Memorandum, is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

                    (iii) has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes.

                 (e) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, all of the buildings, structures, improvements and fixtures used by or useful in the business of the Company, owned or leased by the Company, are in a good state of repair, maintenance and operating condition and, except as so disclosed and, except for normal wear and tear, there are no defects with respect thereto which would impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject the Company to liability under applicable law.

                 3.10 Intellectual Property. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company owns or has valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company as currently conducted or as contemplated to be conducted, and to the best knowledge of the Company, there is no assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, could have a Material Adverse Effect on the Company. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the conduct of the business of the Company as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, could have a Material Adverse Effect on the Company. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, to the best knowledge of the Company, there are no infringements of any proprietary rights owned by the Company which, individually or in the aggregate, could have a Material Adverse Effect on the Company.

                 3.11 Tax Matters. The Company (or any predecessor) and any consolidated, combined, unitary, affiliated or aggregate group for Tax purposes of which the Company (or any predecessor) is or has been a member (a "Consolidated Group") has, to the best of the Company's knowledge, timely filed all Tax Returns required to be filed by it, has paid all Taxes shown on any Tax Return to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the Disclosure Memorandum with specific reference to this Section and to the Company's best knowledge, (i) no material claim for unpaid Taxes has become a lien against the property of the Company or is being asserted against the Company, (ii) no audit of any Tax Return of the Company is being conducted by a Tax authority, and (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

                 3.12 Employee Matters. (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "Benefit Plans"), maintained or contributed to by the Company, the Company has made available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (ii) such Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA, if any.

                 (b) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the Company's best knowledge, there exists no condition or set of circumstances, other than as disclosed in the Disclosure Memorandum with specific reference to this Section, in connection with which the Company could be subject to any liability that is reasonably likely to have a Material Adverse Effect on the Company (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

                 (c) Except as set forth in the Disclosure Memorandum with specific reference to this Section, with respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company, which obligations could have a Material Adverse Effect on the Company.

                 (d) Except as set forth in the Disclosure Memorandum with specific reference to this Section, and except as described in Section 5.17 hereof, the Company is not a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice or union or collective bargaining agreement, (ii) agreement with any director, executive officer or key employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                 3.13 No Material Change. Since March 31, 1994, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                 3.14 Absence of Change or Event. Except as contemplated by this Agreement or the Option Agreement or as disclosed in the Disclosure Memorandum with specific reference to this Section, since March 31, 1994, the Company has conducted its business only in the ordinary course and has not:

                          (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

                          (b) mortgaged, pledged or subjected to lien, restriction or any other Encumbrance any of the property, businesses or assets, tangible or intangible, of the Company, except for liens arising in the ordinary course of business and consistent with prior practice (i) to secure debt incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such liens, provided that (A) the principal amount of any debt secured by such lien does not exceed 100% of such purchase price or cost, (B) such lien does not extend to or cover any other property other than such item of property and any improvements on such item and (C) the incurrence of such debt was in the ordinary course of business and consistent with prior practice and (ii) pursuant to the terms of the Amended and Restated Loan and Security Agreement dated as of October 27, 1993 between the Company and Transamerica Business Credit Corporation, as amended through the date hereof (the "Credit Agreement");

                          (c) sold, transferred, leased or loaned to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), including the payment of any loans owed to any affiliate, except for inventory sold to customers or returned to vendors in the ordinary course of business and consistent with prior practice, or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business and consistent with prior practice;

                          (d) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or is reasonably likely to have a Material Adverse Effect on the Company;

                          (e)  made or committed to make any capital
         expenditures or capital additions or betterments in excess of an aggregate of $200,000;

                          (f) encountered any labor union organizing activity, had any actual or threatened employee strikes, or any work stoppages, slow-downs or lock-outs related to any labor union organizing activity or any actual or threatened employee strikes;

                          (g) instituted any litigation, action or proceeding before any court, governmental body or arbitration tribunal relating to it or its property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

                          (h) split, combined or reclassified any of its capital stock, or declared or paid any dividend or made any other payment or distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock;

                          (i) acquired, or agreed to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired, or agreed to acquire, any assets which are material, individually or in the aggregate, to the Company, except for purchases of inventory in the ordinary course of business and consistent with prior practice;

                          (j) increased, or agreed or promised to increase, the compensation of any officer, employee or agent of the Company, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary course of business and consistent with prior practice;

                          (k)  increased promotional or advertising
         expenditures except in the ordinary course of business and consistent with prior practice or otherwise changed its policies or practices with respect thereto;

                          (l) made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return or extended the applicable statute of limitations for any taxable period; or

                       (m) received notification of an examination, audit or pending assessment with respect to Taxes, entered into any closing agreement with respect to Taxes, settled or compromised any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan except, solely with respect to the period from the date hereof through the Closing Date, if (i) such event or the subject matter thereof has not had or is not reasonably likely to have, individually and in the aggregate, a Material Adverse Effect on the Company and (ii) the Company has fully reserved against such event or the subject matter thereof.

                 3.15 Litigation. Except as specifically disclosed in the Company SEC Documents filed prior to the date hereof, there is no (i) outstanding consent, order, judgment, writ, injunction, award or decree of any Governmental Entity or arbitration tribunal against or involving the Company or any of its properties or assets, (ii) action, suit, claim, counterclaim, litigation, arbitration, dispute or proceeding pending or, to the Company's best knowledge, threatened against or involving the Company or any of its properties or assets or (iii) to the Company's best knowledge, investigation or audit pending or threatened against or relating to the Company or any of its properties or assets or any of its officers or directors (in their capacities as such) (collectively, "Proceedings") which are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, or would restrict, prohibit or prevent the consummation of the transactions contemplated hereby. To the Company's best knowledge, there is no basis for any Proceeding which, if commenced, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, or would restrict, prohibit or prevent the consummation of the transactions contemplated hereby.

                 3.16 Compliance With Law and Other Instruments. (a) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company and its properties, assets, operations and activities, have complied and are in compliance in all respects with all applicable federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees including, without limitation, health and safety statutes and regulations and all Environmental Laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except, with respect to laws, rules, regulations, ordinances, orders, judgments and decrees other than those relating to Environmental Laws, the Foreign Corrupt Practices Act and applicable criminal statutes, where the failure to have complied or be in compliance is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, or that would restrict, prohibit or prevent the consummation of the transactions contemplated hereby. The Company is not in violation of or in default under any terms or provisions of (i) its Amended and Restated Certificate of Incorporation, as amended, or Amended and Restated By-laws, as amended (ii) any credit or loan agreement (including, without limitation, the Credit Agreement and the Loan Agreement dated June 19, 1992 between the Company and The Citizens and Southern National Bank of South Carolina), mortgage or security agreement, deed of trust, note, bond or indenture, (iii) the Lease Agreement dated October 25, 1993 between the Company and Holmes Road Associates or the Equipment Lease Agreement dated November 1, 1989 between the Company and CLG, Inc., as amended, modified or supplemented through the date hereof or (iv) any other instrument, obligation, contract or agreement to which it is subject or by which it is bound, except, in the case of clause (iv), for violations or defaults which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Notwithstanding anything to the contrary contained in this Section 3.16, with respect to any representation and warranty given with respect to Environmental Laws or related matters which is limited to events, occurrences or circumstances which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company (including, without limitation, the representations and warranties contained in subsections (a) and (e) through (k) hereof), such limitations (or words of similar import) shall be applicable solely with respect to the period from the date hereof through the Closing Date.

                 (b) The Disclosure Memorandum sets forth with specific reference to this Section, as of the date hereof and as of the Closing Date:
(i) all federal, state, local and foreign governmental licenses, permits, consents, approvals and other authorizations ("Permits") of the business of the Company; and (ii) all reports of inspection of the Company and its properties under all applicable federal, state and local health and safety laws, rules, regulations and ordinances. The Company has heretofore delivered to Parent complete and correct copies of all of the foregoing.

                 (c) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company has obtained all Permits that are (i) required under all federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees, including, without limitation, the Environmental Laws, for the ownership, use and operation of each property, facility or location owned, operated or leased by the Company (the "Property") or (ii) otherwise necessary in the conduct of the business of the Company, except for failures to obtain Permits (other than those that would result in the imposition of criminal sanctions) which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, all such Permits are in effect, no appeal nor any other action is pending to revoke any such Permit, and the Company is in full compliance with all terms and conditions of all such Permits, except for failures to be in compliance which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

                 (d) The Company has heretofore delivered to Parent true and complete copies of all environmental studies in the Company's possession relating to the Property or any other property or facility previously owned, operated or leased by the Company.

                 (e) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending relating to the Company or the Property (or any other property or facility formerly owned, operated or leased by the Company) or, to the Company's best knowledge, threatened relating to the Company or the Property (or any other such property of facility) and relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except for such actions, suits, demands, claims, hearings, notices of violation, proceedings, notices or demand letters which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

                 (f) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company has not, and to the Company's best knowledge, no other Person has, Released, placed, stored, buried or dumped any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, on, beneath, or adjacent to the Property (or any other property or facility formerly owned, operated or leased by the Company) except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment), except where such remediations of Hazardous Substances, Oils, Pollutants or Contaminants are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

                 (g) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, no Release or Cleanup occurred at the Property (or any other property or facility formerly owned, operated or leased by the Company) which could result in the assertion or creation of a lien on the Property by any Governmental Entity with respect thereto, nor has any such assertion of a lien been made by any Governmental Entity with respect thereto, except for such Releases, Cleanups or assertions of liens which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

                 (h) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, no employee of the Company in the course of his or her employment with the Company has been exposed to any Hazardous Substances, Oils, Pollutants or Contaminants or any other substance, generated, produced or used by the Company which could give rise to any claim against the Company, except for such claims which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

                 (i) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company has not received any notice or order from any Governmental Entity or private or public entity advising it that the Company is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or any other waste or substance, and the Company has not entered into any agreements concerning such Cleanup, nor is the Company aware of any facts which might reasonably give rise to such notice, order or agreement, except for such notices, orders or agreements which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

                 (j) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, and except for such items which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, the Property does not contain any: (i) underground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process wastewater or any Hazardous Substances, Oils, Pollutants or Contaminants have been disposed.

                 (k) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, with regard to the Company and the Property (or any other property or facility formerly owned, operated or leased by the Company), and except where the following are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, there are no past or present or, to the Company's best knowledge, future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the

Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by the Company or a present or former facility of the Company, of any Hazardous Substances, Oils, Pollutants or Contaminants.

                 (l) The Company has not entered into any agreement that may require it to pay to, reimburse, guaranty, pledge, defend, indemnify or hold harmless any person for or against Environmental Liabilities and Costs.

                 (m)  The following terms shall be defined as follows:

         "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

         "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

         "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct

         Cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, involving the Release or threatened Release of Hazardous Substances, Oils, Pollutants or Contaminants into the environment, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the Company, including, without limitation, any of the foregoing incurred in connection with the conduct of any Cleanup.

         "Hazardous Substances, Oils, Pollutants or Contaminants" means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

         "Release" means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property, and when used as a verb, the occurrence of any Release.

                 3.17 Insurance. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the insurance policies in force with respect to the business and properties of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for material compliance with all requirements of law and all agreements to which the Company is a party; are valid, outstanding and enforceable policies; and provide adequate insurance coverage for the assets and operations of the Company.

                 3.18 Affiliate Interests. (a) Except as disclosed by the Company SEC Documents and except for services provided by the Company's directors and executive officers in their capacities as such since the date of the Company's most recent Proxy Statement filed pursuant to the Exchange Act and the compensation paid therefor, the Disclosure Memorandum sets forth all amounts paid (or deemed for accounting purposes to have been paid) and services provided by the Company to, or received by the Company from, any affiliate of the Company since December 31, 1991 and all such amounts currently owed by the Company to, or to the Company by, any affiliate of the Company. For purposes of this Agreement, the term "affiliate" shall have the meaning ascribed thereto in Rule 405 of the Securities Act.

              (b) Each contract, agreement, plan or arrangement between the Company, on the one hand, and any affiliate of the Company or affiliate thereof, on the other hand ("Affiliate Agreements") is disclosed in the Disclosure Memorandum with specific reference to this Section or Section 3.18(a). Except as disclosed in the Disclosure Memorandum with specific reference to this Section or Section 3.18(a), each of the transactions described in Section 3.18(a) and each of the Affiliate Agreements was entered into in the ordinary course of business and on commercially reasonable terms and conditions.

              3.19 Customers and Suppliers. Except as set forth in the Disclosure Memorandum with specific reference to this Section, no customer or customers which, individually or in the aggregate, accounted for more than 5% of the Company's gross revenues during the 12 month period preceding the date hereof, and no supplier or suppliers which, individually or in the aggregate, accounted for more than 5% of the Company's cost of goods sold during the 12 month period preceding the date hereof, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with the Company, or has at any time on or after March 31, 1994 decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company. Except as set forth in the Disclosure Memorandum with specific reference to this Section, to the Company's best knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be.

              3.20 Absence of Questionable Payments. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company, has used, or authorized the use of, any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

                 3.21 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
(i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of the Parent Common Stock in the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date first mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of circumstances under which they are made, not misleading and (iii) the Proxy Statement or any amendment thereof or supplement thereto will, at the time of the meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting of stockholders. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                 3.22 Opinion of Financial Advisor. The Company has received the opinion of The Robinson-Humphrey Company, Inc., dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

                 3.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                 3.24 Accounting Matters. Neither the Company nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

                 3.25 Company Not an Interested Shareholder or a 30% Shareholder. As of the date hereof, neither the Company nor any of its affiliates is an "interested shareholder" of Parent as such term is defined in Section 912 of the New York Business Corporation Law or a "30% Shareholder" of Parent as such term is defined in Article TENTH of Parents' Restated Certificate of Incorporation.

                 3.26 Section 203 of the DGCL Not Applicable. The provisions of Section 203 of the DGCL will not, prior to the termination of this Agreement, apply to this Agreement, the Option Agreement, the Merger or the other transactions contemplated hereby.

                 3.27 Disclosure. (a) No representation or warranty by the Company in this Agreement, including the Disclosure Memorandum, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Company which has or could have a Material Adverse Effect on the Company, which has not been set forth in this Agreement, including the Disclosure Memorandum.

                 (b) The Company has made available or caused to be made available to Parent complete and correct copies of all agreements, instruments and documents set forth in the Disclosure Memorandum or underlying a disclosure set forth in the Disclosure Memorandum.


                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                 Parent and Sub represent and warrant to the Company as follows:

                 4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                 4.2 Corporate Authority. Each of Parent and Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Sub of this Agreement have been duly authorized by all requisite corporate action on the part of Parent and Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Sub, and (assuming due execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent and Sub, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy.

                 4.3 No Violation; Consents and Approvals. Except as disclosed in Parent's Disclosure Memorandum furnished to the Company on the date hereof (the "Parent Disclosure Memorandum"), neither Parent, Sub nor any of their respective properties or assets, is subject to or bound by any provision of:

                 (a) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

                 (b) any articles or certificate of incorporation or by-laws;

                 (c) any (i) credit or loan agreement, mortgage, deed of trust, note, bond, indenture, license, concession, franchise, permit, trust, custodianship, other restriction, (ii) instrument, obligation, contract or agreement (including, without limitation, any lease), other than those contemplated by clause (i), which, in the case of this clause (ii), individually involves the payment or receipt by Parent of in excess of $50,000 or (iii) instruments, obligations, contracts or agreements (including, without limitation, leases) other than those contemplated by clause (i), which in the case of this clause (iii), collectively involve the payment or receipt by Parent of in excess of $500,000; or

                 (d)  any judgment, order, writ, injunction or decree;
that would restrict, prohibit or prevent, or would be violated or breached by, or under which there would be a material default (with or without notice or lapse of time, or both) as a result of, the execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby. Except as disclosed in the Parent Disclosure Memorandum, no consent, order, approval or authorization of, or declaration, notice, registration or filing with, any Person is required by or with respect to the execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby.

                 4.4 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 60,000,000 shares of the Parent Common Stock and 2,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Stock"). At the close of business on June 3, 1994, (i) 31,506,174 shares of the Parent Common Stock were issued and outstanding, 2,682,641 shares of the Parent Common Stock were reserved for issuance pursuant to Parent's Stock Option Plan (the "Parent Option Plan"), and 3,773,625 shares of the Parent Common Stock were reserved for issuance pursuant to Parent's Convertible Subordinated Debentures (the "Convertible Debentures"), (ii) 11,247 shares of the Parent Common Stock were reflected on the books and records of Parent as treasury shares, (iii) no shares of the Parent Preferred Stock were issued or outstanding and (iv) other than the Convertible Debentures, no Voting Debt of Parent was issued or outstanding. All such issued and outstanding shares of the Parent Common Stock have been, and any shares of the Parent Common Stock which may be issued pursuant to the Parent Option Plan or the Convertible Debentures will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. All shares of the Parent Common Stock which are to be issued pursuant to the Merger will be, when issued in accordance with the terms hereof, validly issued, fully paid and nonassessable. Except for (a) the rights created pursuant to this Agreement, (b) the rights created pursuant to the Parent Option Plan to purchase 2,682,641 shares of the Parent Common Stock, the rights created pursuant to the Convertible Debentures to purchase 3,773,625 shares of the Parent Common Stock and the Parent Rights created pursuant to the Parent Rights Agreement to purchase 315,061.74 shares of the Parent Preferred Stock and (c) the issued and outstanding shares of the Parent Common Stock and the Convertible Debentures set forth herein (except for changes since June 3, 1994 resulting from the exercise of the rights created pursuant to the Parent Option Plan and the Convertible Debentures), as of the date hereof, there are no (i) outstanding shares of capital stock or Voting Debt of Parent, (ii) outstanding options, warrants, calls, subscriptions or other rights of any kind to acquire, or agreements or commitments in effect to which Parent is a party or by which Parent is bound obligating Parent to issue or sell, or cause to be issued or sold, any additional shares of capital stock or any Voting Debt of Parent or (iii) outstanding securities convertible or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or Voting Debt. Except as contemplated by this Agreement, as of the date hereof, Parent is not committed to issue any such option, warrant, call, subscription, right or security.

                 4.5 SEC Reports and Financial Statements of Parent. Parent has filed with the SEC, and has heretofore provided to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1989 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended,
(i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and





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
the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows.

                 4.6 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 will, at the time the S-4 becomes effective under the Securities Act, at the time of the meeting of the Company stockholders to be held in connection with the Merger or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.


                                   ARTICLE 5
                        CERTAIN COVENANTS AND AGREEMENTS
                           OF THE COMPANY AND PARENT

                 5.1 Conduct of the Company's Business Prior to the Closing Date. The Company agrees that, between the date hereof and the Closing Date:

                 (a) Except as contemplated by this Agreement, as disclosed in the Disclosure Memorandum with specific reference to this Section or as permitted by the prior written consent of Parent, the Company shall operate its business only in the usual, regular and ordinary course consistent with prior practice and not:

                     (i)  take any action of the nature referred to in
         Section 3.14, except as permitted therein;

                     (ii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock (except pursuant to, and in accordance with the terms of, the rights outstanding on the date hereof created pursuant to the Company Option Plans) or any Voting Debt, or any securities convertible into or exchangeable for, or any rights, warrants, calls, subscriptions or options to acquire, any shares of its capital stock or any Voting Debt;





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
                    (iii) change the Company's banking or safe deposit arrangements;

                     (iv) modify or amend, or authorize or propose to modify or amend, the Company's Amended and Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws, as amended; or

                     (v) take any action that would or is reasonably likely to result in any of the Company's representations and warranties set forth in this Agreement not to be true as of the date made (to the extent so limited) or in any of the conditions to the Merger set forth in Article 6 not being satisfied.

                 (b) The Company shall preserve the business organization of the Company intact and shall use its best efforts to keep available to Parent the services of the present officers and employees of the Company and to preserve for Parent the good will of the Company's suppliers, customers, and others having business relations with the Company. Except with the prior written consent of Parent (not to be unreasonably withheld), the Company shall not terminate or cause to be terminated any distribution agreement to which it is a party.

                 (c) The Company shall maintain in force the insurance policies referred to in Section 3.17 or insurance policies providing the same or substantially similar coverage; provided, however, that the Company will notify Parent prior to the expiration of any of such insurance policies.

                 (d) The Company shall diligently pursue its rights with respect to the matters listed in the Disclosure Memorandum with respect to Sections 3.14 and 3.15.

                 (e) Except as contemplated by this Agreement or permitted by the prior written consent of Parent, no plan, fund, or arrangement referred to in Section 3.12 has been or will be:

                    (i)  terminated by the Company;

                    (ii) amended (except as expressly required by law) in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder; or

                    (iii) amended in any manner which would materially increase the cost to Parent of maintaining such plan, fund, or arrangement.

                 5.2 Conduct of Parent's Business Prior to the Closing Date. Parent agrees that, between the date hereof and the Closing Date, except as contemplated by this Agreement or permitted by the prior written consent of the Company, Parent





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
shall (a) conduct its business and the business of its Subsidiaries on a consolidated basis in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and to the extent consistent therewith, use its best efforts to preserve the goodwill of Parents' and its Subsidiaries' suppliers, customers and others having business relations with Parent and its Subsidiaries and (b) not take any action that would or is reasonably likely to result in any of Parent's or Sub's representations and warranties set forth in this Agreement not to be true as of the date made (to the extent so limited) or in any of the conditions of the Merger set forth in
Article 6 not being satisfied.

                 5.3 Preparation of S-4 and the Proxy Statement. The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Parent shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

                 5.4 Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to the Company and to Parent a letter of KPMG Peat Marwick, the Company's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company and to Parent, in form and substance reasonably satisfactory to the Company and to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

                 5.5 Legal Conditions to Merger. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filing with any Governmental Entity) and will promptly cooperate with each other and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

                 5.6 Affiliates. Prior to the Closing Date the Company shall deliver to Parent a letter identifying all Persons (including, without limitation, Cheyenne Software, Inc., Dennis Gates and the Company's other directors) who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such Person to deliver to Parent on or prior to the Closing Date a written agreement, substantially in the form attached as Exhibit 5.6 hereto. Parent shall promptly prepare and file with the SEC a registration statement on Form S-3 (the "S-3") with respect to the sale of shares of Parent Common Stock received by Cheyenne Software, Inc. and Dennis Gates in connection with the Merger, and shall use its best efforts to have the S-3 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall maintain the effectiveness under the Securities Act of the S-3 for a period of two years.

                 5.7 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be issued pursuant to the Parent Options (as defined in Section 5.17), to be approved for listing on the NYSE and any other national securities exchange on which shares of Parent Common Stock may at such time be listed, subject to official notice of issuance, prior to the Closing Date.

                 5.8 Stockholders' Meeting. The Company shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the adoption of this Agreement and related matters. The Company will, through its Board of Directors, unanimously recommend to its stockholders approval of such matters and will coordinate and cooperate with Parent with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as practicable after the S-4 is declared effective; provided, however, that the Board of Directors shall not be obligated to recommend approval of this Agreement, the Merger, and related matters to its stockholders if the Board of Directors of the Company, acting with the advice of the Company's counsel and financial advisors, determines that such recommendation would be contrary to their legal obligations under the DGCL as directors of the Company.

                 5.9 Fees and Expenses. (a) Except as set forth in Section 5.9(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense (it being agreed that the out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) shall not exceed $2,000,000), and, in connection therewith, each of Parent and the Company shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party resulting from the Merger, except that expenses incurred in connection with the Proxy Statement and the S-4 shall be shared equally by Parent and the Company.

                 (b) In the event that (i) either Parent or the Company shall terminate this Agreement pursuant to Section 7.1(e), (ii) either Parent or the Company shall terminate this Agreement pursuant to Section 7.1(f)(ii) following a failure of the stockholders of the Company to approve this Agreement and, prior to the time of the meeting of the Company's stockholders, there shall have been (A) a Trigger Event with respect to the Company or (B) a Takeover Proposal (as defined in Section 5.14) with respect to the Company which at the time of the meeting of the Company's stockholders shall not have been (x) rejected by the Company and (y) withdrawn by the third party, or (iii) Parent shall terminate this Agreement pursuant to Section 7.1(c), due in whole or in part to any failure by the Company to use its best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date or any failure by the Company's affiliates to take any actions required to be taken hereby, and prior thereto there shall have been (A) a Trigger Event with respect to the Company or (B) a Takeover Proposal with respect to the Company which shall not have been (x) rejected by the Company and (y) withdrawn by the third party, then the Company shall reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) up to a maximum amount of $1,000,000, and, in addition, the Company shall promptly pay to Parent the sum of $4,000,000, as liquidated damages and not as a penalty. As used herein, a "Trigger Event" shall occur if any Person acquires securities representing 10% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 25% or more, of the voting power of the Company.

                 5.10 Broker's and Finder's Fees. Each of Parent, Sub and the Company represents, as to itself, its Subsidiaries, and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except The Robinson-Humphrey Company, Inc. whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement), and each of Parent and the Company respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

                 5.11 Access to Information and Confidentiality. The Company agrees that Parent and Sub may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of the Company as will permit Parent and Sub to evaluate their interest in the transactions contemplated by this Agreement. Parent and Sub agree that the Company may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of Parent and Sub as will permit the Company to evaluate its interest in the transactions contemplated by this Agreement. Each of the Company, Parent and Sub will hold and will cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the Company furnished to Parent and Sub and all documents and information concerning Parent and Sub furnished to the Company in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by Parent or Sub prior to its disclosure to Parent or Sub by the Company, (b) previously known by the Company prior to its disclosure to the Company by Parent and Sub, (c) in the public domain through no fault of the Company or Parent or Sub or (d) later lawfully acquired by the Company or Parent or Sub from other sources that are not under an obligation of confidentiality) and will not release or disclose such information to any other Person, except in connection with this Agreement to its lenders, auditors, attorneys, financial advisors and other consultants and advisors.

                 5.12 Indemnification. (a) Each of the Constituent Corporations shall, and from and after the Effective Time Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of such Constituent Corporation (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of such Constituent Corporation, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors, officers and employees, as the case may be (and each of the Constituent Corporations, Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and such Constituent Corporation (or them, Parent and the Surviving Corporation after the Effective Time); (ii) such Constituent Corporation (or after the Effective Time, Parent and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) such Constituent Corporation (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither such Constituent Corporation nor Parent or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Constituent Corporation (or after the Effective Time, Parent or the Surviving Corporation) (but the failure so to notify a party shall not relieve such party from any liability which it may have under this Section 5.12 except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case they may retain such number of law firms as is necessary to address such conflict.

                 (b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives.

                 (c) If Parent shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person then, and in each case, proper provision shall be made so that successors and assigns of Parent shall assume the obligations of Parent set forth in this Section 5.12.

                 5.13 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and, to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Option Agreement, subject to the appropriate vote of stockholders of the Company described in Section 5.8, including cooperation fully with the other party, including by provision of information and making all necessary filings in connection with, among other things, any approvals required from Governmental Entities. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                 5.14 No Solicitation. The Company shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined), or (b) agree to or endorse any Takeover Proposal. Notwithstanding the immediately preceding sentence, if the Company shall not have breached the covenant provided by clause (a) of the immediately preceding sentence and a Takeover Proposal shall occur, then, to the extent necessary in the written opinion of legal counsel to the Company or its Board of Directors consistent with the fiduciary obligations of the Company's Board of Directors, the Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish information and take other action to facilitate such Takeover Proposal. The Company shall promptly advise Parent orally and in writing of any such inquiries or Takeover Proposals. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and made by a Person other than Parent or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company other than the transactions contemplated by this Agreement or the Option Agreement.

                 5.15 Advice of Changes; SEC Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party and its Subsidiaries taken as a whole. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any state or Federal Governmental Entity in connection with this Agreement, the Option Agreement and the transactions contemplated hereby and thereby.

                 5.16 Press Releases. Prior to the Effective Time, the Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 5.16 shall be deemed to prohibit any party from making any disclosure which its legal counsel deems necessary or advisable in order to satisfy such disclosure obligations under applicable laws or regulations.

                 5.17  Company Option Plans.

                 (a) At the Effective Time, each unexpired and unexercised option to purchase shares of Company Common Stock (each a "Company Option") under the Company Option Plans shall be deemed to be automatically converted into an option (a "Parent Option") to purchase the number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Option multiplied by the Conversion Ratio (with the resulting number of shares rounded down to the nearest whole share), at a price per share of Parent Common Stock equal to the exercise price of such Company Option divided by the Conversion Ratio and the result thereof rounded up to the nearest whole cent provided, however, that, in case any Company Option intended to qualify as an incentive stock option under Section 422 of the Code (or a predecessor thereto) is deemed converted into a Parent Option as provided above, the option price, the number of shares of Parent Common Stock purchasable pursuant to such Parent Option and the terms and conditions of such Parent Option shall be determined in order to comply with
Section 424(a) of the Code. Such Parent Option shall otherwise be subject to the same terms and conditions as the Company Option, provided, that there shall be no accelerated exercisability of any Company Option solely as a result of consummation of the Merger. The date of grant of the substituted Parent Option shall be the date on which the corresponding Company Option was granted. The Board of Directors of the Company shall take such actions as are necessary or advisable to effect the transactions contemplated by this Section 5.17.

                 (b) At the Effective Time, Parent shall (i) assume all of the Company's obligations with respect to Company Options as contemplated by
Section 5.17(a) above, (ii) reserve for issuance the number of shares of Parent Common Stock that will become subject to Parent Options pursuant to this
Section 5.17, (iii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby, and (iv) as soon as practicable after the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent.

                 (c) The Company's Company Stock Purchase Plan shall be terminated effective as of the Effective Time.

                 (d) Within a reasonable period of time after the Effective Time, Parent shall file a registration statement covering the shares of Parent Common Stock issuable upon the exercise of Company Options (converted to Parent Options pursuant to this Section 5.17) and shall use its best efforts to cause the offer and sale of such shares to be registered under the Securities Act, and to maintain such registration in effect until the exercise or termination of the Company Options. Parent shall also use its best efforts to cause such shares of Parent Common Stock to be authorized for listing on the NYSE and shall make all necessary blue sky law filings in connection therewith.

                 5.18 Employee Benefits. Following the Effective Time, for purposes of participation and vesting under Parent's employee benefit plans (other than stock option or other plans involving the potential issuance of Parent Common Stock), the service of employees of the Company prior to the Effective Time shall be treated as service with Parent in such employee benefit plans.


                                   ARTICLE 6

                              CONDITIONS PRECEDENT

                 6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                 (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote on the Merger.

                 (b) NYSE Listing. The shares of the Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

                 (c) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a Material Adverse Effect on the Surviving Corporation shall have been filed, occurred or been obtained. Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Parent Common Stock in exchange for the Company Common Stock and to consummate the Merger.

                 (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                 (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

                 (f) No Governmental Actions. No investigation by any Governmental Entity shall have been commenced, and no action, suit or proceeding by any Governmental Entity shall have been threatened, against Parent, Sub, the Company or any Subsidiary thereof or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

                 (g) Pooling Letter. Parent and the Company shall have received a letter from each of KPMG Peat Marwick and Ernst & Young, dated the date of the Proxy Statement and confirmed in writing at the Effective Time and addressed to Parent and the Company, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

                 (h)  Tax Free Reorganization.  Each of the Company and
Parent shall have received a certificate, in form and substance satisfactory to the Company or Parent, as the case may be, from each stockholder of the Company that owns 5% or more of the outstanding Company Common Stock representing that such stockholder has no plan or intention to sell, exchange, or otherwise dispose of (i) shares of Parent Common Stock received in the Merger, (ii) shares of Parent Common Stock held by such stockholder prior to the Effective Time, or (iii) except as provided in the Merger Agreement, shares of Company Common Stock held by such stockholder prior to the Effective Time.

                 6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Parent and Sub:

                 (a) Representations and Warranties; Performance of Obligations. Except as otherwise contemplated or permitted by this Agreement,
(i) the representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to Parent pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all respects and (ii) the Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date, and Parent shall have been furnished with a certificate of an appropriate officer of the Company, dated the Closing Date, certifying to the effect of clauses (i) and
(ii) hereof.

                 (b) Tax Opinion. The opinion, based on appropriate representations of the Company and Parent, of Winthrop, Stimson, Putnam & Roberts, counsel to Parent, in form and substance satisfactory to such counsel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date of and referred to in the Proxy Statement as first mailed to stockholders of the Company, shall not have been withdrawn or modified in any material respect.

                 (c) No Actions. No action, suit or proceeding before any court or governmental or regulatory authority shall be pending (other than those referred to in Section 6.1(f)), against Parent, Sub, the Company, any Subsidiary thereof or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

                 (d) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or restrict, prohibit or prevent the consummation of the transactions contemplated hereby.

                 (e) Letter from Company Affiliates. Parent shall have received from each Person named in the letter referred to in Section 5.6, an executed copy of an agreement substantially in a form of Exhibit 5.6 hereto.

                 (f) Material Adverse Change. Since the date hereof, there shall not have been any events, changes or occurrences which have had, or are reasonably likely to have individually or in the aggregate, a Material Adverse Effect on the Company.

                 (g) No Amendments to Resolutions. Neither the Board of Directors of the Company nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors on June 24, 1994 (accurate and complete copies of which have been provided to Parent) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

                 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions, unless waived by the Company:

                 (a) Representations and Warranties; Performance of Obligations. Except as otherwise contemplated or permitted by this Agreement,
(i) the representations and warranties of Parent and Sub contained in this Agreement or in any certificate or document delivered to the Company pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all respects and (ii) Parent and Sub shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, and the Company shall have been furnished a certificate of an appropriate officer of Parent, dated the Closing Date, certifying to the effect of clauses
(i) and (ii) hereof.

                 (b) Tax Opinion. The opinion, based on appropriate representations of the Company and Parent, of Alston & Bird, counsel to the Company, in form and substance satisfactory to such counsel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, dated on or about the date of and referred to in the Proxy Statement as first mailed to stockholders of the Company, shall not have been withdrawn or modified in any material respect.

                 (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or restrict, prohibit or prevent the consummation of the transactions contemplated hereby.

                 (d) No Amendments to Resolutions. Neither the Board of Directors of Parent nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors on June 24, 1994 (accurate and complete copies of which have been provided to the Company) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.


                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

                 7.1  Termination.  At any time prior to the Effective
Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Sub, this Agreement may be terminated:

                 (a)  by mutual consent of Parent and the Company;

                 (b) by either Parent or the Company, if, without fault of the terminating party, the Closing shall not have occurred on or before November 15, 1994 (or such later date as may be agreed upon in writing by the parties hereto);

                 (c) by Parent, if the Company shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived and the Company shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date;

                 (d) by the Company, if Parent or Sub shall breach any of their respective representations, warranties or obligations hereunder and such breach shall not have been cured or waived and Parent shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date;

                 (e) by either Parent or the Company if a Trigger Event or Takeover Proposal shall have occurred and the Board of Directors of the Company in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby after determining that to cause the Company to proceed with the transactions contemplated hereby would violate the Board of Directors' fiduciary duty to the stockholders of the Company;

                 (f) by either Parent or the Company if (i) any permanent Injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have became final and nonappealable or (ii) if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

                 (g) by the Company, in the event (i) of the acquisition, by any person or group of persons (other than persons or groups of persons who (A) acquired shares of Parent Common Stock pursuant to any merger of Parent in which Parent was the surviving corporation or any acquisition by Parent of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Parent Common Stock on Schedule 13G under the Exchange
         Act), of beneficial ownership of 30% or more of the outstanding shares of Parent Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the Board of Directors of Parent accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Parent Common Stock or of Parent's consolidated assets;

                 (h) by Parent, if the Parent Stock Price shall be less than $30.00 or greater than $42.00; or

                 (i) by the Company, if the Parent Stock Price shall be less than $25.00 or greater than $42.00.

                 In the event of any change in the outstanding number of shares of Parent Common Stock by reason of stock dividends, stock splits, recapitalizations or combinations of shares into a smaller number of shares, the prices of the Parent Common Stock set forth in clauses (h) and (i) of this
Section 7.1 shall be adjusted appropriately.

                 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1,
(a) this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors except (i) with respect to Section 5.9, 5.10, 5.11 and 5.12, (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement except as provided in Section 8.7 and
(iii) this Section 7.2 shall survive such termination and (b) the letter agreement dated March 4, 1994 between Parent and the Company, as amended on April 18, 1994, shall thereafter revive and remain in full force and effect according to the terms thereof.

                 7.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action duly taken, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                 7.4 Amendment and Modification. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of the Agreement by the stockholders of the Company, but after any such adoption, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


                                   ARTICLE 8

                               GENERAL PROVISIONS

                 8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Section 2.1, 2.2, the last sentence of Section 5.6, 5.12, 5.17 and the last sentence of
Section 7.4 and Article 8, and the agreements of the "affiliates" of the Company delivered pursuant to Section 5.6.

                 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery, overnight courier, certified or registered mail, return receipt requested, or telecopy transmission with confirmation of receipt:

                                 (i)  If to the Company, to:

                                  Gates/FA Distributing, Inc.
                                  39 Pelham Ridge Drive
                                  Greenville, South Carolina  29615
                                  Telecopier: (803) 627-2180
                                  Telephone:  (803) 234-0736
                                  Attention:  Philip D. Ellett

                                  (with a copy to)

                                  Alston & Bird
                                  One Atlantic Center
                                  1201 West Peachtree Street
                                  Atlanta, Georgia  30309
                                  Telecopier: (404)881-7777
                                  Telephone:  (404)881-7000
                                  Attention:  Bryan E. Davis, Esq.

                                  (ii)  If to Parent, to

                                  Arrow Electronics, Inc.
                                  25 Hub Drive
                                  Melville, New York  11747
                                  Telecopier:  (516) 391-1683
                                  Telephone:   (516) 391-1830
                                  Attention:   Robert E. Klatell

                                  (with a copy to)

                                  Winthrop, Stimson, Putnam & Roberts
                                  One Battery Park Plaza
                                  New York, New York  10004
                                  Telecopier:  (212) 858-1500
                                  Telephone:   (212) 858-1000
                                  Attention:   Howard S. Kelberg, Esq.

Such names and addresses may be changed by written notice to each person listed above.

                 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable provisions relating to conflicts of laws.

                 8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to
be followed by the words "without limitation".   The phrase "made available" in
this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 24, 1994.

                 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 8.6  Entire Agreement; No Third Party Beneficiaries;
Rights of Ownership. This Agreement (including the documents and the instruments referred to herein, including the Option Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and

(b) except as otherwise contemplated by Sections 2.1, 2.2 and 5.12 (which covenants shall be enforceable by the persons affected thereby following the Effective Time), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise specifically provided in the Option Agreement or as hereafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

                 8.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or the Option Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or the Option Agreement or part hereof or thereof as a result of such holding or order.

                 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so be broad as is enforceable.

                 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                            ARROW ELECTRONICS, INC.


                            By: /s/ Robert E. Klatell
                               --------------------------------
                               Name:  Robert E. Klatell
                               Title: Senior Vice President and
                                      Chief Financial Officer


                            AFG ACQUISITION COMPANY


                            By: /s/ Robert E. Klatell
                               --------------------------------
                               Name:  Robert E. Klatell
                               Title: Senior Vice President,
                                      Treasurer and Secretary


                             GATES/FA DISTRIBUTING, INC.


                             By: /s/ Philip D. Ellett
                                -------------------------------
                                Name:  Philip D. Ellett
                                Title: President and Chief Executive Officer

                                                                     EXHIBIT 5.6





[Name]
[Address]

Gentlemen:

                 The undersigned, a holder of shares of Common Stock, par value $.01 per share (the "Company Common Stock"), of Gates/FA Distributing, Inc., a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") of the Company with AFG Acquisition Company, a Delaware corporation ("Sub"), shares of Common Stock, par value $1 per share (the "Parent Common Stock"), of Arrow Electronics, Inc., a New York corporation ("Parent"). The undersigned acknowledges that the undersigned may be deemed to be an "affiliate" of the Company for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act") and for purposes of "pooling-of-interests" accounting treatment, although nothing contained herein should be construed as an admission of such fact.

                 If in fact the undersigned were an affiliate of the Company under the Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by it in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of the Parent Common Stock of Rules 144 and 145(d) promulgated under the Act.

                 The undersigned hereby represents to and covenants with Parent that it will not sell, assign or transfer any of the shares of Parent Common Stock received by it in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective Registration Statement under the Act, or (ii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent (the reasonable fees of which counsel will be paid by Parent) or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "Commission"), is not required to be registered under the Act.

                 The undersigned further represents to and covenants with Parent that it has not, within the preceding 30 days, sold, transferred to otherwise disposed of any shares of Company Common Stock held by it and that it will not sell, transfer or otherwise dispose of any shares of Parent Common Stock received by it in the Merger until after such time as results covering at least 30 days of combined operations of Parent and the Company have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations.

                 In the event of a sale or other disposition pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Exhibit A hereto and the opinion of counsel referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any securities disposed of by it but that upon receipt of such letter the transfer agent shall effectuate the transfer of the shares indicated as sold in the letter.

                 The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing the Parent Common Stock received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon the registration of such Parent Common Stock under the Act or the receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent (the reasonable fees of which counsel will be paid by Parent) to the effect that such legends are no longer required for purposes of the Act.

                 The undersigned acknowledges that (i) it has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                               Very truly yours,




                               _____________________________
                               Name:


Date: _________________

                                                                   EXHIBIT A
                                                              To Exhibit 5.6





[Name]
[Address]


Gentlemen:

                 On _______________, I sold ____________ shares of capital
stock ("Capital Stock") of Arrow Electronics, Inc. (the "Company") received by me in connection with the merger of AFG Acquisition Company, a subsidiary of the Company, with and into Gates/FA Distributing, Inc.

                 Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the shares of Capital Stock sold by me were within the prescribed limitations set forth in paragraph
(e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

                 I hereby represent that the above-described shares of Capital Stock were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section (3)(a)(38) of the Securities Exchange Act of 1934, as amended. I further represent that I have not solicited or arranged for the solicitation of orders to buy the above-described shares of Capital Stock, and that I have not made any payment in connection with the offer or sale of such shares to any person other than to the broker who executed the order in respect of such sale.

                                     Very truly yours,

                                                                 EXHIBIT B

                      THE ROBINSON-HUMPHREY COMPANY, INC.

CORPORATE FINANCE                 July 20, 1994         INVESTMENT BANKERS
    DEPARTMENT                                              SINCE 1894

Board of Directors
Gates/FA Distributing, Inc.
39 Pelham Ridge Drive
Greenville, SC 29615

Dear Gentlemen,

       We understand that Arrow Electronics, Inc. ("Arrow"), through its wholly owned subsidiary, AFG Acquisition Company, intends to merge with and thereby acquire Gates/FA Distributing, Inc. (the "Company"), in exchange for Arrow's stock (the "Proposed Transaction"). Each issued and outstanding share of the Company common stock shall be converted into the right to receive the number of shares of Arrow equal to a fraction, the numerator of which is $22.50 and the denominator of which is the average closing price on the New York Stock Exchange of Arrow common stock over the twenty-day trading period ending two trading days before the closing date. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger (the "Agreement") between the Company and Arrow.

       We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered in the Proposed Transaction. The Robinson-Humphrey Company, with 100 years of experience in the securities industry, is well qualified in the area of securities valuation. As a member of The New York Stock Exchange and all other leading securities exchanges and as a full service investment banking and brokerage firm, we are constantly involved in judging the value of securities in connection with debt and equity financing, mergers and acquisitions and private stock valuations. Further, members of our Corporate Finance Department are active in the merger and acquisition field, having advised clients in over 160 transactions since 1985.

       In arriving at our opinion, we reviewed and analyzed: (1) the Agreement,
(2) the Proxy Statement/Prospectus relating to the Proposed Transaction and the Registration Statement of which it is a part, (3) the most recent annual reports, Form 10-Ks, Form 10-Qs, proxy statements and such other publicly available information concerning both the Company and Arrow which we believe to be relevant to our inquiry, (4) financial and operating information with respect to the business, operations and prospects of the Company and Arrow furnished to us by both the Company and Arrow, respectively, (5) a comparison of the historical financial results and present financial condition of both the Company and Arrow with those of other companies which we deemed relevant,
(6) trading histories of the common stock of both the Company and Arrow, and
(7) a comparison of the financial terms of the Proposed Transaction with the terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of both the Company and Arrow concerning their respective business, operations, assets, present condition and future propects and undertook such other studies, analyses and investigations as we deemed appropriate.

       We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to financial forecasts of the Company, we have assumed that they have been reasonably prepared by the Company on bases reflecting the best currently available estimates and judgments of the Company's



                           ATLANTA FINANCIAL CENTER
                3333 PEACHTREE ROAD, NE * ATLANTA, GEORGIA 30326
                                (404) 266-6000

Board of Directors
Gates/FA Distributing, Inc.
July 20, 1994
Page 2

management as to the future financial performance of the Company. With respect to the financial forecasts of Arrow, we have assumed they have been reasonably prepared by independent research analysts with guidance from Arrow's management on bases reflecting the best currently available estimates and judgments as to the future financial performance of Arrow. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of either the Company or Arrow, nor have we made or obtained any evaluations of either of their respective assets or liabilities. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

                 We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past (including acting as lead manager in the Company's secondary stock offering of 2.6 million shares on June 10, 1992) and have received customary fees for such services. In the ordinary course of our business, we have actively traded in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                 Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the consideration in the Proposed Transaction of $22.50 per share in Arrow common stock to be received by holders of the Company's common stock is fair from a financial point of view.

                                Very truly yours,

                                The Robinson-Humphrey Company, Inc.

                                                                 EXHIBIT C


                             STOCK OPTION AGREEMENT

                 STOCK OPTION AGREEMENT (the "Agreement"), dated as of June 24, 1994, by and between Arrow Electronics, Inc., a New York corporation ("Parent"), and Gates/FA Distributing, Inc., a Delaware corporation (the "Company").

                 WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and AFG Acquisition Company, a Delaware corporation ("Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation; and

                 WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that the Company agree, and the Company has so agreed, to grant to Parent an option with respect to certain shares of the Company's common stock on the terms and subject to the conditions set forth herein.

                 NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                 1. Grant of Option. The Company hereby grants Parent an irrevocable option (the "Company Option") to purchase up to 1,257,063 shares (the "Company Shares") of common stock, par value $.01 per share, of the Company (the "Company Common Stock") in the manner set forth below at a price (the "Exercise Price") of $22.50 per Company Share, payable in cash. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

                 2. Exercise of Option. The Company Option may be exercised by Parent, in whole or in part, at any time or from time to time after the occurrence of any of the events described in clauses (i), (ii) and
(iii) of Section 5.9(b) of the Merger Agreement (regardless of whether the Merger Agreement has actually terminated as a result thereof). In the event Parent wishes to exercise the Company Option, Parent shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an




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
Exercise Notice delivered at least two business days prior to the date of the Closing. The Company Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to
Section 7.1 thereof (other than a termination in connection with which Parent is entitled to the payment specified in Section 5.9(b) thereof); or (iii) 180 days following any termination of the Merger Agreement in connection with which Parent is entitled to the payment specified in Section 5.9(b) thereof (or if, at the expiration of such 180 day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than June 24, 1996). Notwithstanding the foregoing, the Company Option may not be exercised if Parent is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement.

                 3. Conditions to Closing. The obligation of the Company to issue the Company Shares to Parent hereunder is subject to the conditions that (i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

                 4. Closing. At any Closing, (a) the Company will deliver to Parent a single certificate in definitive form representing the number of the Company Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 13, and (b) Parent will deliver to the Company the aggregate price for the Company Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check. At any Closing at which Parent is exercising the Company Option in part, Parent shall present and surrender this Agreement to the Company, and the Company shall deliver to Parent an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Company Common Stock purchasable hereunder.

                 5. Representations and Warranties of the Company. The Company represents and warrants to Parent that (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy, (d) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, 1,257,063 unissued Company Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Company Shares to Parent upon the exercise of the Company Option, Parent will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) except as described in
Section 3.1 or 3.4 of the Merger Agreement, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, conflict with, or result in any violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Amended or Restated Certificate of Incorporation, as amended, or Amended and Restated By-laws, as amended, of the Company or (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or
(C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a Material Adverse Effect on the Company and (g) except as described in Section 3.1 or 3.4 of the Merger Agreement and Section 3(i) of this Agreement, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority.

                 6. Representations and Warranties of Parent. Parent represents and warrants to the Company that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy, (d) except as described in Section 4.2 or 4.3 of the Merger Agreement, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, result in any Violation pursuant to, (A) any provision of the Certificate of Incorporation or By-laws of Parent, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, (e) except as described in Section 4.2 or 4.3 of the Merger Agreement and Section 3(i) of this Agreement, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority and (f) any Company Shares acquired upon exercise of the Company Option will not be, and the Company Option is not being, acquired by Parent with a view to the public distribution thereof.

                 7.  Certain Repurchases.

                 (a) Put and Call. At any time during which the Company Option is exercisable pursuant to Section 2 (the "Repurchase Period"), upon demand by Parent, Parent shall have the right to sell to the Company (or any successor entity thereof) and the Company (or such successor entity) shall be obligated to repurchase from Parent (the "Put"), and upon demand by the Company, subject to
Section 7(d) hereof, the Company (or any successor entity thereof) shall have the right to repurchase from Parent and Parent shall be obligated to sell to the Company (or such successor entity) (the "Call") all or any portion of the Company Option, at the price set forth in subparagraph (i) below, or, at any time prior to June 24, 1996, all or any portion of the Company Shares purchased by Parent pursuant thereto with respect to which Parent or any affiliate thereof has beneficial ownership, at a price set forth in subparagraph (ii) below:

                                  (i)  the difference between the
         "Market/Tender Offer Price" for shares of Company Common Stock as of the date (the "Notice Date") notice of exercise of the Put or Call, as the case may be, is given to the other party (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the average of the high and low bid prices of shares of the Company Common Stock on NASDAQ for the ten trading days immediately preceding the Notice Date, or if on any of such ten trading days the Company Common Stock shall not be quoted in the NASDAQ System, the average of the high and low bid prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization (the "Market Price")), and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Parent or the Company is exercising its rights under this Section 7), but only if the Market/Tender Offer Price is greater than the Exercise Price;

                                  (ii)  the Exercise Price paid by Parent for
         the Company Shares acquired pursuant to the Company Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Company Shares so purchased. For purposes of this clause (ii), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

                 (b)  Payment and Redelivery of Company Option or Shares.
In the event Parent or the Company exercises its rights under this Section 7, the Company shall, within ten business days of the Notice Date, pay the required amount to Parent in immediately available funds and Parent shall surrender to the Company the Company Option or the certificates evidencing the Company Shares purchased by Parent pursuant thereto, and Parent shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

                 (c) Limitation on Repurchase Price. Notwithstanding anything to the contrary provided in this Section 7, the maximum amount payable to Parent pursuant to the Put and/or the Call shall not exceed $10,056,504 plus the amount of the aggregate Exercise Price paid by Parent for any shares of Company Common Stock acquired pursuant to the Company Option.

                 (d) Limitation on Call. The Call shall not be exercisable by the Company (or any successor entity thereof) unless the difference between the Market/Tender Offer Price and the Exercise Price as of the Notice Date with respect to such Call is greater than $8.00.

                 8. Voting of Shares. Following the date hereof and prior to the Expiration Date (as defined in Section 9(b)), Parent shall vote any shares of Company Common Stock acquired pursuant to this Agreement ("Restricted Shares") on each matter submitted to a vote of stockholders of the Company for and against such matter in the same proportion as the vote of all other stockholders of the Company are voted (whether by proxy or otherwise) for and against such matter.

                 9.   Restrictions on Certain Actions.

                 (a) Restrictions. Other than pursuant to the Merger Agreement, following the date hereof and prior to the Expiration Date, without the prior written consent of the Company, Parent shall not, nor shall Parent permit its affiliates to, directly or indirectly, alone or in concert or conjunction with any other Person or Group (as defined in Section 9(b)), (i) in any manner acquire, agree to acquire or make any proposal to acquire, any securities of, equity interest in, or any material property of, the Company (other than pursuant to this Agreement or the Merger Agreement), (ii) except at the specific written request of the Company, propose to enter into any merger or business combination involving the Company or to purchase a material portion of the assets of the Company, (iii) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company,
(iv) form, join or in any way participate in a Group with respect to any voting securities of the Company, (v) seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) advise, assist or encourage any other Person in connection with the foregoing or (viii) request the Company (or its directors, officers, employees or agents) to amend or waive any provisions of this Section 9, or take any action which may require the Company to make a public announcement regarding the possibility of a business combination or merger with such party.

The Company shall not adopt any Rights Agreement in any manner which would cause Parent, if Parent has complied with its obligations under this Agreement, to become an "Acquiring Person" under such Rights Agreement solely by reason of the beneficial ownership of the shares purchasable hereunder.

                 (b)  Certain Definitions.  For purposes of this Agreement,
(i) the term "Person" shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act), (ii) the term "Expiration Date" with respect to any obligation or restriction imposed on one party shall mean the earlier to occur of (A) the third anniversary of the date hereof or (B) such time as the other party shall have suffered a Change of Control and (iii) a "Change of Control" with respect to one party shall be deemed to have occurred whenever (A) there shall be consummated (1) any consolidation or merger of such party in which such party is not the continuing or surviving corporation, or pursuant to which shares of such party's common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of such person in which the holders of such party's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of such party, or (B) the stockholders of such party shall approve any plan or proposal for the liquidation or dissolution of such party, or (C) any party, other than such party or a subsidiary thereof or any employee benefit plan sponsored by such party or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of such party in substantially the same proportions as their ownership of stock of such party, shall become the beneficial owner of securities of such party representing 25% or more of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (D) at any time during the period commencing on the date of this Agreement and ending on the Expiration Date, individuals who at the date hereof constituted the Board of Directors of such party shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by such party's stockholders of each new director during the period commencing on the date of this Agreement and ending on the Expiration Date was approved by a vote of at least two-thirds of the directors then still in office who were directors at the date hereof, or (E) any other event shall occur with respect to such party that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

                 10.  Restrictions on Transfer.

                 (a) Restrictions on Transfer. Prior to the Expiration Date, Parent shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by Parent, other than (i) pursuant to
Section 7, or (ii) in accordance with Section 10(b) or 11.

                 (b) Permitted Sales. Following the termination of the Merger Agreement, Parent shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair and in the best interests of the stockholders of the Company, by a majority of the members of the Board of Directors of the Company (which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer).

                 11. Registration Rights. (a) Following the termination of the Merger Agreement, Parent may by written notice (the "Registration Notice") to the Company request the Company to register under the Securities Act all or any part of the Restricted Shares beneficially owned by Parent (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Parent and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any Person (including any Group) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of Common Stock of the Company on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the Fair Market Value of such shares. For purposes of this Section 11, the term "Fair Market Value" shall mean the per share average of the closing sale prices of the Company's Common Stock on the Nasdaq National Market System for the ten trading days immediately preceding the date of the Registration Notice. The Company (and/or any Person designated by the Company) shall thereupon have the option exercisable by written notice delivered to Parent within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value of such shares. Any such purchase of Registrable Securities by the Company hereunder shall take place at a closing to be held at the principal executive offices of the Company or its counsel at any reasonable date and time designated by the Company and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

                 (b) If the Company does not elect to exercise its option to purchase pursuant to Section 11(a) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Parent shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time; (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Company or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement, the provisions of this Section 11 shall again be applicable to any proposed registration; provided, however, that Parent shall not be entitled to request more than two registrations pursuant to this Section
11. The Company shall use its best efforts to cause any Registrable Securities registered pursuant to this Section 11 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

                 (c) The registration rights set forth in this Section 11 are subject to the condition that Parent shall provide the Company with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

                 (d) If the Company's securities of the same type as the Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, Nasdaq National Market System, or any other securities exchange or automated quotations system, the Company, upon the request of Parent, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

                 (e) A registration effected under this Section 11 shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent, and the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

                 12. Adjustment Upon Changes in Capitalization. (a) In the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in
Section 1, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Company Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Common Stock if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

                 (b) In the event that the Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than Parent or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its Subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Parent shall receive for each Company Share with respect to which the Company Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

                 13. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall include a legend in substantially the following form:

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JUNE 24, 1994, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

                 14.  Binding Effect; No Assignment.  This Agreement shall
be binding upon and inure to the benefit of the parties hereto and their
respective successors and permitted assigns.   Except as expressly provided for
in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Parent in compliance with the provisions of Section 11 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until Parent shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Parent. Certificates representing shares sold in a registered public offering pursuant to Section 11 shall not be required to bear the legend set forth in Section 13.

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                 15.  Specific Performance.  The parties recognize and
agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

                 16. Entire Agreement. This Agreement and the Merger Agreement (including the Disclosure Memorandum relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                 17. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                 18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

                 19. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

                          (a)     if to Parent, to:

                                  Arrow Electronics, Inc.
                                  25 Hub Drive
                                  Melville, New York 11747
                                  Attention:  Robert E. Klatell
                                  Telecopy:   (516) 391-1683
                                  Telephone:  (516) 391-1830

                          with a copy to:

                                  Winthrop, Stimson, Putnam & Roberts
                                  One Battery Park Plaza
                                  New York, New York 10004
                                  Attention:  Howard S. Kelberg, Esq.
                                  Telecopy:   (212) 858-1500
                                  Telephone:  (212) 858-1000

                          and

                          (b)     if to the Company, to:

                                  Gates/FA Distributing, Inc.
                                  39 Pelham Ridge Drive
                                  Greenville, South Carolina 29615
                                  Attention:  Philip D. Ellett
                                  Telecopy:   (803) 627-2180
                                  Telephone:  (803) 234-0736

                                with a copy to:

                                  Alston & Bird
                                  One Atlantic Center
                                  1201 West Peachtree Street
                                  Atlanta, Georgia 30309-3424
                                  Attention:  Bryan E. Davis, Esq.
                                  Telecopy:   404-881-7777
                                  Telephone:  404-881-7000

                 20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

                 21. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                 22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                 23. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                 24. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                             ARROW ELECTRONICS, INC.


                                             By: /s/ Robert E. Klatell
                                                ------------------------------
                                                 Name:   Robert E. Klatell
                                                 Title:  Senior Vice President
                                                         and Chief Financial
                                                         Officer


                                             GATES/FA DISTRIBUTING, INC.


                                             By: /s/ Philip D. Ellett
                                                ------------------------------
                                                 Name:   Philip D. Ellett
                                                 Title:  President and Chief
                                                         Executive Officer

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 9 of the Registrant's Restated Certificate of Incorporation permits the indemnification of officers and directors under certain circumstances to the full extent that such indemnification may be permitted by law.

     Such rights of indemnification are in addition to, and not in limitation of, any rights to indemnification to which any officer or director of the Registrant is entitled under the Business Corporation Law of the State of New York (Sections 721 through 726) which provides for indemnification by a corporation of its officers and directors under certain circumstances as stated in the Business Corporation Law and subject to specified limitations set forth in the Business Corporation Law.

     The Registrant also maintains directors' and officers' liability insurance coverage which insures directors and officers of the Registrant against certain losses arising from claims made, and for which the Registrant has not provided reimbursement, by reason of their being directors and officers of the Registrant or its subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) See Exhibit Index.

     (b) See the financial statement schedules included in the Annual Reports on Form 10-K incorporated by reference in the Proxy Statement/Prospectus included in this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification (other than insurance pursuant to Item 20 above) for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NUMBER 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MELVILLE, STATE OF NEW YORK, ON THIS 20TH DAY OF JULY, 1994.


                                          ARROW ELECTRONICS, INC.


                                          By:    /s/  ROBERT E. KLATELL
                                             --------------------------

                                                      ROBERT E. KLATELL
                                                  Senior Vice President and
                                                   Chief Financial Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NUMBER 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------    -----------------------    ---------------------
PRINCIPAL EXECUTIVE OFFICER:

     *STEPHEN P.  KAUFMAN                          Chairman and Chief           July 20, 1994
- ----------------------------------------           Executive Officer
      STEPHEN P. KAUFMAN

PRINCIPAL FINANCIAL OFFICER:

     /s/  ROBERT E. KLATELL                        Senior Vice President        July 20, 1994
- ----------------------------------------           and Chief Financial
          ROBERT E. KLATELL                        Officer

PRINCIPAL ACCOUNTING OFFICER:

          *PAUL J.  REILLY                         Controller                   July 20, 1994
- ----------------------------------------
           PAUL J. REILLY

DIRECTORS:

           *DANIEL W.  DUVAL                       Director                     July 20, 1994
- ----------------------------------------
            DANIEL W. DUVAL

- ----------------------------------------
            CARLO GIERSCH

            *J. SPENCER GOULD                      Director                     July 20, 1994
- ----------------------------------------
             J. SPENCER GOULD

           *STEPHEN P. KAUFMAN                     Director                     July 20, 1994
- ----------------------------------------
            STEPHEN P. KAUFMAN

           *LAWRENCE R. KEM                        Director                     July 20, 1994
- ----------------------------------------
            LAWRENCE R. KEM

                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------    -----------------------    ---------------------
         /s/  ROBERT E. KLATELL                         Director                    July 20, 1994
- -----------------------------------------
              ROBERT E. KLATELL

             *STEVEN W. MENEFEE                         Director                    July 20, 1994
- -----------------------------------------
              STEVEN W. MENEFEE

              *KAREN GORDON MILLS                       Director                    July 20, 1994
- -----------------------------------------
               KAREN GORDON MILLS

                  *ANNE POL                             Director                    July 20, 1994
- -----------------------------------------
                   ANNE POL

           *RICHARD S. ROSENBLOOM                       Director                    July 20, 1994
- -----------------------------------------
            RICHARD S. ROSENBLOOM

               *JOHN C. WADDELL                         Director                    July 20, 1994
- -----------------------------------------
                JOHN C. WADDELL

         *By /s/  ROBERT E. KLATELL
             ----------------------------
             ROBERT E. KLATELL
             ATTORNEY-IN-FACT

                                    FORM S-4
                            ARROW ELECTRONICS, INC.
                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                      DESCRIPTION                                    PAGE
- ------      ----------------------------------------------------------------------------   -----
 2      --  Agreement and Plan of Merger dated as of June 24, 1994 by and among the
            Registrant, AFG Acquisition Company and Gates/FA Distributing, Inc.
            (attached as Exhibit A to the Proxy Statement/Prospectus included in this
            Registration Statement).....................................................
 3(1)   --  Amended and Restated Certificate of Incorporation of the Registrant
            (incorporated by reference to Exhibit 4(1) to Registrant's Registration
            Statement on Form S-3, Registration No. 33-67890)...........................
 3(2)   --  Certificate of Amendment of the Amended and Restated Certificate of
            Incorporation of the Registrant dated as of August 24, 1993 (incorporated by reference to Exhibit 4(2) to Registrant's Registration Statement on Form
            S-3, Registration No. 33-67890).............................................
 3(3)   --  By-laws of the Registrant (incorporated by reference to Exhibit 3(b) to
            Registrant's Annual Report on Form 10-K for the year ended December 31,
            1986, File No. 1-4482)......................................................
 4(1)   --  Amended and Restated Credit Agreement dated as of January 28, 1994 among the
            Registrant, Bankers Trust Company, Chemical Bank and the other banks and financial institutions from time to time parties thereto (incorporated by reference to Exhibit 10(e) to Registrant's Annual Report on Form 10-K for
            the year ended December 31, 1993, File No. 1-4482)..........................
 4(2)   --  Indenture, including Debenture, dated as of November 25, 1992, between the
            Registrant and the Bank of Montreal Trust Company, as Trustee with respect to the Registrant's 5 3/4% Convertible Subordinated Debentures due 2002
            (incorporated by reference to Exhibit 4(a) to Registrant's Annual Report on
            Form 10-K for the year ended December 31, 1992, File No. 1-4482)............
 4(3)   --  Senior Note Purchase Agreement dated as of December 29, 1992 between the
            Registrant and each of the Purchasers listed on Annex A thereto
            (incorporated by reference to Exhibit 10(d) to Registrant's Annual Report on
            Form 10-K for the year ended December 31, 1992, File No. 1-4482)............
 4(4)   --  Rights Agreement dated as of March 2, 1988 between the Registrant and
            Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights
            Agent, which includes as Exhibit A a Certificate of Amendment of the
            Restated Certificate of Incorporation for the Registrant for the
            Participating Preferred Stock, as Exhibit B a letter to shareholders describing the Rights and a summary of the provisions of the Rights
            Agreement and as Exhibit C the forms of Rights Certificate and Election to
            Exercise (incorporated by reference to Exhibit 1 to Registrant's Current
            Report on Form 8-K dated March 3, 1988, File No. 1-4482)....................
 4(5)   --  First Amendment, dated June 30, 1989, to the Rights Agreement in 4(4) above
            (incorporated by reference to Exhibit 4(b) to Registrant's Current Report on
            Form 8-K dated June 30, 1989, File No. 1-4482)..............................
 4(6)   --  Second Amendment, dated June 8, 1991, to the Rights Agreement in 4(4) above
            (incorporated by reference to Exhibit 4(i)(iii) to Registrant's Annual
            Report on Form 10-K for the year ended December 31, 1991, File No.
            1-4482).....................................................................

- ---------------
* Previously filed.

EXHIBIT
NUMBER                                      DESCRIPTION                                    PAGE
- ------      ----------------------------------------------------------------------------   -----
 4(7)   --  Third Amendment, dated July 19, 1991, to the Rights Agreement in 4(4) above
            (incorporated by reference to Exhibit 4(i)(iv) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1991, File No. 1-4482).........
 4(8)   --  Fourth Amendment, dated August 26, 1991, to the Rights Agreement in 4(4)
            above (incorporated by reference to Exhibit 4(i)(v) to Registrant's
            Annual Report on Form 10-K for the year ended December 31, 1991,
            File No. 1-4482). ..........................................................
 5      --  Opinion of Winthrop, Stimson, Putnam & Roberts dated July 19, 1994, containing the consent of such counsel. ....................................
 8(1)   --  Opinion of Winthrop, Stimson, Putnam & Roberts dated July 19, 1994, containing the consent of such counsel. ....................................
 8(2)   --  Opinion of Alston & Bird dated July 19, 1994, containing the consent of such counsel. ..............................................................
21      --  Subsidiaries of the Registrant (incorporated by reference to Exhibit 22 to
            Registrant's Annual Report on Form 10-K for the year ended December 31,
            1993, File No. 1-4482). ....................................................
23(1)   --  Consent of Ernst & Young.*..................................................
23(2)   --  Consent of KPMG Peat Marwick.*..............................................
23(3)   --  Consent of Winthrop, Stimson, Putnam & Roberts (see Exhibit 5 and Exhibit
            8(1) above). ...............................................................
23(4)   --  Consent of Alston & Bird (see Exhibit 8(2) above). .........................
23(5)   --  Consent of The Robinson-Humphrey Company, Inc. .............................
24      --  Power of Attorney.*.........................................................
99(1)   --  Stock Option Agreement dated as of June 24, 1994 between the Registrant and Gates/FA Distributing, Inc. (attached as Exhibit C to the Proxy
            Statement/Prospectus included in this Registration Statement). .............
99(2)   --  Irrevocable Proxies dated June 24, 1994, granted by Cheyenne Software, Inc.
            and Dennis Gates to the Registrant.*........................................
99(3)   --  Form of Proxy for the Special Meeting of Stockholders of Gates/FA
            Distributing, Inc. .........................................................


- ---------------

* Previously filed.